Form 10KSB, Exhibit 13
period 1998-12-31
BOC FINANCIAL CORP
filed 1999-03-29
CIK 1050893

BOC FINANCIAL CORP.

                               1998 ANNUAL REPORT

BOC FINANCIAL CORP. AND SUBSIDIARY
--------------------------------------------------------------------------------

TABLE OF CONTENTS


                                                                                         Page No.

Report to Shareholders................................................................      1

Selected Financial and Other Data.....................................................      2

Management's Discussion and Analysis..................................................      3

Independent Auditors' Report..........................................................     11

Consolidated Financial Statements

   Consolidated Statements of Financial Condition.....................................     12

   Consolidated Statements of Operations..............................................     13

   Consolidated Statements of Stockholders' Equity....................................     14

   Consolidated Statements of Cash Flows..............................................     15

   Notes to Consolidated Financial Statements.........................................     17

Corporate Information.................................................................     36







THIS ANNUAL REPORT TO STOCKHOLDERS CONTAINS CERTAIN FORWARD-LOOKING STATEMENTS CONSISTING OF ESTIMATES WITH RESPECT TO THE FINANCIAL CONDITION, RESULTS OF OPERATIONS AND OTHER BUSINESS OF BOC FINANCIAL CORP. AND ITS WHOLLY-OWNED SUBSIDIARY THAT ARE SUBJECT TO VARIOUS FACTORS WHICH COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE ESTIMATES. FACTORS WHICH COULD INFLUENCE THE ESTIMATES INCLUDE CHANGES IN NATIONAL, REGIONAL AND LOCAL MARKET CONDITIONS, LEGISLATIVE AND REGULATORY CONDITIONS, AND THE INTEREST RATE ENVIRONMENT.

                             REPORT TO SHAREHOLDERS

Dear Shareholder:

We are pleased to present to you this first annual report of BOC Financial Corp. Your Company commenced operations on April 28, 1998 with the closing of the sale of 925,741 shares of common stock, generating net capital of $8.8 million. Bank of the Carolinas (the "Bank"), which most of you have known for many years as Landis Savings Bank, SSB, converted from a state chartered mutual savings bank to a state chartered stock commercial bank on that date, and became a wholly-owned subsidiary of BOC Financial Corp. Since April 28, 1998, we have worked long and hard to provide additional banking products to our customers, while maintaining the high standard of friendly and personal service that has been our custom.

We are especially proud of two new agreements completed in 1998 to allow the Bank to offer additional services. First, Bank of the Carolinas, Walnut Street Securities, Inc. ("WSS") of St. Louis, Missouri, and Reid Bradshaw & Associates, Inc. of China Grove, North Carolina, have formed an alliance that will expand the Bank's financial services available to our customers and our community. This expansion will allow the Bank to offer more than 300 mutual funds, more than 40 variable insurance products, plus homeowners' insurance and automobile insurance products. This agreement established a WSS branch in the offices of Bank of the Carolinas. In addition, Bank of the Carolinas began marketing its own credit cards, both MasterCard and Visa, during the year. We fully expect the Bank's credit card business to further the marketability of the Bank's name.

We expect 1999 to be an equal or better year than 1998 as the Bank grows and continues to expand its services. The Board of Directors, the management, and the staff thank you for your support and express our appreciation to both our shareholders and our customers for their loyalty.

Sincerely,



Stephen R. Talbert
President and Chief Executive Officer


BOC FINANCIAL CORP. AND SUBSIDIARY
SELECTED FINANCIAL AND OTHER DATA
--------------------------------------------------------------------------------------------------------------------

                                                                   At or for the year ended December 31,
                                                                      1998        1997       1996
                                                                    -------     -------    -------
                                                                         (Dollars in thousands)
Financial condition data:
 Total assets                                                      $   31,585  $  24,597  $  22,661
  Investments (1)                                                      12,637      4,881      3,026
  Loans receivable                                                     18,133     18,826     18,917
  Deposits                                                             19,382     19,978     18,322
  Stockholders' equity                                                 11,977
Operating data:
  Interest income                                                       2,112      1,761      1,610
  Interest expense                                                      1,006        986        841
                                                                   ----------  ---------  ---------
     Net interest income                                                1,106        775        769
  Provision for loan losses                                                 -         22          6
                                                                   ----------  ---------  ---------
     Net interest income after provision for
        loan losses                                                     1,106        753        763
  Noninterest income                                                        5          5          8
  Noninterest expense (2)                                                 629        608(2)     609
                                                                   ----------     ------- ---------
     Income before income taxes                                           482        150        162
  Income tax expense                                                      173         43         50
                                                                   ----------  ---------  ---------
     Net income                                                    $      309  $     107  $     112
                                                                   ==========  =========  =========

Per Common Share Data:
  Net income, basic (3), (4)                                       $     0.28  $       -  $       -
  Net income, diluted (3), (4)                                           0.28          -          -
  Regular cash dividends (3)                                             0.10          -          -
  Dividend payment ratio                                               35.31%          -          -

Selected Other Data:
  Number of:
     Outstanding loans                                                    463        515        507
     Deposit accounts                                                   1,318      1,464      1,479
     Full-service offices open                                              1          1          1
     Return on average assets                                           1.02%      0.45%      0.52%
     Return on average equity                                           3.09%      2.44%      2.64%
     Average equity to average assets                                  32.91%     18.48%     19.86%
     Interest rate spread                                               2.15%      2.49%      2.84%
     Net yield on average interest-earning assets                       3.75%      3.35%      3.71%
     Average interest-earning assets to average interest-
        bearing liabilities                                           146.62%    120.00%    121.53%
     Ratio of noninterest expense to average total assets               2.07%      2.56%      2.85%
     Nonperforming assets to total assets                                  -%      0.03%      0.02%
     Loan loss reserves to nonperforming loans at
        period end                                                         -%    382.31%     160.0%



(1) Includes interest-bearing deposits, federal funds sold, FHLB stock and investment securities.

(2) Includes a special assessment of $101,000 for the year ended December 31, 1996 which was paid to recapitalize the Savings Association Insurance Fund.

(3) On April 28, 1998, Landis Savings Bank, SSB converted from a state-chartered mutual savings bank to a state-chartered stock commercial bank and became a wholly-owned subsidiary of BOC Financial Corp.

(4) Earnings per share is based on earnings from April 28, 1998 to December 31, 1998 divided by the weighted average number of shares outstanding during that period.

                       BOC FINANCIAL CORP. AND SUBSIDIARY
                      MANAGEMENT'S DISCUSSION AND ANALYSIS
--------------------------------------------------------------------------------

Management's discussion and analysis is intended to assist readers in the understanding and evaluation of the financial condition and results of operations of BOC Financial Corp. and Subsidiary. It should be read in conjunction with the audited consolidated financial statements and accompanying notes included in this report and the supplemental financial data appearing throughout this discussion and analysis.

                             DESCRIPTION OF BUSINESS

BOC Financial Corp. ("BOC" or "Parent") was incorporated under the laws of the State of North Carolina for the purpose of becoming the bank holding company of Bank of the Carolinas (the "Bank") in connection with the conversion of Landis Savings Bank, SSB from a state-chartered mutual savings bank to a state-chartered stock commercial bank (the "Conversion"), pursuant to its Plan of Conversion. BOC was organized to acquire all of the common stock of the Bank upon its conversion to stock form. A subscription and community offering (the "Offering") of BOC's common stock closed on April 28, 1998, at which time BOC acquired all of the outstanding common stock of the Bank and commenced operations. BOC and the Bank are collectively referred to herein as the "Company."

In accordance with the Plan of Conversion, BOC issued common stock with a value of $9.3 million in the Offering and received proceeds of $8.8 million, net of Conversion costs. From the net proceeds, BOC paid $5.0 million to the Bank in exchange for the common stock of the Bank issued in the conversion, and retained the balance of the net conversion proceeds. The transaction was recorded as an "as-if" pooling with assets and liabilities recorded at historical cost.

The Company operates for the primary purpose of serving the banking and mortgage needs of its customers in its market area, while developing a personal, home-town association with its customers. The Company offers a wide range of banking and mortgage services, including all types of savings accounts and certificates of deposit, IRA's, money market deposit accounts, checking accounts, and NOW accounts; mortgage and consumer loans and, credit cards; and other associated services. Specifically, the Company makes mortgage loans collateralized by residential real estate, home equity loans which predominately are second mortgage loans collateralized by the equity in a home, consumer loans, which are collateralized by consumer products, such as automobiles, commercial real estate loans, and other loans. The Company's primary sources of revenue are interest income from its real estate lending activities, primarily consisting of making first mortgage loans for the purchase and refinancing of residential real property located in North Carolina, and interest income from its consumer lending activities, primarily consisting of home equity loans, and, to a lesser extent, from mortgage-backed securities. The Company also earns revenues from interest on other loans, interest and dividend income from investments, and fees from lending and deposit activities. The major expenses of the Company are interest on deposits and borrowings and general and administrative expenses such as salaries, employee benefits, federal deposit insurance premiums, and office occupancy and related expenses. The Company recently entered into an agreement with Walnut Street Securities whereas an agent of the brokerage firm is present on a regularly scheduled basis in the home office of Bank of the Carolinas to provide annuity and other investment products to the Company's customers.

                       BOC FINANCIAL CORP. AND SUBSIDIARY
                      MANAGEMENT'S DISCUSSION AND ANALYSIS
--------------------------------------------------------------------------------



                ASSET/LIABILITY AND INTEREST RATE RISK MANAGEMENT

The Company's asset/liability management, or interest rate risk management, program is focused primarily on evaluating and managing the composition of its assets and liabilities in view of various interest rate scenarios. Factors beyond the Company's control, such as market interest rates and competition, may also have an impact on the Company's interest income and interest expense.

In the absence of other factors, the yield or return associated with the Company's earning assets generally will increase from existing levels when interest rates rise over an extended period of time, and, conversely, interest income will decrease when interest rates decrease. In general, interest expense will increase when interest rates rise over an extended period of time, and, conversely, interest expense will decrease when interest rates decrease.

INTEREST RATE GAP ANALYSIS. As a part of its interest rate risk management policy, the Company calculates an interest rate "gap." Interest rate "gap" analysis is a common, though imperfect, measure of interest rate risk, which measures the relative dollar amounts of interest-earning assets and interest-bearing liabilities which reprice within a specific time period, either through maturity or rate adjustment. The "gap" is the difference between the amounts of such assets and liabilities that are subject to repricing. A "negative" gap for a given period means that the amount of interest-bearing liabilities maturing or otherwise repricing within that period exceeds the amount of interest-earning assets maturing or otherwise repricing within the same period. Accordingly, in a declining interest rate environment, an institution with a negative gap would generally be expected, absent the effects of other factors, to experience a lower decrease in the yield of its assets relative to the cost of its liabilities and its income should be positively affected. Conversely, the cost of funds for an institution with a negative gap would generally be expected to increase more quickly than the yield on its assets in a rising interest rate environment, and such institution's net interest income generally would be expected to be adversely affected by rising interest rates. Changes in interest rates generally have the opposite effect on an institution with a "positive gap."

The Company's one-year interest sensitivity gap as a percentage of total interest-earning assets at December 31, 1998 was 4.82%. At December 31, 1998, the Company's three-year and five-year cumulative interest sensitivity gaps as a percentage of total interest-earning assets were a negative 1.53% and a positive 1.82%, respectively.

The following table sets forth the amounts of interest-earning assets and interest-bearing liabilities outstanding at December 31, 1998 which are projected to reprice or mature in each of the future time periods shown. Except as stated below, the amounts of assets and liabilities shown which reprice or mature within a particular period were determined in accordance with the contractual terms of the assets or liabilities. Loans with adjustable rates are shown as being due at the end of the next upcoming adjustment period. Passbook accounts and money market deposit accounts are assumed to be subject to immediate repricing and depositor availability and have been placed in the shortest period. In making the gap computations, none of the assumptions sometimes made regarding prepayment rates and deposit decay rates have been used for any other interest-earning assets or interest-bearing liabilities. In addition, the table does not reflect scheduled principal payments which will be received throughout the lives of the loans. The interest rate sensitivity of the Company's assets and liabilities illustrated in the following table would vary substantially if different assumptions were used or if actual experience differs from that indicated by such assumptions.

                       BOC FINANCIAL CORP. AND SUBSIDIARY
                      MANAGEMENT'S DISCUSSION AND ANALYSIS
--------------------------------------------------------------------------------

         ASSET/LIABILITY AND INTEREST RATE RISK MANAGEMENT (CONTINUED)



                                                          Terms to Repricing at December 31, 1998
                                          -----------------------------------------------------------------------
                                                        More Than     More Than
                                            1 Year      1 Year to     3 Years to      More Than
                                            or Less      3 Years      5 Years          5 Years         Total
                                           ---------   ----------   -------------    -------------  -------------
                                                                     (Dollars in thousands)

INTEREST-EARNING ASSETS:
  Loans receivable:
    Real estate loans:
      1-4 Family residential
       Fixed                                  $   16       $   77      $    859     $   9,604    $     10,556
       Adjustable                              6,303          185             -             -           6,488
      Other
       Other real estate loans - adjustable      493            -             -             -             493
       Other real estate loans - fixed             1           34           157           316             508
  Other loans                                     82           21            15             -             118
  Interest-earning balances in other banks     7,425            -             -             -           7,425
  Federal funds sold                           1,285            -             -             -           1,285
  Investments                                  1,756        1,234             -           750           3,740
  FHLB common stock(1)                             -            -             -           187             187
                                           ---------   ----------      ---------    ---------      ----------
            Total interest-earning assets  $  17,361   $    1,551      $   1,031    $  10,857      $   30,800
                                           =========   ==========      =========    =========      ==========

INTEREST-BEARING LIABILITIES:
  Savings deposits:
    Regular passbook                       $   3,452   $        -      $      -    $       -       $    3,452
    Money market                               5,827            -             -            -            5,827
    Certificate accounts                       6,597        3,506             -            -           10,103
                                           ---------   ----------     ---------    ---------       ----------
      Total interest-bearing liabilities   $  15,876   $    3,506     $       -    $       -       $   19,382
                                           =========   ==========     =========    =========       ==========

INTEREST SENSITIVITY GAP PER PERIOD        $   1,485   $   (1,955)    $   1,031    $  10,857       $   11,418

CUMULATIVE INTEREST SENSITIVITY GAP        $   1,485   $     (470)    $     561    $  11,418       $   11,418

CUMULATIVE GAP AS A PERCENTAGE OF TOTAL
  INTEREST-EARNING ASSETS                       4.82%      (1.53)%         1.82%       37.07%          37.07%

CUMULATIVE INTEREST-EARNING
  ASSETS AS A PERCENTAGE OF
  INTEREST-BEARING LIABILITIES                 109.35%      97.58%       102.89%      158.91%         158.91%




(1) Nonmarketable equity security; substantially all required to be maintained and assumed to mature in periods greater than 5 years.

In addition to the traditional gap analysis, the Company also uses a computer based interest rate risk simulation model. This comprehensive model includes rate sensitivity gap analysis, rate shock net interest margin analysis, and asset/liability term and rate analysis. The Company uses this model to monitor interest rate risk on a quarterly basis and to detect trends that may affect overall interest income. As a result, this analysis more accurately predicts the risk to net interest income over the upcoming twelve month period. The Company has a policy establishing the maximum allowable risk to net interest income caused by changes in interest rates. The modeling results indicate that the Company is within the established parameters of the interest rate risk policy.

                       BOC FINANCIAL CORP. AND SUBSIDIARY
                      MANAGEMENT'S DISCUSSION AND ANALYSIS
--------------------------------------------------------------------------------

                               NET INTEREST INCOME

Net interest income represents the difference between income derived from interest-earning assets and interest expense incurred on interest-bearing liabilities. Net interest income is affected by both (i) the difference between the rates of interest earned on interest-earning assets and the rates paid on interest-bearing liabilities ("interest rate spread") and (ii) the relative amounts of interest-earning assets and interest-bearing liabilities ("net earning balance"). The following table sets forth information relating to average balances of the Company's assets and liabilities for the years ended December 31, 1998 and 1997. For the periods indicated, the table reflects the average yield on interest-earning assets and the average cost of interest-bearing liabilities (derived by dividing income or expense by the monthly average balance of interest-earning assets or interest-bearing liabilities, respectively) as well as the net yield on interest-earning assets (which reflects the impact of the net earning balance). Nonaccruing loans were included in the computation of average balances.



                                     Year Ended December 31, 1998      Year Ended December 31, 1997
                                    -------------------------------   -------------------------------
                                     Average                 Average     Average              Average
                                     Balance    Interest      Rate       Balance   Interest     Rate
                                    --------    --------     -------     -------   --------   -------
                                                         (Dollars in thousands)

Interest-earning assets:
  Interest-earning balances         $  7,812   $    433       5.54%   $  1,474   $     78      5.29%
  Investments                          3,575        209       5.85%      2,919        182      6.23%
  Loans                               18,133      1,470       8.11%     18,767      1,501      8.00%
                                    --------   --------     -------   --------   --------    -------
      Total interest-earning assets   29,520      2,112       7.15%     23,160      1,761      7.60%

Other assets                             838                               610
                                    --------                          --------

      Total assets                  $ 30,358                          $ 23,770
                                    ========                          ========

Interest-bearing liabilities:
  Deposits                          $ 20,133      1,006       5.00%   $ 19,300        986      5.11%
                                               --------     -------              --------    -------

Other liabilities                        235                                77
Stockholders' equity                   9,990                             4,393
                                    --------                          --------

    Total liabilities and
      stockholders' equity          $ 30,358                           $23,770
                                    ========                           =======

Net interest income and
    interest rate spread                         $  1,106      2.15%                $   775      2.49%
                                                 ========   =========             =========    ========


Net yield on average interest-
    earning assets                                             3.75%                             3.35%
                                                           ==========                          ========


Ratio of average interest-earning assets to
 average interest-bearing liabilities          146.62%                           120.00%
                                         =============                    ==============

                       BOC FINANCIAL CORP. AND SUBSIDIARY
                      MANAGEMENT'S DISCUSSION AND ANALYSIS
--------------------------------------------------------------------------------

                              RATE/VOLUME ANALYSIS

The following table analyzes the dollar amount of changes in interest income and interest expense for major components of interest-earning assets and interest-bearing liabilities. The table distinguishes between (i) changes attributable to volume (changes in volume multiplied by the prior period's rate), (ii) changes attributable to rate (changes in rate multiplied by the prior period's volume), and (iii) net change (the sum of the previous columns). The change attributable to both rate and volume (changes in rate multiplied by changes in volume) has been allocated equally to both the changes attributable to volume and the changes attributable to rate.

                                                     Year Ended December 31, 1998 vs. 1997
                                                    -----------------------------------------
                                                           Increase (Decrease) Due To
                                                    -----------------------------------------
                                                     Volume          Rate            Total
                                                    -------         ------          -------
                                                            (Dollars in thousands)

        Interest income:
          Interest-earning balances               $        12    $        343    $        355
          Investments                                     (13)             40              27
          Loans                                            20             (51)            (31)
                                                  -----------    ------------    ------------

                 Total interest income                     19             332             351

        Interest expense:
          Deposits                                        (21)             42              21
                                                  -----------    ------------    ------------

        Net interest income                       $        40    $        290    $        330
                                                  ===========    ============    ============



         COMPARISON OF FINANCIAL CONDITION AT DECEMBER 31, 1998 AND 1997

Total assets increased by $7.0 million during the year ended December 31, 1998, from $24.6 million at December 31, 1997 to $31.6 million at year-end. The growth in assets was attributable to the sale, on April 28, 1998, of 925,741 shares of the Company's common stock, generating net cash proceeds of $8.8 million. Of this amount, $1.0 million was used to fund a loan to the Bank's Employee Stock Ownership Plan ("ESOP") for the purchase of common shares, while approximately $596,000 was used to fund a net reduction in customer deposits from $20.0 million at December 31, 1997 to $19.4 million at December 31, 1998. The reduction in deposits resulted from the conversion of customer deposit accounts which were used to purchase shares of the Company's common stock. The remaining net proceeds, combined with a decrease in federal funds sold of $465,000 and a decrease in loans of $693,000, were used to fund increases of $7.4 million and $831,000, respectively, in interest-earning cash balances and investment securities available for sale.

                       BOC FINANCIAL CORP. AND SUBSIDIARY
                      MANAGEMENT'S DISCUSSION AND ANALYSIS
--------------------------------------------------------------------------------


COMPARISON OF RESULTS OF OPERATIONS FOR THE YEARS ENDED DECEMBER 31, 1998 AND
1997


Net income for 1998 was $309,000 as compared with net income of $107,000 for 1997, an increase of $202,000. The increase in net income was principally attributable to an increase of $330,000 in net interest income as a result of the infusion of capital and increased interest-earning liquid assets arising from the sale of the Company's common stock in April of 1998. In addition, because of the unexpected death of a director in 1997, the Company provided $72,000 of additional costs during 1997 to recognize the full value of benefits to be paid to that director's surviving spouse under the Company's directors' retirement plan. The Company also made a provision for loan losses of $22,000 during 1997, while no addition to the allowance for loan losses was considered to be necessary for the year ended December 31, 1998. During 1998 the Company incurred additional personnel costs of $24,000 relating to the ESOP, and other expenses increased by $53,000, principally as a result of additional operating costs arising because of the conversion to a publicly-owned entity. Income taxes increased from $43,000 in 1997 to $173,000 in 1998, both as a result of the higher level of income before income taxes in 1998, and because of the higher federal rate brackets applicable to the higher income level.

                                  ASSET QUALITY

Non-performing assets include non-accrual loans, accruing loans contractually past due 90 days or more, restructured loans, other real estate and other real estate under contract for sale. Loans are placed on non-accrual when management has concerns relating to the ability to collect the loan principal and interest, and generally when such loans are 90 days or more past due. While non-performing assets represent potential losses to the Company, management does not anticipate any aggregate material losses since most loans are believed to be adequately secured. Management believes the allowance for loan losses is sufficient to absorb known risks in the portfolio. No assurance can be given that economic conditions will not adversely affect borrowers and result in increased losses. The following table summarizes non-performing assets by type at the dates indicated. Other than the amounts listed, there were no other loans that (i) represent or result from trends or uncertainties which management reasonably expects will materially impact future operating results, liquidity or capital resources or (ii) represent material credits about which management has information that causes them to have serious doubts as to the ability of such borrowers to comply with the loan repayment terms.

                        SCHEDULE OF NON-PERFORMING ASSETS

                                                              At December 31,
                                                              ----------------
                                                              1998        1997
                                                              ------     -----
                                                                (Thousands)

Non-accrual loans                                         $       -  $       -
Loans past due 90 days or more and still accruing                 -          8
Other real estate                                                 -          -
Renegotiated troubled debt                                        -          -
                                                          ---------  ---------

               Total non-performing assets                $       -  $       8
                                                          =========  =========

                       BOC FINANCIAL CORP. AND SUBSIDIARY
                      MANAGEMENT'S DISCUSSION AND ANALYSIS
--------------------------------------------------------------------------------

                         LIQUIDITY AND CAPITAL RESOURCES

During 1998, BOC Financial Corp. paid cash dividends of $0.10 per share. Although BOC Financial Corp. anticipates that it will continue to declare cash dividends on a regular basis, the Board of Directors will review its policy on the payment of dividends on an ongoing basis, and such payment will be subject to future earnings, cash flows, capital needs, and regulatory restrictions.

Maintaining adequate liquidity while managing interest rate risk is the primary goal of the Company's asset and liability management strategy. Liquidity is the ability to fund the needs of the Bank's borrowers and depositors, pay operating expenses, and meet regulatory liquidity requirements. Maturing investments, loan and mortgage-backed security principal repayments, deposits and income from operations are the main sources of liquidity. The Bank's primary uses of liquidity are to fund loans and to make investments. As of December 31, 1998, liquid assets (cash, interest-earning deposits, federal funds sold, and marketable investment securities) were approximately $12.9 million, which represents 66.4% of deposits.

At December 31, 1998, outstanding loan commitments were $526,000, and the undisbursed portion of construction loans was $180,000. Funding for these commitments is expected to be provided from deposits, loan principal repayments, maturing investments and income generated from operations.

Under federal capital regulations, BOC and the Bank must satisfy certain minimum leverage ratio requirements and risk-based capital requirements. Failure to meet such requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. At December 31, 1998 and 1997, BOC and the Bank exceeded all such requirements.

A significant source of BOC's funds are interest income and dividends received from the Bank. These funds should be adequate to cover BOC's needs.

                        ACCOUNTING AND REGULATORY MATTERS

Management is not aware of any known trends, events, uncertainties or current recommendations by regulatory authorities that will have, or that are reasonably likely to have, a material effect on the Company's liquidity, capital resources, or other operations.

                       BOC FINANCIAL CORP. AND SUBSIDIARY
                      MANAGEMENT'S DISCUSSION AND ANALYSIS
--------------------------------------------------------------------------------

                     IMPACT OF INFLATION AND CHANGING PRICES

The financial statements and notes thereto presented herein have been prepared in accordance with generally accepted accounting principles, which require the measurement of financial position and operating results in terms of historical dollars without considering the change in the relative purchasing power of money over time and due to inflation. The impact of inflation is reflected in the increased cost of the Company's operations. Unlike most industrial companies, nearly all the Company's assets and liabilities are monetary in nature. As a result, interest rates have a greater impact on the Company's performance than do the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the price of goods and services.

                           YEAR 2000 COMPLIANCE ISSUES

All levels of the Company's management and its Board of Directors are aware of the issues created by the Year 2000 century change and the serious effects it may have on the Bank and its customers. In May 1997, the Federal Financial Institutions Examination Council ("FFIEC") issued an Interagency Statement, "Year 2000 Project Management Awareness," to emphasize the critical issues that need to be addressed to implement an effective Year 2000 project management plan. The FFIEC Statement identifies five phases of the Year 2000 project management process. The Company has formed a Year 2000 project team, consisting of senior officers within the Bank's operations, information systems, financial and management areas, to ensure that the Bank will be Year 2000 compliant. Although the Company relies entirely upon outside vendors and service providers for its computer hardware and software and its security and communications equipment, all date sensitive systems are being evaluated for Year 2000 compliance. During 1998, the Company completed upgrading and testing of systems that have been identified as critical to conducting its banking business. Testing of systems with lower priorities is planned for early 1999. The Company is also developing contingency plans for its computer processes, including the use of alternative systems and the manual processing of certain critical operations. In addition, the Company is undertaking efforts to ensure that significant vendor and customer relationships are or will be Year 2000 compliant. There can be no guarantee that the systems of other entities on which the Company either or indirectly relies will be timely converted, or that a failure to convert by another entity, or a conversion that is incompatible with the Company's systems, would not have a material adverse effect on the Company in future periods. However, the Company's management believes that all of its systems will be verified Year 2000 compliant. The Company estimates that it will incur Year 2000 compliance costs of approximately $12,000, of which approximately $2,000 will be capitalized and $10,000 have or will be charged to operations. In addition to the estimated costs of its Year 2000 compliance, the Company routinely makes annual investment in technology in its efforts to improve customer service and to efficiently manage its product and service delivery systems.

                              [GRAPHIC GOES HERE]
                  CERTIFIED PUBLIC ACCOUNTANTS AND CONSULTANTS



                          INDEPENDENT AUDITORS' REPORT



To the Board of Directors and Stockholders
BOC Financial Corp.
Landis, North Carolina

We have audited the accompanying consolidated statements of financial condition of BOC Financial Corp. and Subsidiary as of December 31, 1998 and 1997 and the related consolidated statements of operations, stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of BOC Financial Corp. and Subsidiary at December 31, 1998 and 1997, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.



DIXON ODOM PLLC


SANFORD, NORTH CAROLINA
FEBRUARY 18, 1999

BOC FINANCIAL CORP.
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
DECEMBER 31, 1998 AND 1997
--------------------------------------------------------------------------------



ASSETS                                                                     1998               1997
                                                                   --------------     --------------
Cash on hand and in banks                                          $      425,916     $      335,670
Interest-earning balances in other banks                                7,424,974             35,061
Federal funds sold                                                      1,285,023          1,750,000
Investment securities available for sale, at fair value
(amortized cost of $3,724,986 and $2,898,728 at
 December 31, 1998 and 1997, respectively) (Note B)                     3,739,733          2,908,717
Loans receivable, net (Note C)                                         18,133,053         18,825,931
Accrued interest receivable                                                53,985             44,747
Premises and equipment, net (Note D)                                      267,982            286,812
Stock in the Federal Home Loan Bank, at cost                              187,200            187,200
Other assets                                                               67,410            223,255
                                                                   --------------     --------------

                                                    TOTAL ASSETS   $   31,585,276     $   24,597,393
                                                                   ==============     ==============

LIABILITIES AND STOCKHOLDERS' EQUITY

Deposit accounts (Note G)                                          $   19,381,976     $   19,977,920
Advance payments from borrowers for property
   taxes and insurance                                                      6,949             16,835
Accrued expenses and other liabilities                                    219,491            178,573
                                                                   --------------     --------------

                                               TOTAL LIABILITIES       19,608,416         20,173,328
                                                                       ----------         ----------

Commitments and contingencies (Notes C and K)

Stockholders' Equity (Note J)
   Preferred stock, no par value, 1,000,000 shares
     authorized, no shares issued and outstanding                               -                  -
   Common stock, $1 par value, 9,000,000 shares
     authorized; 879,741 shares issued and
     outstanding                                                          879,741                  -
   Additional paid in capital                                           7,490,173                  -
   ESOP note receivable (Note H)                                       (1,019,027)                 -
   Retained earnings, substantially restricted                          4,617,125          4,417,976
   Accumulated other comprehensive income                                   8,848              6,089
                                                                   --------------     --------------

                                      TOTAL STOCKHOLDERS' EQUITY       11,976,860          4,424,065
                                                                   --------------     --------------

                      TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY   $   31,585,276     $   24,597,393
                                                                   ==============     ==============

SEE ACCOMPANYING NOTES.

BOC FINANCIAL CORP.
CONSOLIDATED STATEMENTS OF OPERATIONS
YEARS ENDED DECEMBER 31, 1998 AND 1997
--------------------------------------------------------------------------------


                                                                           1998             1997
                                                                       ------------    -------------
INTEREST INCOME
   Loans                                                               $  1,469,954    $   1,500,983
   Investments                                                              208,997          182,522
   Interest-earning balances in other banks and
      federal funds sold                                                    433,172           78,024
                                                                       ------------    -------------

                                              TOTAL INTEREST INCOME       2,112,123        1,761,529

INTEREST EXPENSE
   Deposit accounts                                                       1,006,524          986,335
                                                                       ------------    -------------

                                                NET INTEREST INCOME       1,105,599          775,194

PROVISION FOR LOAN LOSSES                                                         -           22,400
                                                                       ------------    -------------

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES                       1,105,599          752,794
                                                                       ------------    -------------

OTHER INCOME
   Transaction and other service fee income                                   3,692            2,603
   Gain on sale of assets                                                     1,983            2,792
                                                                       ------------    -------------

                                                 TOTAL OTHER INCOME           5,675            5,395
                                                                       ------------    -------------

OTHER EXPENSES
   Personnel costs                                                          392,385          420,326
   Occupancy                                                                 51,841           47,102
   Data processing and outside service fees                                  41,590           52,320
   Deposit insurance premiums                                                13,380           11,847
   Other                                                                    130,281           76,942
                                                                       ------------    -------------

                                               TOTAL OTHER EXPENSES         629,477          608,537
                                                                       ------------    -------------

                                         INCOME BEFORE INCOME TAXES         481,797          149,652

INCOME TAX EXPENSE                                                          173,000           43,000
                                                                       ------------    -------------

                                                         NET INCOME    $    308,797    $     106,652
                                                                       ============    =============


NET INCOME PER COMMON SHARE (Note A)
   Basic and diluted                                                   $        .28     $          -
                                                                       ============     ============

   Weighted average shares outstanding                                     848,660                 -
                                                                       ===========      ============

SEE ACCOMPANYING NOTES.

BOC FINANCIAL CORP.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
YEARS ENDED JUNE 30, 1998 AND 1997
--------------------------------------------------------------------------------

                              $1 Par value                                           Accumulated
                              common stock       Additional      ESOP                   other          Total
                            ---------------       paid-in        note     Retained  comprehensive   stockholders'
                            Shares    Amount      capital     receivable  earnings      income         Equity
                            ------    ------     ---------    ----------  --------   ------------    -------------
Balance at December 31,
  1996                           -    $    -     $       -   $        -  $4,311,324   $   1,174       $ 4,312,498

Comprehensive income:
  Net income for 1997            -         -             -            -     106,652           -           106,652
  Unrealized gain on
    investment securities
    available for sale net of
    deferred income taxes of
    $2,987                       -         -             -            -           -       4,915             4,915
                                                                                                        ----------

      Total comprehensive
         income                                                                                           111,567
                            ------   -------    ----------  -----------  ----------  -----------        ----------
Balance at December 31,
  1997                          -          -             -            -   4,417,976        6,089        4,424,065

Comprehensive income:
  Net income for 1998           -          -             -            -     308,797            -          308,797
  Unrealized gain on
    investment securities
    available for sale net
    of deferred income
    taxes of $1,999             -          -             -            -           -        2,759           2,759
                                                                                                       ----------

      Total comprehensive
         income                                                                                          311,556

Net proceeds from sale of
   common stock           925,741    925,741     7,881,820            -           -            -       8,807,561

  Purchase of 74,059
    shares of common
    stock by ESOP               -          -             -   (1,043,484)          -            -      (1,043,484)

  Repayment of ESOP
     note                       -          -             -       24,457           -            -          24,457

  Repurchase of
    common stock          (46,000)   (46,000)     (391,647)           -     (25,480)           -        (463,127)

  Cash dividends paid
    ($0.10 per share)           -          -             -            -     (84,168)           -         (84,168)
                           -------  ---------   -----------  -----------   ----------  ----------     ----------

Balance at December 31,
  1998                    879,741  $ 879,741    $7,490,173 $ (1,019,027)  $4,617,125     $ 8,848     $11,976,860
                          =======  =========    ========== ============   ==========     =======     ===========


SEE ACCOMPANYING NOTES.

BOC FINANCIAL CORP.
CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED DECEMBER 31, 1998 AND 1997
--------------------------------------------------------------------------------


                                                                           1998             1997
                                                                       ------------    -------------
CASH FLOWS FROM OPERATING ACTIVITIES
   Net income                                                          $    308,797    $     106,652
   Adjustments to reconcile net income to net cash
    provided by operating activities:
     Depreciation                                                            33,790           29,277
     Amortization, net                                                       (1,242)         (32,086)
     Gain on sale of assets, net                                             (1,983)          (2,792)
     Provision for loan losses                                                    -           22,400
     Deferred income taxes                                                   (6,746)         (48,000)
     Deferred compensation                                                   21,038          123,000
     Changes in assets and liabilities:
       Increase in accrued interest receivable                               (9,238)          (4,307)
       Decrease in other assets                                               4,409           56,530
       Increase in accrued expenses and other liabilities                    19,880           37,921
                                                                       ------------    -------------

                          NET CASH PROVIDED BY OPERATING ACTIVITIES         368,705          288,595
                                                                       ------------    -------------

CASH FLOWS FROM INVESTING ACTIVITIES
   Net increase in interest-earning balances in other banks              (7,389,913)          (1,871)
   Net (increase) decrease in federal funds sold                            464,977       (1,075,000)
   Purchases of available for sale investment securities                 (3,474,938)      (3,244,262)
   Proceeds from maturities of available for sale investment securities   2,150,156          650,000
   Proceeds from sales of available for sale investment securities          500,625        1,846,109
   Purchase of Federal Home Loan Bank stock                                       -          (17,000)
   Proceeds from sales of loans                                              11,043            5,362
   Net decrease in loans                                                    682,959           93,958
   Purchase of premises and equipment                                       (14,960)         (24,989)
                                                                       ------------     ------------

                              NET CASH USED BY INVESTING ACTIVITIES      (7,070,051)      (1,767,693)
                                                                        -----------     ------------

SEE ACCOMPANYING NOTES

BOC FINANCIAL CORP.
CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED DECEMBER 31, 1998 AND 1997
--------------------------------------------------------------------------------

                                                                           1998             1997
                                                                       ------------    -------------
CASH FLOWS FROM FINANCING ACTIVITIES
   Net increase in savings accounts                                    $    447,752    $   1,831,692
   Net decrease in certificates of deposit                               (1,043,696)        (176,256)
   Net increase (decrease) in advance payments from borrowers
     for taxes and insurance                                                 (9,886)           8,041
   (Increase) decrease in stock conversion costs                            156,183         (156,183)
   Net proceeds from issuance of common stock                             8,807,561                -
   Repurchase of common stock                                              (463,127)               -
   Loan to ESOP for purchase of common stock                             (1,043,484)               -
   Collection of ESOP note receivable principal                              24,457                -
   Cash dividends paid                                                      (84,168)               -
                                                                       ------------    -------------

                          NET CASH PROVIDED BY FINANCING ACTIVITIES       6,791,592        1,507,294
                                                                       ------------    -------------

                          NET INCREASE IN CASH ON HAND AND IN BANKS          90,246           28,196

CASH ON HAND AND IN BANKS, BEGINNING                                        335,670          307,474
                                                                       ------------    -------------

                                  CASH ON HAND AND IN BANKS, ENDING    $    425,916    $     335,670
                                                                       ============    =============

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
 Cash paid during the year for:
   Interest                                                            $  1,006,524    $     986,335
                                                                       ============    =============

     Income taxes                                                      $    176,114    $      43,640
                                                                       ============    =============

SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING
   AND FINANCING ACTIVITIES
     Unrealized holding gains (losses) on available for sale
       investment securities, net of deferred income taxes             $      2,759    $       4,915
                                                                       ============    =============


SEE ACCOMPANYING NOTES.

BOC FINANCIAL CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1998 AND 1997
--------------------------------------------------------------------------------


NOTE A - SIGNIFICANT ACCOUNTING POLICIES

Organization and Operations

On April 28, 1998, pursuant to a Plan of Conversion which was approved by its members and regulators, Landis Savings Bank, SSB ("Landis" or the "Bank") converted from a state-chartered mutual savings bank to a state-chartered stock commercial bank (the "Conversion"), changed its name to Bank of the Carolinas (the "Bank") and became a wholly-owned subsidiary of BOC Financial Corp. ("BOC" or "Parent"). BOC was formed to acquire all of the common stock of the Bank upon its conversion to stock form. BOC has no operations and conducts no business on its own other than owning the Bank, investing its portion of the net proceeds received in the Conversion and lending funds to the Employee Stock Ownership Plan (the "ESOP") which was formed in connection with the Conversion.

Nature of Business

Bank of the Carolinas maintains its offices and conducts its primary business in Landis, North Carolina. The Bank is primarily engaged in the business of attracting deposits from the general public and using such deposits to make mortgage loans secured by one-to-four family residential real estate located in its primary market area. The Bank also makes home equity line of credit loans, multi-family residential loans, commercial loans, construction loans and loans secured by deposit accounts. Bank of the Carolinas has been and intends to continue to be a community-oriented financial institution offering a variety of financial services to meet the needs of the community it serves.

Basis of Presentation

The accompanying consolidated financial statements include the accounts of BOC and the Bank, together referred to as the "Company." All significant intercompany transactions and balances are eliminated in consolidation.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Material estimates that are particularly sensitive to significant change relate to the determination of the allowance for losses on loans and the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans. In connection with the determination of the allowances for losses on loans and foreclosed real estate, management obtains independent appraisals for significant properties.

A majority of the Bank's loan portfolio consists of single-family residential loans in its market area. The regional economy is currently stable and consists of various types of industry. Real estate prices in this market are also stable; however, the ultimate collectibility of a substantial portion of the Bank's loan portfolio is susceptible to changes in local market conditions.

BOC FINANCIAL CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1998 AND 1997
--------------------------------------------------------------------------------


NOTE A - SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Use of Estimates (Continued)

While management uses available information to recognize losses on loans and foreclosed real estate, future additions to the allowances may be necessary based on changes in local economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowances for losses on loans and foreclosed real estate. Such agencies may require the Bank to recognize additions to the allowances based on their judgments about information available to them at the time of their examination. Because of these factors, it is reasonably possible that the allowances for losses on loans and foreclosed real estate may change materially in the near term.

Investment Securities

The Bank classifies its securities in one of three categories: trading, available for sale, or held to maturity. There were no trading or held to maturity securities at December 31, 1998 or 1997. All securities are classified as available for sale.

Available for sale securities consist of investment securities not classified as trading securities or held to maturity securities and are recorded at fair value. Unrealized holding gains and losses, net of the related tax effect, on securities available for sale are excluded from earnings and are reported as a net amount in other comprehensive income. Transfers of securities between categories are recorded at fair value at the date of transfer. Unrealized holding gains or losses associated with transfers of securities from held to maturity to available for sale are recorded as a component of other comprehensive income or loss included in stockholders' equity.

A decline in the market value of any available for sale or held to maturity investment below cost that is deemed other than temporary is charged to earnings and establishes a new cost basis for the security.

Premiums and discounts are amortized or accreted over the life of the related security as an adjustment to the yield. Realized gains and losses are included in earnings and the costs of securities sold are derived using the specific identification method.

Loans Receivable

Loans receivable are stated at unpaid balances, less the allowance for loan losses and net deferred loan fees.

Loan origination and commitment fees, as well as certain direct origination costs, are deferred and amortized as a yield adjustment over the lives of the related loans using the interest method. Amortization of deferred loan fees is discontinued when a loan is placed on nonaccrual status.

Loans are placed on nonaccrual when a loan is specifically determined to be impaired. Interest income generally is not recognized on specific impaired loans unless the likelihood of further loss is remote. Interest payments received on such loans are applied as a reduction of the loan principal balance. Interest income on other nonaccrual loans is recognized only to the extent of interest payments received.

BOC FINANCIAL CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1998 AND 1997
--------------------------------------------------------------------------------

NOTE A - SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Loans Receivable (Continued)

The Bank accounts for impaired loans in accordance with Statement of Financial Accounting Standards ("SFAS") No. 114, "Accounting by Creditors for Impairment of a Loan," amended by SFAS No. 118, "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosure." A loan is impaired when, based on current information and events, it is probable that all amounts due according to the contractual terms of the loan agreement will not be collected. Impaired loans are measured based on the present value of expected future cash flows, discounted at the loan's effective interest rate or at the loan's observable market price, or the fair value of the collateral of the loan if the loan is collateral dependent. Interest income from impaired loans is recognized using the cash basis method of accounting during the time within that period in which the loans were impaired.

Allowance for Loan Losses

The Bank provides for loan losses on the allowance method. Accordingly, all loan losses are charged to the related allowance and all recoveries are credited to it. Additions to the allowance for loan losses are provided by charges to operations based on various factors which, in management's judgment, deserve current recognition in estimating possible losses. Such factors considered by management include the market value of the underlying collateral, growth and composition of the loan portfolio, the relationship of the allowance for loan losses to outstanding loans, delinquency trends, and economic conditions. Management evaluates the carrying value of loans periodically and the allowance is adjusted accordingly. While management uses the best information available to make evaluations, future adjustments to the allowance may be necessary if conditions differ substantially from the assumptions used in making the evaluations.

In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowance for loan losses. Such agencies may require the Bank to recognize additions to the allowance based on their judgments of information available to them at the time of their examination.

Premises and Equipment

Bank premises and equipment are stated at cost less accumulated depreciation. Depreciation of premises and equipment is recorded using straight-line and accelerated methods over the estimated useful lives of the related assets.

Expenditures for maintenance and repairs are charged to expense as incurred, while those for improvements are capitalized. The costs and accumulated depreciation relating to premises and equipment retired or otherwise disposed of are eliminated from the accounts, and any resulting gains or losses are credited or charged to earnings.

Investment in Federal Home Loan Bank Stock

As a requirement for membership, the Bank invests in stock of the Federal Home Loan Bank of Atlanta ("FHLB"). This investment is carried at cost.

BOC FINANCIAL CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1998 AND 1997
--------------------------------------------------------------------------------

NOTE A - SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Real Estate Acquired In Settlement of Loans

Real estate acquired in settlement of loans is carried at the lower of cost or fair value less estimated costs to dispose. Generally accepted accounting principles define fair value as the amount that is expected to be received in a current sale between a willing buyer and seller other than in a forced or liquidation sale. Fair values at foreclosure are based on appraisals. Losses arising from the acquisition of foreclosed properties are charged against the allowance for loan losses. Subsequent writedowns are provided by a charge to operations through the allowance for losses on other real estate in the period in which the need arises.

Income Taxes

Deferred tax assets and liabilities are recorded for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Future tax benefits are recognized to the extent that realization of such benefits is more likely than not. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which the assets and liabilities are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income tax expense in the period that includes the enactment date.

In the event the future tax consequences of differences between the financial reporting bases and the tax bases of the Bank's assets and liabilities result in deferred tax assets, applicable accounting standards require an evaluation of the probability of being able to realize the future benefits indicated by such assets. A valuation allowance is provided when it is more likely than not that some portion or all of the deferred tax assets will not be realized. In assessing the realizability of the deferred tax assets, management considers the scheduled reversals of deferred tax liabilities, projected future taxable income, and tax planning strategies.

A deferred tax liability is not recognized for portions of the allowance for loan losses for income tax purposes in excess of the financial statement balance, as described in Note I. Such a deferred tax liability will only be recognized when it becomes apparent that those temporary differences will reverse in the foreseeable future.

Benefit Plans

The Bank has an ESOP which covers substantially all of its employees. Minimum contributions to the ESOP are based upon the amortization requirements of the ESOP's debt to the Parent. Contributions are determined by the Board of Directors based upon compensation limitations and are expensed in accordance with the AICPA's Statement of Position 93-6, EMPLOYERS' ACCOUNTING FOR EMPLOYEE STOCK OWNERSHIP PLANS.

BOC FINANCIAL CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1998 AND 1997
--------------------------------------------------------------------------------

NOTE A - SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Benefit Plans (Continued)

The Bank has a profit sharing plan that covers substantially all of the Bank's employees and qualifies under the provisions of ss.401(a) of the Internal Revenue Code. The Board of Directors determines discretionary contributions on an annual basis. The Bank also has a non-contributory director's retirement plan that covers all eligible directors. The expense for the plan is accrued monthly assuming a 6% discount rate and 100% vesting of benefits. Payment of benefits is based on age and vesting requirements outlined in the plan. In 1996, the Bank terminated its defined benefit retirement plan.

Net Income Per Common Share

The Company has implemented Statement of Financial Accounting Standards ("SFAS") No. 128, EARNINGS PER SHARE. This Statement simplifies the standards for computing earnings per share previously found in Accounting Principles Board ("APB") Opinion No. 15, EARNINGS PER SHARE, and makes them comparable to international earnings per share ("EPS") standards. It replaces the presentation of primary EPS with the presentation of basic EPS. It also requires dual presentation of basic and diluted EPS on the face of the statement of operations for all entities with complex capital structures. It also requires a reconciliation of the numerator and the denominator of the basic EPS computation to the numerator and denominator of the diluted EPS computation. Basic EPS excludes dilution and it is computed by dividing income available to common shareholders by the weighted-average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity. For the period from April 28, 1998 to the end of the fiscal year, basic and diluted earnings per share are the same amounts because no potentially dilutive securities were outstanding during the period.

Net income per common share for the year ended December 31, 1998 is based on unaudited net income earned from the date of Conversion, April 28, 1998, to the end of the fiscal year, divided by the weighted average number of shares outstanding during that period. For purposes of this computation, the number of shares of common stock purchased by the Bank's ESOP which has not been released for allocation to participant accounts is not assumed to be outstanding.

Adoption of New Accounting Standards

In June 1996, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." SFAS No. 125 requires the Company to recognize the financial and servicing assets it controls and liabilities it has incurred, derecognize financial assets when control has been surrendered, and derecognize liabilities when extinguished. In December of 1996, the FASB issued SFAS No. 127, "Deferral of the Effective Date of Certain Provisions of FASB Statement No. 125." The Company adopted SFAS No. 127 on January 1, 1998 as required; the adoption did not affect the Company's statements of financial condition or statements of operations and changes in stockholders' equity.

BOC FINANCIAL CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1998 AND 1997
--------------------------------------------------------------------------------

NOTE A - SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Adoption of New Accounting Standards (Continued)

In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income," which establishes standards for reporting and displaying comprehensive income and its components (revenues, expenses, gains and losses) in financial statements. In addition, SFAS No. 130 requires the Company to classify items of other comprehensive income by their nature in a separate financial statement or as a component of the statement of operations or the statement of changes in stockholders' equity and display the accumulated balance of other comprehensive income separately in the stockholders' equity section of the statement of financial condition. The Company adopted SFAS No. 130 on January 1, 1998 as required.

Also in June 1997, the FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." SFAS No. 131 establishes standards for reporting operating results and certain other information by operating segments in annual and interim financial statements of public companies. Operating segments are components of a company about which separate financial information is available that is regularly evaluated by the chief operating decision maker(s) in deciding how to allocate resources and assess performance. SFAS No. 131 sets criteria for reporting disclosures about a company's products and services, geographic areas and major customers. The Company adopted SFAS No. 131 on January 1, 1998 as required. The Company has only one segment, as that term is defined in SFAS No. 131.

In February 1998, the FASB issued SFAS No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits," an amendment of FASB Statements No. 87, 88, and 106. SFAS No. 132 revises employers' disclosures about pension and other postretirement benefit plans. It does not change the measurement or recognition of expense related to those plans. It standardizes the disclosure requirements for pensions and other postretirement benefits to the extent practicable, requires additional information on changes in the benefit obligations and fair values of plan assets that will facilitate financial analysis, and eliminates certain disclosures that are no longer considered useful. SFAS No. 132 is effective for fiscal years beginning after December 15, 1997. The Company does not offer defined benefit plans or other postretirement benefit plans to its employees; therefore, the adoption of SFAS No. 132 in 1998 did not affect the Company's financial statement disclosures.

Accounting Standards Issued but Not Yet Adopted

In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives), and for hedging activities. It requires that the Company recognize all derivatives as either assets or liabilities in the balance sheet and measure those instruments at fair value. The accounting for changes in the fair value of a derivative (that is, gains and losses) depends on the intended use of the derivative and the resulting designation. The Company will adopt SFAS No. 133 on January 1, 2000 as required. Given that the Company has no investments in derivative instruments, management of the Company believes that adoption of SFAS No. 133 will not have a material impact on the Company's statement of financial condition or the related statements of operations and changes in stockholders' equity.

BOC FINANCIAL CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1998 AND 1997
--------------------------------------------------------------------------------

NOTE B - INVESTMENT SECURITIES

The following is a summary of the securities portfolios by major classification:



                                                                  December 31, 1998
                                               -------------------------------------------------------
                                                                 Gross          Gross
                                               Amortized      Unrealized      Unrealized       Fair
                                                 Cost            Gains         Losses          Value
                                               ---------      ----------      ----------     ---------
Securities available-for-sale:
  U. S. government securities and obligations
     of U. S. government agencies             $ 3,498,337    $    13,695    $        937   $  3,511,095
  Municipal bonds                                 226,649          1,989               -        228,638
                                              -----------    -----------    ------------   ------------

                                              $ 3,724,986    $    15,684    $        937   $  3,739,733
                                              ===========    ===========    ============   ============

                                                                  December 31, 1997
                                              ---------------------------------------------------------
                                                                 Gross          Gross
                                               Amortized      Unrealized     Unrealized         Fair
                                                 Cost            Gains         Losses          Value
                                              ----------      ----------     -----------   ------------
Securities available-for-sale:
  U. S. government securities and obligations
     of U. S. government agencies             $ 2,898,728    $    10,413    $        424   $  2,908,717
                                              ===========    ===========    ============   ============



The amortized cost and fair values of securities available for sale at December 31, 1998 by contractual maturity are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.



                                                 Securities Available for Sale
                                                 -----------------------------
                                                   Amortized         Fair
                                                     Cost            Value
                                                 ------------    -------------
    Due within one year                          $  1,749,245    $   1,755,626
    Due after one year through five years           1,225,741        1,235,044
    Due after five years                              750,000          749,063
                                                 ------------    -------------

                                                 $  3,724,986    $   3,739,733
                                                 ============    =============

Proceeds from maturities and sales of investment securities available for sale during the year ended December 31, 1998 were $2,150,156 and $500,625, respectively. Gross gains of $859 were realized on those sales.

Proceeds from maturities and sales of investment securities available for sale during the year ended December 31, 1997 were $650,000 and $1,846,109, respectively. Gross gains and losses of $2,423 and $78, respectively, were realized on those sales.

Securities with a carrying value of $350,000 at December 31, 1998 were pledged to secure public monies on deposit as required by law.

BOC FINANCIAL CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1998 AND 1997
--------------------------------------------------------------------------------

NOTE B - INVESTMENT SECURITIES (CONTINUED)

The following table sets forth certain information regarding the carrying values, weighted average yields and contractual maturities of the Company's investment portfolio and other interest-earning assets at December 31, 1998. FHLB stock, a nonmarketable equity security, substantially all of which is required to be maintained, is assumed to mature in periods greater than five years.




                                                              Carrying value
                                      --------------------------------------------------------------
                                                   After one     After three
                                      One year    year through  years through     After five
                                      or less     three years    five years          years     Total
                                     ---------    ------------  -------------     ----------   -----
                                                          (Dollars in thousands)
Securities available for sale:
    U. S. government and agency
       securities                   $    1,756    $    1,005      $        -     $      750  $    3,511
    Municipal bonds                          -           229               -              -         229

Other:
    Interest-earning balances in other
       banks                              7,425             -              -              -       7,425
    Federal funds sold                    1,285             -              -              -       1,285
    Federal Home Loan Bank Stock              -             -              -            187         187
                                    -----------   -----------    -----------    -----------  ----------

Total                               $    10,466   $     1,234    $         -    $       937  $   12,637
                                    ===========   ===========    ===========    ===========  ==========

                                                               Average Yield
                                    --------------------------------------------------------------------
                                                    After one       After three
                                        One year   year through    years through  After five
                                        or less    three years       five years     years       Total
                                    ------------   ------------    -------------  ----------  ----------
Securities available for sale:
    U. S. government and agency
       securities                         5.85%         5.76%           -%           6.02%       5.86%
    Municipal bonds                           -         4.43%           -%              -        4.43%

Other:
    Interest-earning balances in other
       banks                              4.90%             -           -               -        4.90%
    Federal funds sold                    4.52%             -           -               -        4.52%
    Federal Home Loan Bank Stock              -             -           -            7.44%       7.44%

Weighted average                          5.01%         5.51%           -%           6.30%       5.16%



BOC FINANCIAL CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1998 AND 1997
--------------------------------------------------------------------------------

NOTE C - LOANS RECEIVABLE

Loans receivable consist of the following:

                                                  1998                              1997
                                    -------------------------------   -------------------------------
                                                        Percentage                        Percentage
                                          Amount          of total          Amount          of total
                                     ---------------    -----------   ---------------   -------------
Type of loan:
   Real estate loans:
      One-to-four family residential
         Fixed                      $    10,645,387        58.71%     $    11,506,221   $    61.12%
         Adjustable                       4,906,549        27.06%           5,165,129        27.44%
      Multi-family residential
         Adjustable                         169,608         0.93%             198,277         1.05%
      Commercial
         Fixed                               60,927         0.34%              65,000         0.35%
         Adjustable                         571,059         3.15%             245,516         1.30%
      Construction
         Fixed                              234,500         1.29%                   -            -
      Home equity lines of credit
         Adjustable                       1,278,534         7.05%           1,302,954         6.92%
      Home improvement loans
         Fixed                              446,906         2.46%             353,754         1.88%
                                    ---------------   -----------     ---------------   -----------

   Total real estate loans               18,313,470       100.99%          18,836,851       100.06%

   Other loans:
   Consumer fixed:
      Loans secured by automobiles           35,366         0.20%                   -            -
      Loans secured by deposits              82,462         0.45%             104,388         0.55%
                                    ---------------   -----------     ---------------   -----------

Total loans                              18,431,298       101.64%          18,941,239       100.61%

Less:
   Construction loans in process           (179,500)       (0.99%)                  -            -
   Allowance for loan losses                (30,000)       (0.16%)            (30,000)       (0.16%)
   Deferred loan origination fees,
      net of costs                          (88,745)       (0.49%)            (85,308)       (0.45%)
                                    ---------------   -----------     ---------------   -----------

                                    $    18,133,053       100.00%     $    18,825,931   $   100.00%
                                    ===============   ===========     ===============   ===========



At December 31, 1998 and 1997, and for the years then ended, the Bank had no nonaccrual loans or restructured loans.

BOC FINANCIAL CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1998 AND 1997
--------------------------------------------------------------------------------

NOTE C - LOANS RECEIVABLE (CONTINUED)

The allowance for loan losses is summarized as follows:

                                                     1998              1997
                                                -------------      ------------

   Balance at beginning of year                  $     30,000      $      7,600
                                                 ------------      ------------
   Loans charged off:
     Real estate                                            -                 -
     Other                                                  -                 -
                                                 ------------      ------------

   Total loans charged off                                  -                 -
                                                 ------------      ------------

   Recoveries:
     Real estate                                            -                 -
     Other                                                  -                 -
                                                 ------------      ------------

   Total loan recoveries                                    -                 -
                                                 ------------      ------------

   Provision for loan losses                                -            22,400
                                                 ------------      ------------

   Balance at end of year                        $     30,000      $     30,000
                                                 ============      ============

At December 31, 1998, the Bank had mortgage and consumer loan commitments outstanding of $525,800 and pre-approved but unused lines of credit totaling $1,583,825. In management's opinion, these commitments, and undisbursed proceeds on construction loans in process reflected above, represent no more than normal lending risk to the Bank and will be funded from normal sources of liquidity.

The Bank has had loan transactions with its directors and executive officers. Such loans were made in the ordinary course of business and on substantially the same terms and collateral as those for comparable transactions prevailing at the time and did not involve more than the normal risk of collectibility or present other unfavorable features. A summary of related party loan transactions is as follows:

                                                        1998            1997
                                                    ------------    ------------

  Balance at beginning of year                     $    328,187    $    190,160
  Additional borrowings                                 229,268         179,544
  Loan repayments                                       (59,121)        (41,517)
                                                    ------------    ------------

  Balance at end of year                           $    498,334    $    328,187
                                                    ============    ============

BOC FINANCIAL CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1998 AND 1997
--------------------------------------------------------------------------------


NOTE D - PREMISES AND EQUIPMENT

Premises and equipment consist of the following:

                                                   1998            1997
                                               ------------    ------------

   Land                                        $     16,000    $     16,000
   Building and improvements                        394,434         390,007
   Furniture and equipment                          164,254         153,721
                                               ------------    ------------

                                                    574,688         559,728
   Accumulated depreciation                        (306,706)       (272,916)
                                               ------------    ------------

                                               $    267,982    $    286,812
                                               ============    ============


NOTE E - FEDERAL INSURANCE OF DEPOSITS

Eligible deposit accounts are insured up to $100,000 by the Federal Deposit Insurance Corporation.


NOTE F - ADVANCES FROM FEDERAL HOME LOAN BANK

The Bank has a $2,000,000 line of credit from the Federal Home Loan Bank, which is secured by a blanket floating lien on the Bank's one-to-four family residential mortgage loans. As of December 31, 1998, there were no advances on this line of credit.

NOTE G - DEPOSIT ACCOUNTS

A comparative summary of deposit accounts at December 31, 1998 and 1997 follows:




                                                          1998                       1997
                                                ------------------------   -------------------------
                                                               Weighted                    Weighted
                                                                Average                     Average
                                                   Amount        Rate         Amount         Rate
                                                ------------  -----------  -------------  ----------

Savings deposits:
   Regular passbook                             $   3,452,265    3.20%     $   4,069,228     3.20%
   Money market                                     5,826,700    4.71%         4,761,984     5.23%
                                                -------------              -------------

                                                    9,278,965    4.15%         8,831,212     4.29%
Certificates of deposit                            10,103,011    5.51%        11,146,708     5.68%
                                                -------------              -------------

Total deposit accounts                          $  19,381,976    4.86%     $  19,977,920     5.07%
                                                =============              =============



BOC FINANCIAL CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1998 AND 1997
--------------------------------------------------------------------------------

NOTE G - DEPOSIT ACCOUNTS (CONTINUED)

A summary of certificate accounts by maturity as of December 31, 1998 follows:




                                                       Less than        $100,000
                                                       $100,000          or More           Total
                                                      ----------      -----------     -------------
        Three months or less                         $ 2,290,126      $   271,729     $   2,561,855
        Over three months through twelve months        3,350,185          685,157         4,035,342
        Over one year through three years              2,834,157          671,657         3,505,814
        Over three years                                       -                -                 -
                                                     -----------      -----------     -------------

        Total certificate accounts                   $ 8,474,468      $ 1,628,543     $  10,103,011
                                                     ===========      ===========     =============


Interest expense on deposits for the years ended December 31, 1998 and 1997 is summarized as follows:

                                                                            1998            1997
                                                                        ------------    ------------
        Regular passbook savings                                        $    152,011    $    128,714
        Money market savings                                                 284,066         209,328
        Certificates of deposit                                              572,476         650,264
                                                                        ------------    ------------

                                                                           1,008,553         988,306
        Penalties for early withdrawal                                         2,029           1,971
                                                                        ------------    ------------

                                                                        $  1,006,524    $    986,335
                                                                        ============    ============


NOTE H - EMPLOYEE AND DIRECTOR BENEFIT PLANS

Profit Sharing Plan

On June 26, 1996, the Bank adopted a profit sharing plan under the provisions of ss.401(a) of the Internal Revenue Code. Under the plan, the directors of the Bank contribute a discretionary amount to the plan at the end of each plan year. Participation in the plan is available to any employee of the Bank who has at least one year of service of 1,000 hours or more with the Bank. Also, a participant's share of the employer contributions begins vesting at a rate of 20% per year after three years of service and is considered fully vested after 7 years of service. Plan benefits are paid out at retirement age (65) or other times as described in the plan. For each of the plan years ended December 31, 1998 and 1997, the Bank incurred expense in the form of contributions to the plan of $24,000 and $18,000, respectively.

BOC FINANCIAL CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1998 AND 1997
--------------------------------------------------------------------------------

NOTE H - EMPLOYEE AND DIRECTOR BENEFIT PLANS (CONTINUED)

Directors' Retirement Plan

A directors' retirement plan, effective June 1, 1997, was adopted for the purpose of providing retirement benefits to members of the Board of Directors who provide expertise in direction of the Bank's growth and to ensure that the Bank will have their continued assistance in the future. All directors are eligible to participate in the plan. Retirement benefits, to the extent earned, will be payable to a participant who has attained the age of 70 years and has retired from service on the Board. For participants who have attained the age of 65 as of June 1, 1997, benefits are earned over a five-year period beginning on the first anniversary of the plan at a rate of 20% per year. For all other participants, benefits are at a rate of 10% per year commencing on the first anniversary following the participant's tenth year of service as a member of the Board of Directors. Full retirement benefits are provided in the event of death or permanent disability. Expenses for this plan were $33,000 and $105,000, respectively, for the years ended December 31, 1998 and 1997.

Employee Stock Ownership Plan

In the mutual to stock conversion, the Bank of the Carolinas Employee Stock Ownership Plan (the "ESOP") purchased 74,059 shares of the common stock of BOC Financial Corp. sold in the public offering at a total cost of $1,043,484. The ESOP executed a note payable to BOC for the full price of the shares purchased. The note is to be repaid over 32 years in quarterly installments of principal and interest. Interest is based upon the prime rate and will be adjusted quarterly. Dividends, if any, paid on shares held by the ESOP may be used to reduce the loan. Dividends paid on unallocated shares held by the ESOP are not reported as dividends in the financial statements. The note may be prepaid without penalty. The unallocated shares of stock held by the ESOP are pledged as collateral for the note. The ESOP is funded by contributions made by the Bank in amounts sufficient to retire the debt. At December 31, 1998, the outstanding balance of the note is $1,019,027 and is presented as a reduction of stockholders' equity.

Shares released as the debt is repaid and earnings from the common stock held by the ESOP are allocated among active participants on the basis of compensation in the year of allocation. Benefits become 100% vested after five years of credited service. Forfeitures of nonvested benefits will be reallocated among remaining participating employees in the same proportion as contributions.

Expense of $24,457 has been incurred in connection with the ESOP during the year ended December 31, 1998. At December 31, 1998, 2,554 shares held by the ESOP have been released or committed to be released to the plan's participants for purposes of computing earnings per share. The fair value of the unallocated shares amounted to approximately $643,545 at December 31, 1998.

BOC FINANCIAL CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1998 AND 1997
--------------------------------------------------------------------------------



NOTE I - INCOME TAXES

The components of income tax expense are as follows for the years ended December 31, 1998 and 1997:

                                                                            1998            1997
                                                                        ------------    ------------
        Current tax expense                                             $    179,746    $     91,000
        Net deferred expense (benefit) included in operations                 (6,746)        (48,000)
                                                                        ------------    ------------

                                                                        $    173,000    $     43,000
                                                                        ============    ============

The differences between the provision for income taxes and the amount computed by applying the statutory federal income tax rate of 34% to income before income taxes were as follows for the years ended December 31, 1998 and 1997:


                                                                            1998            1997
                                                                        ------------    ------------
        Income tax at federal statutory rate                            $    163,811    $     50,882
        State income tax, net of federal tax benefit                          11,220             614
        Effect of graduated rate brackets                                          -          (9,267)
        Other                                                                 (2,031)            771
                                                                        ------------    ------------

                                                                        $    173,000    $     43,000
                                                                        ============    ============

Deferred tax assets and liabilities arising from temporary differences at December 31, 1998 and 1997 are summarized as follows:

                                                                            1998            1997
                                                                        ------------    ------------
        Deferred tax assets relating to:
          Allowance for loan losses                                     $     11,454    $     11,454
          Deferred compensation                                               46,643          41,234
          Loan fees and costs                                                 32,779          31,442
                                                                        ------------    ------------

        Gross deferred tax assets                                             90,876          84,130
        Valuation allowance                                                        -               -
                                                                        ------------    ------------

        Net deferred tax assets                                               90,876          84,130
                                                                        ------------    ------------

        Deferred tax liabilities relating to:
          FHLB stock dividends                                                26,842          26,842
          Unrealized gains on investment securities
            available for sale                                                 5,899           3,900
                                                                        ------------    ------------

        Total deferred tax liabilities                                        32,741          30,742
                                                                        ------------    ------------

        Net deferred tax assets                                         $     58,135    $     53,388
                                                                        ============    ============


BOC FINANCIAL CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1998 AND 1997
--------------------------------------------------------------------------------

NOTE I - INCOME TAXES (CONTINUED)

Retained earnings at December 31, 1998 include approximately $748,000 for which no deferred income tax liability has been recognized. This amount represents an allocation of income to bad debt deductions for income tax purposes only. Reductions of the amount so allocated for purposes other than tax bad debt losses or adjustments arising from carryback of net operating losses would create income for tax purposes only, which would be subject to the then current corporate income tax rate.

During 1996, Congress enacted certain tax legislation that exempted thrift institutions and successor banks from being taxed on these pre-1987 bad debt reserves. Further, the use of the reserve method is now required for all thrifts.


NOTE J - REGULATORY RESTRICTIONS

Capital Requirements

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios of total and Tier 1 capital (as defined) to risk-weighted assets (as defined), and of Tier 1 capital (as defined) to adjusted assets (as defined) and of tangible capital to adjusted assets. Management believes, as of December 31, 1998, that the Bank meets all capital adequacy requirements to which it is subject. A reconciliation of stockholders' equity to the Bank's regulatory capital at June 30, 1998 is as follows:



    Consolidated stockholders' equity                          $   11,976,860
    Less separate equity of BOC Financial Corp.                     2,318,614
                                                               --------------

    Tier 1 and tangible capital                                     9,658,246
    Add general loan loss allowance                                    30,000

    Risk-based capital                                         $    9,688,246
                                                               ==============

BOC FINANCIAL CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1998 AND 1997
--------------------------------------------------------------------------------

NOTE J - REGULATORY RESTRICTIONS (CONTINUED)

The Bank's regulatory capital amounts and ratios are presented below.



                                                                                              To be well
                                                                                          capitalized under
                                                                     For capital          prompt corrective
                                             Actual              adequacy purposes        action provisions
                                      -------------------       -------------------     --------------------
                                      Amount        Ratio       Amount        Ratio      Amount        Ratio
                                      ------        -----       ------        -----     -------       ------
                                                              (Dollars in thousands)
As of December 31, 1998
   Total Capital
      (to Risk Weighted Assets)    $   9,688        75.9%     > $1,021       > 8.0%     > $ 1,276     >  10.0%
                                                              -              -          -             -
   Tier 1 Capital
      (to Risk Weighted Assets)        9,658        75.7%     >    510       > 4.0%     >     765     >   6.0%
                                                              -              -          -             -
   Tier 1 Capital
      (to Adjusted Assets)             9,658        30.4%     >    953       > 3.0%     >   1,588     >   5.0%
                                                              -              -          -             -
   Tangible Capital
      (to Adjusted Assets)             9,658        30.4%     >    477       > 1.5%           N/A          N/A
                                                              -              -


NOTE K - CONCENTRATION OF CREDIT RISK AND OFF-BALANCE SHEET RISK

The Bank generally originates single-family residential loans within its primary lending area of Landis, North Carolina. The Bank's underwriting policies require such loans to be made at no greater than 80% loan-to-value based upon appraised values unless private mortgage insurance is obtained. These loans are secured by the underlying properties.

The Bank is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit on mortgage loans and equity lines of credit. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the statements of financial condition. The contract or notional amounts of those instruments reflect the extent of involvement the Bank has in particular classes of financial instruments.

A summary of the contract amount of the Bank's exposure to off-balance sheet risk as of December 31, 1998 is as follows:

  Financial instruments whose contract amounts represent credit risk:

    Commitments to extend credit, mortgage and consumer loans       $    525,800
    Undisbursed construction loans                                       179,500
    Undisbursed lines of credit                                        1,583,825

NOTE L - OTHER COMMITMENTS

On November 5, 1998, the Bank signed a letter of intent to purchase land for a new branch location for $640,000.

BOC FINANCIAL CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1998 AND 1997
--------------------------------------------------------------------------------



NOTE M - DISCLOSURES ABOUT FAIR VALUES OF FINANCIAL INSTRUMENTS

The Bank has implemented Statement of Financial Accounting Standards No. 107, DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS ("SFAS 107"), which requires disclosure of the estimated fair values of the Bank's financial instruments whether or not recognized in the statement of financial condition, where it is practical to estimate that value. Such instruments include cash, interest-earning balances, federal funds sold, investment securities, loans, stock in the Federal Home Loan Bank of Atlanta, deposit accounts, and commitments. Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Bank's entire holdings of a particular financial instrument. Because no active market readily exists for a portion of the Bank's financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

        CASH ON HAND AND IN BANKS, INTEREST-EARNING BALANCES IN OTHER BANKS, AND FEDERAL FUNDS SOLD

         The carrying amounts for these approximate fair value because of the short maturities of those instruments.

        INVESTMENT SECURITIES

          Fair value for investment securities equals quoted market price if such information is available. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities.

        LOANS

         For certain homogenous categories of loans, such as residential mortgages, fair value is estimated using the quoted market prices for securities backed by similar loans, adjusted for differences in loan characteristics. The fair value of other types of loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities.

        STOCK IN FEDERAL HOME LOAN BANK OF ATLANTA

          The fair value for FHLB stock is its carrying value, since this is the amount for which it could be redeemed. There is no active market for this stock and the Bank is required to maintain a minimum balance based on the unpaid principal of home mortgage loans.

BOC FINANCIAL CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1998 AND 1997
--------------------------------------------------------------------------------

NOTE M - DISCLOSURES ABOUT FAIR VALUES OF FINANCIAL INSTRUMENTS (CONTINUED)

        DEPOSIT LIABILITIES

          The fair value of savings deposits is the amount payable on demand at the reporting date. The fair value of fixed maturity certificates of deposit is estimated using rates currently offered for deposits of similar remaining maturities.

        FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK

          With regard to financial instruments with off-balance sheet risk discussed in Note K, it is not practicable to estimate the fair value of future financing commitments.

The carrying amounts and estimated fair values of the Bank's financial instruments, none of which are held for trading purposes, are as follows at December 31, 1998:

                                                                        Carrying         Estimated
                                                                         Amount         Fair Value
                                                                      -------------    -------------
        Financial assets:
          Cash, interest bearing balances and federal funds sold      $   9,135,913    $   9,135,913
          Investment securities                                           3,739,733        3,739,733
          Loans                                                          18,133,053       18,150,000
          Stock in Federal Home Loan Bank of Atlanta                        187,200          187,200
        Financial liabilities:
          Deposits                                                       19,381,976       19,400,000


NOTE N - PLAN OF CONVERSION

On September 29, 1997, the Board of Directors of the Bank adopted a Plan of Holding Company Conversion whereby the Bank converted from a state-chartered mutual savings bank to a state-chartered stock commercial bank and became a wholly-owned subsidiary of BOC (the "Company" or "Holding Company") a holding company formed in connection with the conversion. On April 28, 1998, the Bank completed its conversion. The conversion occurred through the sale of 925,741 shares of common stock ($1.00 par value) of BOC. Total proceeds of $9.3 million were reduced by conversion expenses of $450,000. BOC paid $5.0 million to the Bank in exchange for the common stock of the Bank issued in the conversion, and retained the balance of the net conversion proceeds. The transaction was recorded as an "as-if" pooling with assets and liabilities recorded at historical cost.

At the time of conversion, the Bank established a liquidation account in an amount equal to its net worth as reflected in its latest statement of financial condition used in its final conversion prospectus. The liquidation account will be maintained for the benefit of eligible deposit account holders who continue to maintain their deposit accounts in the Bank after conversion. Only in the event of a complete liquidation will each eligible deposit account holder be entitled to receive a subaccount balance for deposit accounts then held before any liquidation distribution may be made with respect to common stock. Dividends paid by the Bank subsequent to the conversion cannot be paid from this liquidation account

BOC FINANCIAL CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1998 AND 1997
--------------------------------------------------------------------------------

NOTE N - PLAN OF CONVERSION (CONTINUED)

The Bank may not declare or pay a cash dividend on or repurchase any of its common stock if its net worth would thereby be reduced below either the aggregate amount then required for the liquidation account or the minimum regulatory capital requirements imposed by federal and state regulations.

NOTE O - PARENT COMPANY FINANCIAL DATA

Following are condensed financial statements of BOC Financial Corp. as of and for the period ended December 31, 1998:

                   CONDENSED STATEMENT OF FINANCIAL CONDITION
                                DECEMBER 31, 1998

    Assets:
        Cash                                                                    $       17,316
        Note receivable from Bank of the Carolinas                                   2,308,892
        Investment in Bank of the Carolinas                                          9,658,246
        Accrued interest receivable                                                      7,406
                                                                                --------------

                                                                                $   11,991,860
                                                                                ==============

    Liabilities:
        Accrued expenses                                                        $       15,000
    Stockholders' equity:
        Common stock                                                                   879,741
        Additional paid-in capital                                                   7,490,173
        ESOP note receivable                                                        (1,019,027)
        Retained earnings                                                            4,617,125
        Accumulated other comprehensive income                                           8,848
                                                                                --------------

                                                                                $   11,991,860
                                                                                ==============

                        CONDENSED STATEMENT OF OPERATIONS
                 PERIOD FROM APRIL 28, 1998 TO DECEMBER 31, 1998

    Equity in earnings of subsidiary                                            $      155,596
    Interest income                                                                    149,815
    Operating expenses                                                                 (11,033)
    Income taxes                                                                       (54,000)
                                                                                --------------

    Net income                                                                  $      240,378
                                                                                ==============


                               BOC FINANCIAL CORP.
                              CORPORATE INFORMATION
--------------------------------------------------------------------------------


                               EXECUTIVE OFFICERS

Stephen R. Talbert                 John A. Drye                              Henry H. Land
PRESIDENT AND CEO                 VICE PRESIDENT                         SECRETARY AND CFO

                                    DIRECTORS

Thomas P. Corriher, Chairman                                             Lynne Scott Safrit
OWNER, CAMERA AND HOBBY SHOP                   PRESIDENT, ATLANTIC AMERICAN PROPERTIES, INC.

Susan Linn Norvell                John A. Drye                                Henry H. Land
HOMEMAKER          CO-OWNER, CLAY WRIGHT INSURANCE AGENCY   PARTNER, MCCLARY, STOCKS, SMITH
                                                                         AND LAND, PA, CPAS

                               Stephen R. Talbert
                    PRESIDENT AND CEO, BOC FINANCIAL CORP AND
                              BANK OF THE CAROLINAS


      STOCK TRANSFER AGENT                                   ANNUAL MEETING

 Registrar and Transfer Company        The annual meeting of stockholders of BOC Financial Corp.
       10 Commerce Drive                will be held at 2:00 p.m. on May 4, 1999 at Bank of the
   Cranford, New Jersey 07016               Carolinas, 107 South Central Ave., Landis, NC.

                                                              FORM 10-KSB
     SPECIAL LEGAL COUNSEL
                                        A COPY OF FORM 10-KSB AS FILED WITH THE SECURITIES AND
    Moore & Van Allen, PLLC             EXCHANGE COMMISSION WILL BE FURNISHED WITHOUT CHARGE TO THE
 100 N. Tryon Street, Floor 47          COMPANY'S STOCKHOLDERS FOR THE COMPANY'S MOST RECENT FISCAL
      Charlotte, NC 28202               YEAR UPON WRITTEN  REQUEST TO STEPHEN R. TALBERT,  PRESIDENT,
                                        BOC FINANCIAL CORP., 107 SOUTH CENTRAL AVE, LANDIS, NC  28088

      INDEPENDENT AUDITORS                                 CORPORATE OFFICE

         Dixon Odom PLLC                                 107 South Central Ave.
         408 Summit Drive                                   Landis, NC 28088
        Sanford, NC 27330


                           COMMON STOCK INFORMATION

The Company's stock began trading on April 28, 1998. There are 879,741 shares of common stock outstanding which were held by approximately 329 stockholders of record (excluding shares held in street name) on December 31, 1998. The Company's common stock is listed over-the-counter through the National Daily Quotation System "Electronic Bulletin Board" under the symbol "BOCF." Interstate Johnson Lane is the market maker for the Company's common stock. The high and low sales prices for the common stock for the period ended June 30, 1998 were $15.25 and $12.25, respectively; for the quarter ended September 30, 1998 were $12.88 and $10.25, respectively; and for the quarter ended December 31, 1998 were $10.38 and $8.37, respectively. On November 30, 1998, the Company paid a dividend of $.10 a share to stockholders of record on November 15, 1998.

                                   DISCLAIMER

THIS ANNUAL REPORT HAS NOT BEEN REVIEWED OR CONFIRMED FOR ACCURACY OR RELEVANCE BY THE FEDERAL DEPOSIT INSURANCE CORPORATION.
                                      -36-