Form 10KSB, Exhibit 13
period 1999-12-31
BOC FINANCIAL CORP
filed 2000-03-30
CIK 1050893

EXHIBIT 13



                               BOC FINANCIAL CORP.

                               1999 ANNUAL REPORT

BOC FINANCIAL CORP. AND SUBSIDIARY
--------------------------------------------------------------------------------

TABLE OF CONTENTS

                                                                     Page No.
                                                                     --------

Report to Shareholders...............................................   1

Selected Financial and Other Data....................................   2

Management's Discussion and Analysis.................................   3

Independent Auditors' Report.........................................  11

Consolidated Financial Statements

   Consolidated Statements of Financial Condition....................  12

   Consolidated Statements of Operations.............................  13

   Consolidated Statements of Stockholders' Equity...................  14

   Consolidated Statements of Cash Flows.............................  15

   Notes to Consolidated Financial Statements........................  17

Common Stock Information.............................................  36

Corporate Information................................................  37



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

                             REPORT TO SHAREHOLDERS

Dear Shareholder:

We are pleased to present to you the 1999 annual report of BOC Financial Corp. It has been a year in which the Company's Board of Directors and Management have taken significant actions to enhance shareholder value. It has also been a year during which the Company has made real progress toward the goal of developing a much broader array of banking products and services. And through it all, we have worked long and hard to maintain the high standard of personal service that our customers have come to expect.

The Board of Directors and Management determined through careful study and consultation that the Company's capital exceeded the level necessary to achieve targeted goals and objectives. Therefore, in order to put that capital back into the hands of shareholders, the Company in October paid a special one-time return of capital dividend in the amount of $3.50 per share, aggregating in excess of $2.8 million. In addition, during 1999 the Company continued its stock repurchase program, reacquiring 74,741 shares at a cost of $729,000 and reducing the total number of shares outstanding to 805,000 shares.

In 1999, Bank of the Carolinas continued its efforts to develop and offer a broader array of consumer and commercial services over a larger geographic area. The Bank acquired an excellent commercial property on Speedway Boulevard in Concord. Our plans include the future development of a second full service banking facility on this property. Early in 1999 the Bank made its initial entry into the fast growing Concord area with the opening of a loan origination office there.

We are not satisfied with our profit performance for 1999, as our net income decreased to $109,000 for the year. The Company's profitability was negatively impacted by the capital management and business development activities described above. The purchase of land, the share repurchases and the special dividend decreased funds available for investment with a corresponding decrease in income. The new loan origination office also impacted earnings negatively, both in terms of costs incurred to get that operation started and in terms of operating expenses incurred in excess of revenues generated as the office moves toward breakeven. We believe, however, that the profits sacrificed in 1999 are justified in order to build a Company that is properly capitalized and capable of generating higher levels of profitability in the future.

While 1999 brought mixed results in terms of profitability and development for the future, we have high hopes for 2000. The Board of Directors, Management and the staff of BOC Financial Corp. and Bank of the Carolinas thank you for your support and look forward to a profitable 2000.

Sincerely,


Stephen R. Talbert
President and Chief Executive Officer

BOC FINANCIAL CORP. AND SUBSIDIARY
SELECTED FINANCIAL AND OTHER DATA

-------------------------------------------------------------------------------------------------------------------

                                                                          At or for the year ended December 31,
                                                                         1999             1998            1997
                                                                    -------------   --------------   ---------
                                                                                 (Dollars in thousands)

FINANCIAL CONDITION DATA:
   Total assets                                                     $      32,310    $      31,585    $      24,597
   Investments (1)                                                          9,365           12,637            4,881
   Loans receivable                                                        21,100           18,133           18,826
   Deposits                                                                22,147           19,382           19,978
   Stockholders' equity                                                     8,044           11,977                -
OPERATING DATA:
   Interest income                                                  $       2,116    $       2,112    $       1,761
   Interest expense                                                         1,053            1,006              986
                                                                    -------------   --------------   --------------
     Net interest income                                                    1,063            1,106              775
   Provision for loan losses                                                    -                -               22
                                                                    -------------   --------------   --------------
     Net interest income after provision for loan losses                    1,063            1,106              753
   Noninterest income                                                          14                5                5
   Noninterest expense                                                        942              629              608
                                                                    -------------   --------------   --------------
     Income before income taxes                                               135              482              150
   Income tax expense                                                          26              173               43
                                                                    -------------   --------------   --------------
     Net income                                                     $         109    $         309    $         107
                                                                    =============   ==============   ==============

PER COMMON SHARE DATA:
   Net income, basic (2), (3)                                       $         .14    $         .28    $           -
   Net income, diluted (2), (3)                                               .14              .28                -
   Regular cash dividends (2)                                                 .15              .10                -
   Dividend payment ratio (4)                                              107.14%           35.71%               -
   Special return of capital dividend                               $        3.50    $        -       $           -

SELECTED OTHER DATA:
   Number of:
     Outstanding loans                                                        466              463              515
     Deposit accounts                                                       1,389            1,318            1,464
     Full-service offices open                                                  1                1                1
     Return on average assets                                                 .33%            1.02%            0.45%
     Return on average equity                                                1.01%            3.09%            2.44%
     Average equity to average assets                                       33.27%           32.91%           18.48%
     Interest rate spread                                                    1.92%            2.15%            2.49%
     Net yield on average interest-earning assets                            3.42%            3.74%            3.35%
     Average interest-earning assets to average interest-
        bearing liabilities                                                147.43%          146.62%          120.00%
     Ratio of noninterest expense to average total assets                    2.89%            2.07%            2.56%
     Nonperforming assets to total assets                                       -%               -%            0.03%
     Loan loss reserves to nonperforming loans at
        period end                                                              -%               -%          382.31%

(1) Includes interest-bearing deposits, federal funds sold, FHLB stock and investment securities.

(2) On April 28, 1998, Landis Savings Bank, SSB converted from a state-chartered mutual savings bank to a state-chartered stock commercial bank and became a wholly-owned subsidiary of BOC Financial Corp.

(3) Net income per share for 1998 is based on net income from April 28, 1998 to December 31, 1998 divided by the weighted average number of shares outstanding during that period.

(4) The dividend payment ratio represents regular cash dividends per share as a percentage of net income per share and excludes the special nonrecurring $3.50 return of capital dividend during the year ended December 31, 1999.

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

In accordance with the Plan of Conversion, BOC issued common stock with a value of $9.3 million in the Offering and received proceeds of $8.8 million, net of Conversion costs. From the net proceeds, BOC paid $5.0 million to the Bank in exchange for the common stock of the Bank issued in the conversion, and retained the balance of the net conversion proceeds. The transaction was recorded as an "as-if" pooling with assets and liabilities recorded at historical cost. On October 8, 1999, BOC paid a special $3.50 per share return of capital dividend, returning to shareholders approximately $2.8 million.

The Company operates for the primary purpose of serving the banking and mortgage needs of its customers in its market area, while developing a personal, home-town association with its customers. The Company offers a wide range of banking and mortgage services, including all types of savings accounts and certificates of deposit, IRA's, money market deposit accounts, individual and commercial checking accounts, and NOW accounts, mortgage and consumer loans, credit cards and other associated services. Specifically, the Company makes mortgage loans collateralized by residential real estate, home equity loans which predominately are second mortgage loans collateralized by the equity in a home, consumer loans, which are collateralized by consumer products, such as automobiles, commercial real estate loans, and other loans. The Company's principal sources of revenue are interest income from its real estate lending activities, primarily consisting of making first mortgage loans for the purchase and refinancing of residential real property located in North Carolina, and interest income from its consumer lending activities, primarily consisting of home equity loans. The Company also earns revenues from interest on other loans, interest and dividend income from investments, and fees from lending and deposit activities. The major expenses of the Company are interest on deposits and non-interest expenses such as salaries, employee benefits, office occupancy and related expenses. The Company has an agreement with Walnut Street Securities whereby an agent of the brokerage firm is present on a regularly scheduled basis in the home office of Bank of the Carolinas to provide annuity and other investment products to the Company's customers.

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

The Company's one-year interest sensitivity gap as a percentage of total interest-earning assets at December 31, 1999 was a negative 17.31%. At December 31, 1999, the Company's three-year and five-year cumulative interest sensitivity gaps as a percentage of total interest-earning assets were a negative 22.24% and a negative 10.50%, respectively.

The following table sets forth the amounts of interest-earning assets and interest-bearing liabilities outstanding at December 31, 1999 which are projected to reprice or mature in each of the future time periods shown. Except as stated below, the amounts of assets and liabilities shown which reprice or mature within a particular period were determined in accordance with the contractual terms of the assets or liabilities. Loans with adjustable rates are shown as being due at the end of the next upcoming adjustment period. Passbook accounts and money market deposit accounts are assumed to be subject to immediate repricing and depositor availability and have been placed in the shortest period. In making the gap computations, none of the assumptions sometimes made regarding prepayment rates and deposit decay rates have been used for any interest-earning assets or interest-bearing liabilities. In addition, the table does not reflect scheduled principal payments which will be received throughout the lives of the loans. The interest rate sensitivity of the Company's assets and liabilities illustrated in the following table would vary substantially if different assumptions were used or if actual experience differs from that indicated by such assumptions.

                       BOC FINANCIAL CORP. AND SUBSIDIARY
                      MANAGEMENT'S DISCUSSION AND ANALYSIS
--------------------------------------------------------------------------------

          ASSET/LIABILITY AND INTEREST RATE RISK MANAGEMENT (CONTINUED)

                                                            Terms to Repricing at December 31, 1999
                                           --------------------------------------------------------
                                                             More Than    More Than
                                               1 Year        1 Year to    3 Years to      More Than
                                               or Less        3 Years       5 Years        5 Years         Total
                                           ------------    ------------   -----------   ------------    -------------
                                                                    (Dollars in thousands)
INTEREST-EARNING ASSETS:
   Loans receivable:
     Real estate loans:
       1-4 Family residential
         Fixed                            $          1   $        105   $        780   $       8,969   $      9,855
         Adjustable                              5,195              -              -               -          5,195
       Other real estate loans
         Fixed                                       2             44            101             466            613
         Adjustable                              5,187            194              -               -          5,381
     Other loans                                    48             19             19               -             86
   Interest-earning balances in
     other banks                                 2,556              -              -               -          2,556
   Federal funds sold                            1,268              -              -               -          1,268
   Investments                                     725          1,960          2,681               -          5,366
   FHLB common stock(1)                              -              -              -             175            175
                                          ------------   ------------   ------------   -------------   ------------
           Total interest-earning
              assets                      $     14,982   $      2,322   $      3,581   $       9,610   $     30,495
                                          ============   ============   ============   =============   ============

INTEREST-BEARING LIABILITIES:
   Deposit accounts:
     Regular passbook                     $      2,980   $          -   $          -   $           -   $      2,980
     Money market and other                      8,492              -              -               -          8,492
     Certificate accounts                        6,890          3,825              -               -         10,715
   Borrowings                                    1,900              -              -               -          1,900
                                          ------------   ------------   ------------   -------------   ------------
           Total interest-bearing
              liabilities                 $     20,262   $      3,825   $          -   $           -   $     24,087
                                          ============   ============   ============   =============   ============

INTEREST SENSITIVITY GAP
   PER PERIOD                             $     (5,280)  $     (1,503)  $      3,581   $       9,610   $      6,408

CUMULATIVE INTEREST
   SENSITIVITY GAP                        $     (5,280)  $     (6,783)  $     (3,202)  $       6,408   $      6,408

CUMULATIVE GAP AS A
   PERCENTAGE OF TOTAL
   INTEREST-EARNING
   ASSETS                                       (17.31%)       (22.24%)       (10.50%)          21.01%        21.01%

CUMULATIVE INTEREST-
   EARNING ASSETS AS A
   PERCENTAGE OF INTEREST
   BEARING LIABILITIES                           73.94%         71.84%         86.71%         126.60%       126.60%

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

                       BOC FINANCIAL CORP. AND SUBSIDIARY
                      MANAGEMENT'S DISCUSSION AND ANALYSIS
--------------------------------------------------------------------------------

affect overall interest income. As a result, this analysis more accurately predicts the risk to net interest income over the upcoming twelve month period. The Company has a policy establishing the maximum allowable risk to net interest income caused by changes in interest rates. The modeling results indicate that the Company is within the established parameters of the interest rate risk policy.

                               NET INTEREST INCOME

Net interest income represents the difference between income derived from interest-earning assets and interest expense incurred on interest-bearing liabilities. Net interest income is affected by both (i) the difference between the rates of interest earned on interest-earning assets and the rates paid on interest-bearing liabilities ("interest rate spread") and (ii) the relative amounts of interest-earning assets and interest-bearing liabilities ("net earning balance"). The following table sets forth information relating to average balances of the Company's assets and liabilities for the years ended December 31, 1999 and 1998. For the periods indicated, the table reflects the average yield on interest-earning assets and the average cost of interest-bearing liabilities (derived by dividing income or expense by the monthly average balance of interest-earning assets or interest-bearing liabilities, respectively) as well as the net yield on interest-earning assets (which reflects the impact of the net earning balance). Nonaccruing loans were included in the computation of average balances.

                                                           Year Ended December 31, 1999            Year Ended December 31, 1998
                                                      -------------------------------------    --------------------------------
                                                        Average                    Average          Average               Average
                                                        Balance      Interest    Yield/Rate         Balance    Interest   Yield/Rate
                                                      ----------    ----------   --------------     --------   ---------  ----------
                                                                                  (Dollars in thousands)
       Interest-earning assets:
         Interest-earning balances                    $    8,129    $      406        4.99%       $    7,812   $      433     5.54%
         Investments                                       4,329           266        6.14%            3,575          209     5.85%
         Loans                                            18,621         1,444        7.75%           18,133        1,470     8.11%
                                                      ----------    ----------     --------       ----------   ----------   -------

           Total interest-earning assets                  31,079         2,116        6.81%           29,520        2,112     7.15%
                                                                    ----------     --------                    ----------   -------

       Other assets                                        1,477                                         838
                                                      ----------                                  ----------

           Total assets                               $   32,556                                  $   30,358
                                                      ==========                                  ==========

       Interest-bearing liabilities:
         Deposits                                     $   21,080         1,020       4.84%        $   20,133        1,007     5.00%
         Borrowings                                          438            33       7.53%                 -            -         -
                                                      ----------    ----------     -------        ----------   ----------   -------

           Total interest bearing liabilities             21,518         1,053       4.89%            20,133        1,007     5.00%
                                                                    ----------     -------                     ----------   -------

       Other liabilities                                     205                                      235
       Stockholders' equity                               10,833                                    9,990
                                                      ----------                               ----------

           Total liabilities and stockholders' equity $   32,556                               $   30,358
                                                      ==========                               ==========

       Net interest income and interest rate spread                $     1,063       1.92%                     $    1,105     2.15%
                                                                   ===========      ======                     ==========     ====

       Net yield on average interest-earning assets                                  3.42%                                    3.74%
                                                                                    ======                                  =======
       Ratio of average interest-earning assets to
        average interest-bearing liabilities              147.43%                                  146.62%
                                                       ==========                                =========

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

                                                                   Year Ended December 31, 1999 vs. 1998
                                                             ---------------------------------------------------
                                                                          Increase (Decrease) Due To
                                                             ---------------------------------------------------
                                                                 Volume              Rate               Total
                                                             --------------     -------------       ------------
                                                                            (Dollars in thousands)
         Interest income:
            Interest-earning balances                        $           17     $          (44)    $          (27)
            Investments                                                  45                 12                 57
            Loans                                                        39                (65)               (26)
                                                             --------------     --------------     --------------
                    Total interest income                               101                (97)                 4
                                                             --------------     --------------     --------------
         Interest expense:
            Deposits                                                     47                (34)                13
            Borrowings                                                   16                 17                 33
                                                             --------------     --------------     --------------
                    Total interest expense                               63                (17)                46
                                                             --------------     --------------     --------------

         Net interest income (loss)                          $           38     $          (80)    $          (42)
                                                             ==============     ==============-    ==============

         COMPARISON OF FINANCIAL CONDITION AT DECEMBER 31, 1999 AND 1998

Total assets increased by $725,000 during 1999, from $31.6 million at December 31, 1998 to $32.3 million at year-end. The Company experienced strong growth in loans receivable, which increased by $3.0 million or 16.4% from $18.1 million at January 1, 1999 to $21.1 million at December 31, 1999. The Company also increased its level of available for sale investments by $1.6 million during the year, to $5.4 million. On October 8, 1999, the Company paid a special return of capital dividend of $3.50 per share, aggregating $2.8 million. In addition, during the year the Company executed share repurchases totaling $1.1 million. The special dividend and share repurchases are the principal reasons for the decrease in stockholders' equity, which decreased by $3.9 million during the year to $8.0 million, a level that continues to be well in excess of all regulatory capital requirements. In addition, during 1999 the Company acquired at a cost of $640,000 land located at 4020 Gateway Lane, NW (Speedway Boulevard), Concord, North Carolina to be used for a future branch location.

The activities discussed above were principally funded through deposit growth, a reduction in short-term interest-earning deposits in other banks and through borrowings. Total deposit accounts increased by $2.8 million or 14.3% to $22.1 million at the end of the year, while the Company's interest-earning balances in other banks decreased by $4.9 million during the year to $2.6 million. In addition, to partially fund the special dividend, the Company borrowed $1.9 million through a loan from another bank. This loan was repaid on January 3, 2000.

                       BOC FINANCIAL CORP. AND SUBSIDIARY
                      MANAGEMENT'S DISCUSSION AND ANALYSIS
--------------------------------------------------------------------------------

                       COMPARISON OF RESULTS OF OPERATIONS
                     YEARS ENDED DECEMBER 31, 1999 AND 1998

NET INCOME. Net income for 1999 was $109,000 or $.14 per share as compared with net income of $309,000 for 1998, a decrease of $200,000 relating principally to a decrease in net interest income and an increase in non-interest expenses. Net interest income for 1999 decreased by $43,000 from the corresponding amount for 1998, while non-interest expenses increased by $313,000, from $629,000 for 1998 to $942,000 for the year ended December 31, 1999. Personnel costs have risen as a result of the Company's ESOP, the addition of a full staff for the Company's new loan origination office and the deferred directors' compensation plan. Occupancy costs have increased primarily because of the new loan origination office, and other expenses have increased principally as a result of the higher costs of operating as a publicly owned entity and the costs of operating the new loan origination office.

NET INTEREST INCOME. Net interest income decreased by $43,000 principally due to a relatively higher level of interest expense during 1999 as compared with 1998. Total interest income increased slightly during the year, as an increase of approximately $1.5 million in average interest-earning assets during the year was offset by a decrease of 34 basis points in the average yield earned during 1999 as compared with 1998. The increase in average interest-bearing liabilities for 1999 approximated the increase in average interest-earning assets, but the decrease in the average rates paid for during the year decreased by only 11 basis points. Thus, while the increased volume of interest-earning assets negated the effects of the decrease in rates earned, the decrease in rates paid on interest-bearing liabilities did not offset the effects of the volume increase, resulting in an increase of $47,000 in interest expense for the year.

NON-INTEREST EXPENSES. Total non-interest expenses were $942,000 for the year ended December 31, 1999, an increase of $313,000 from the 1998 total of $629,000. Of this overall increase, approximately $170,000 represents operating costs attributable to the loan origination office that the Company opened early during the second quarter of the year. Unfortunately, this loan origination office contributed incremental income approximating only $20,000, making it the single factor most affecting the Company's decrease in profitability for the year. Management is currently undertaking plans to significantly reduce the costs associated with the loan origination office which, with the higher level of income generation expected going forward, is expected to reverse the trend of operating losses generated during 1999. In addition to the increased costs arising from the loan origination office, the Company incurred additional compensation costs of $18,000 in connection with the Management Recognition Plan approved by the Company's shareholders during the year and additional franchise taxes of approximately $20,000 as a result of the infusion of capital from the conversion offering completed in the previous year. The balance of the increase in non-interest expenses relates to normal inflationary increases and to additional costs incurred as a result of the Company's conversion to a shareholder-owned entity.

                       BOC FINANCIAL CORP. AND SUBSIDIARY
                      MANAGEMENT'S DISCUSSION AND ANALYSIS
--------------------------------------------------------------------------------

                                  ASSET QUALITY

Non-performing assets include non-accrual loans, accruing loans contractually past due 90 days or more, restructured loans, other real estate and other real estate under contract for sale. Loans are placed on non-accrual when management has concerns relating to the ability to collect the loan principal and interest, and generally when such loans are 90 days or more past due. While non-performing assets represent potential losses to the Company, management does not anticipate any aggregate material losses since most loans are believed to be adequately secured. Management believes the allowance for loan losses is sufficient to absorb known risks in the portfolio. No assurance can be given that economic conditions will not adversely affect borrowers and result in increased losses. The Company had no non-performing assets at December 31, 1999 and 1998. Additionally, management is aware of no loans that (i) represent or result from trends or uncertainties which management reasonably expects will materially impact future operating results, liquidity or capital resources or (ii) represent material credits about which management has information that causes them to have serious doubts as to the ability of such borrowers to comply with the loan repayment terms.

                         LIQUIDITY AND CAPITAL RESOURCES

During 1999, BOC paid regular cash dividends of $.15 per share. Although BOC anticipates that it will continue to declare cash dividends on a regular basis, the Board of Directors will review its policy on the payment of dividends on an ongoing basis, and such payment will be subject to future earnings, cash flows, capital needs, and regulatory restrictions.

After thoroughly assessing the Company's capital needs, the Company's Board of Directors also authorized a special non-recurring return of capital dividend of $3.50 per share that was paid during 1999. The Board of Directors does not contemplate payment of additional special dividends in the foreseeable future.

Maintaining adequate liquidity while managing interest rate risk is the primary goal of the Company's asset and liability management strategy. Liquidity is the ability to fund the needs of the Bank's borrowers and depositors, pay operating expenses, and meet regulatory liquidity requirements. Maturing investments, loan and mortgage-backed security principal repayments, deposits and income from operations are the main sources of liquidity. The Bank's primary uses of liquidity are to fund loans and to make investments. As of December 31, 1999, liquid assets (cash, interest-earning deposits, federal funds sold, and marketable investment securities) were approximately $9.8 million, which represents 30.2% of total assets.

At December 31, 1999, outstanding loan commitments were $273,000, the undisbursed portion of construction loans was $1.9 million and outstanding lines of credit aggregated $2.5 million. Funding for these commitments is expected to be provided from deposits, loan principal repayments, maturing investments and income generated from operations.

                       BOC FINANCIAL CORP. AND SUBSIDIARY
                      MANAGEMENT'S DISCUSSION AND ANALYSIS
--------------------------------------------------------------------------------

Under federal capital regulations, BOC and the Bank must satisfy certain minimum leverage ratio requirements and risk-based capital requirements. Failure to meet such requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. At December 31, 1999 and 1998, BOC and the Bank exceeded all such requirements.

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

                           YEAR 2000 COMPLIANCE ISSUES

The Year 2000 issue has posed business risks to most business organizations, including the Company. In response, the Company formed a Year 2000 project team, consisting of senior officers within the Company's operations, information systems, financial and management areas, to ensure that the Company attained Year 2000 compliance. All date sensitive systems were evaluated for Year 2000 compliance, with complete upgrading and testing of systems completed well in advance of the Year 2000 date change. The Company also developed contingency plans for its computer processes, including the use of alternative systems and the manual processing of certain critical operations. In addition, the Company had undertaken extensive efforts to ensure that significant vendor and customer relationships were Year 2000 compliant. The Company's management is pleased, but not surprised, that business continued as normal without adverse impact to the Company during the critical date change. In coming months, the Company will continue monitoring external entities to assure that they have not experienced any Year 2000 problems that could impact their relationship with the Company. The Company's total Year 2000 compliance costs have not been significant.

                                   [GRAPHIC]
                                DIXON ODOM PLLC
                  Certified Public Accountants and Consultants




                          INDEPENDENT AUDITORS' REPORT



To the Board of Directors and Stockholders
BOC Financial Corp.
Landis, North Carolina

We have audited the accompanying consolidated statements of financial condition of BOC Financial Corp. and Subsidiary as of December 31, 1999 and 1998 and the related consolidated statements of operations, stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of BOC Financial Corp. and Subsidiary at December 31, 1999 and 1998, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.



Dixon Odom PLLC
SANFORD, NORTH CAROLINA
FEBRUARY 17, 2000


                                    ---------

BOC FINANCIAL CORP.
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
DECEMBER 31, 1999 AND 1998

-------------------------------------------------------------------------------------------------------------------
ASSETS                                                                               1999                 1998
                                                                                ---------------    ----------------
Cash on hand and in banks                                                       $       569,011    $        425,916
Interest-earning balances in other banks                                              2,556,250           7,424,974
Federal funds sold                                                                    1,267,719           1,285,023
Investment securities available for sale, at
  fair value (Note B)                                                                 5,366,430           3,739,733
Loans receivable, net (Note C)                                                       21,100,257          18,133,053
Accrued interest receivable                                                              74,918              53,985
Premises and equipment, net (Note D)                                                    969,125             267,982
Stock in the Federal Home Loan Bank, at cost                                            175,100             187,200
Other assets                                                                            231,404              67,410
                                                                                ---------------    ----------------

                                                               TOTAL ASSETS     $    32,310,214    $     31,585,276
                                                                                ===============    ================

LIABILITIES AND STOCKHOLDERS' EQUITY

Deposit accounts (Note G)                                                       $    22,146,897    $     19,381,976
Borrowings (Note F)                                                                   1,900,000                   -
Advance payments from borrowers for property
   taxes and insurance                                                                   36,825               6,949
Accrued expenses and other liabilities                                                  182,940             219,491
                                                                                ---------------    ----------------

                                                          TOTAL LIABILITIES          24,266,662          19,608,416
                                                                                ---------------    ----------------

Commitments and contingencies (Notes C and K)

Stockholders' Equity (Note J)
   Preferred stock, no par value, 1,000,000 shares
     authorized, no shares issued and outstanding                                             -                   -
   Common stock, $1 par value, 9,000,000 shares
     authorized; 805,000 and 879,741 shares issued
     and outstanding at December 31, 1999 and 1998,
     respectively                                                                       805,000             879,741
   Additional paid in capital                                                         4,296,805           7,490,173
   Unearned compensation (Note H)                                                    (1,584,205)         (1,019,027)
   Retained earnings, substantially restricted                                        4,595,368           4,617,125
   Accumulated other comprehensive income                                               (69,416)              8,848
                                                                                ---------------    ----------------

                                                 TOTAL STOCKHOLDERS' EQUITY           8,043,552          11,976,860
                                                                                ---------------    ----------------

                                 TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY     $    32,310,214    $     31,585,276
                                                                                ===============    ================

-------------------------------------------------------------------------------------------------------------------
SEE ACCOMPANYING NOTES.                                                                                     PAGE 12

BOC FINANCIAL CORP.
CONSOLIDATED STATEMENTS OF OPERATIONS
YEARS ENDED DECEMBER 31, 1999 AND 1998

-------------------------------------------------------------------------------------------------------------------
                                                                                     1999                 1998
                                                                                ---------------    ----------------
INTEREST INCOME
   Loans                                                                        $     1,444,131    $      1,469,954
   Investments                                                                          265,654             208,997
   Interest-earning balances in other banks and
      federal funds sold                                                                406,294             433,172
                                                                                ---------------    ----------------

                                                      TOTAL INTEREST INCOME           2,116,079           2,112,123
                                                                                ---------------    ----------------
INTEREST EXPENSE
   Deposit accounts                                                                   1,019,836           1,006,524
   Borrowings                                                                            33,501                   -
                                                                                ---------------    ----------------

                                                     TOTAL INTEREST EXPENSE           1,053,337           1,006,524
                                                                                ---------------    ----------------

                                                        NET INTEREST INCOME           1,062,742           1,105,599

PROVISION FOR LOAN LOSSES                                                                     -                   -
                                                                                ---------------    ----------------
NET INTEREST INCOME AFTER PROVISION
   FOR LOAN LOSSES                                                                    1,062,742           1,105,599
                                                                                ---------------    ----------------

NON-INTEREST INCOME                                                                      13,685               5,675
                                                                                ---------------    ----------------
NON-INTEREST EXPENSES
   Personnel costs                                                                      476,188             392,385
   Occupancy                                                                             72,580              51,841
   Data processing and outside service fees                                              48,895              41,590
   Deposit insurance premiums                                                            11,765              13,380
   Other                                                                                332,377             130,281
                                                                                ---------------    ----------------

                                                TOTAL NON-INTEREST EXPENSES             941,805             629,477
                                                                                ---------------    ----------------

                                                 INCOME BEFORE INCOME TAXES             134,622             481,797

INCOME TAX EXPENSE (NOTE I)                                                              26,000             173,000
                                                                                ---------------    ----------------

                                                                 NET INCOME     $       108,622    $        308,797
                                                                                ===============    ================

NET INCOME PER COMMON SHARE
   Basic and diluted                                                            $           .14    $            .28
                                                                                ===============    ================

   Weighted average shares outstanding                                                  754,969             848,660
                                                                                ===============    ================

-------------------------------------------------------------------------------------------------------------------
SEE ACCOMPANYING NOTES.                                                                                     PAGE 13

BOC FINANCIAL CORP.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
YEARS ENDED JUNE 30, 1999 AND 1998

-------------------------------------------------------------------------------------------------------------------

                                       $1 Par value                                                 Accumulated
                                       common stock         Additional                                 other        Total
                                  ----------------------      paid-in     Unearned      Retained  comprehensive  stockholders'
                                   Shares      Amount         capital    compensation   earnings      income       equity
                                  --------   -----------    -----------  ------------ -----------  -----------   -------------
Balance at December 31,
   1997                                 -   $         -  $         -   $        -     $ 4,417,976  $     6,089   $ 4,424,065

Comprehensive income:
   Net income for 1998                  -             -            -            -         308,797            -       308,797
   Net unrealized gain on
    investment securities
    available for sale                  -             -            -            -               -        2,759         2,759
                                                                                                                 -----------
     Total comprehensive
        income                                                                                                       311,556
                                                                                                                 -----------
Net proceeds from sale of
   common stock                   925,741       925,741    7,881,820            -               -            -     8,807,561

Purchase of 74,059  shares
   by ESOP                              -             -            -   (1,043,484)              -            -    (1,043,484)

Release of ESOP shares                  -             -            -       24,457               -            -        24,457

Share repurchases                 (46,000)      (46,000)    (391,647)           -         (25,480)           -      (463,127)

Cash dividends of $.10
   per share                            -             -            -            -         (84,168)           -       (84,168)
                                  -------   -----------  -----------   ----------     -----------  -----------   -----------
Balance at December 31,
   1998                           879,741       879,741    7,490,173   (1,019,027)      4,617,125        8,848    11,976,860

Comprehensive income:
   Net income for 1999                  -             -            -            -         108,622            -       108,622
   Net unrealized loss on
    investment securities
    available for sale                  -             -            -            -               -      (78,264)      (78,264)
                                                                                                                 -----------
     Total comprehensive
       income                                                                                                         30,358
                                                                                                                 -----------
Purchase and award of
   37,029 common shares
   by MRP                               -             -        1,277     (356,400)              -            -      (355,123)

Repurchase of common
   stock                          (74,741)      (74,741)    (636,352)           -         (17,644)           -      (728,737)

MRP shares earned                       -             -            -       17,820               -            -        17,820

Release of ESOP shares                  -             -            -       32,609               -            -        32,609

Cash dividends of $.15
   per share                            -             -            -            -        (112,735)           -      (112,735)

Special cash dividend of
   $3.50 per share                      -             -   (2,558,293)    (259,207)              -            -    (2,817,500)
                                  -------   -----------  -----------   ----------     -----------  -----------   -----------
Balance at December 31,
   1999                           805,000   $   805,000  $ 4,296,805   $(1,584,205)   $ 4,595,368  $   (69,416)  $ 8,043,552
                                  =======   ===========  ===========   ===========    ===========  ===========   ===========

----------------------------------------------------------------------------------------------------------------------------
SEE ACCOMPANYING NOTES.                                                                                             PAGE 14

BOC FINANCIAL CORP.
CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED DECEMBER 31, 1999 AND 1998

-------------------------------------------------------------------------------------------------------------------
                                                                                     1999                 1998
                                                                                ---------------    ----------------
CASH FLOWS FROM OPERATING ACTIVITIES
   Net income                                                                $       108,622    $        308,797
   Adjustments to reconcile net income to net cash
      provided by operating activities:
        Depreciation                                                                  25,477              33,790
        Amortization, net                                                                140              (1,242)
        Gain on sale of assets, net                                                        -              (1,983)
        Provision for loan losses                                                          -                   -
        Deferred income taxes                                                         (6,300)             (6,746)
        Release of ESOP shares                                                        32,609              24,457
        Amortization of MRP shares                                                    17,820                   -
        Deferred compensation                                                         20,788              21,038
        Changes in assets and liabilities:
          Increase in accrued interest receivable                                    (20,933)             (9,238)
          (Increase) decrease in other assets                                       (112,795)              4,409
          Increase (decrease) in accrued expenses and
             other liabilities                                                       (57,339)             19,880
                                                                             ---------------    ----------------
                                                     NET CASH PROVIDED BY
                                                      OPERATING ACTIVITIES             8,089             393,162
                                                                             ---------------    ----------------
CASH FLOWS FROM INVESTING ACTIVITIES
   Net (increase) decrease  in interest-earning balances
      in other banks                                                               4,868,724          (7,389,913)
   Net decrease in federal funds sold                                                 17,304             464,977
   Purchases of available for sale investment securities                          (4,000,000)         (3,474,938)
   Proceeds from maturities of available for sale investment
      securities                                                                   2,250,000           2,150,156
   Proceeds from sales of available for sale investment
      securities                                                                           -             500,625
   Redemption of Federal Home Loan Bank stock                                         12,100                   -
   Proceeds from sales of loans                                                            -              11,043
   Net (increase) decrease in loans                                               (2,967,204)            682,959
   Purchase of premises and equipment                                               (726,620)            (14,960)
                                                                             ---------------    ----------------
                                                         NET CASH USED BY
                                                      INVESTING ACTIVITIES          (545,696)         (7,070,051)
                                                                             ---------------    ----------------

----------------------------------------------------------------------------------------------------------------------------
SEE ACCOMPANYING NOTES.                                                                                             PAGE 15

BOC FINANCIAL CORP.
CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED DECEMBER 31, 1999 AND 1998

-------------------------------------------------------------------------------------------------------------------
                                                                                     1999                 1998
                                                                                ---------------    ----------------
CASH FLOWS FROM FINANCING ACTIVITIES
   Net increase in demand accounts                                              $     2,153,409    $        447,752
   Net increase (decrease) in certificates of deposit                                   611,512          (1,043,696)
   Proceeds from borrowings                                                           1,900,000                   -
   Net increase (decrease) in advance payments from borrowers
      for taxes and insurance                                                            29,876              (9,886)
   Decrease in stock conversion costs                                                         -             156,183
   Net proceeds from issuance of common stock                                                 -           8,807,561
   Repurchase of common stock                                                        (1,083,860)           (463,127)
   Loan to ESOP for purchase of common stock                                                  -          (1,043,484)
   Cash dividends paid                                                               (2,930,235)            (84,168)
                                                                                ---------------    ----------------
                                                      NET CASH PROVIDED BY
                                                       FINANCING ACTIVITIES             680,702           6,767,135
                                                                                ---------------    ----------------
                                  NET INCREASE IN CASH ON HAND AND IN BANKS             143,095              90,246

CASH ON HAND AND IN BANKS, BEGINNING                                                    425,916             335,670
                                                                                ---------------    ----------------
                                          CASH ON HAND AND IN BANKS, ENDING     $       569,011    $        425,916
                                                                                ===============    ================
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
      Cash paid during the year for:
      Interest                                                                  $     1,019,836    $      1,006,524
                                                                                ===============    ================
      Income taxes                                                              $       203,965    $        176,114
                                                                                ===============    ================
SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING
   AND FINANCING ACTIVITIES
      Unrealized holding gains (losses) on available for sale
         investment securities, net of deferred income taxes                    $       (78,264)   $          2,759
                                                                                ================   ================


----------------------------------------------------------------------------------------------------------------------------
SEE ACCOMPANYING NOTES.                                                                                             PAGE 16

BOC FINANCIAL CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1999 AND 1998
--------------------------------------------------------------------------------

NOTE A - SIGNIFICANT ACCOUNTING POLICIES

Organization and Operations
---------------------------

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

Nature of Business
------------------

Bank of the Carolinas maintains its banking office and conducts its primary business in Landis, North Carolina. The Bank is primarily engaged in the business of attracting deposits from the general public and using such deposits to make mortgage loans secured by one-to-four family residential real estate located in its primary market area. The Bank also makes home equity line of credit loans, multi-family residential loans, commercial loans, construction loans and loans secured by deposit accounts. The Bank operates a loan origination office in Concord, North Carolina. Bank of the Carolinas has been and intends to continue to be a community-oriented financial institution offering a variety of financial services to meet the needs of the community it serves.

Basis of Presentation
---------------------

The accompanying consolidated financial statements include the accounts of BOC and the Bank, together referred to as the "Company." All significant intercompany transactions and balances are eliminated in consolidation.

Use of Estimates
----------------

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for losses on loans.


--------------------------------------------------------------------------------

BOC FINANCIAL CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1999 AND 1998
--------------------------------------------------------------------------------

NOTE A - SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Investment Securities
---------------------

The Bank classifies its securities in one of three categories: trading, available for sale, or held to maturity. There were no trading or held to maturity securities at December 31, 1999 or 1998. All securities are classified as available for sale.

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

Loans Receivable
----------------

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

NOTE A - SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)


--------------------------------------------------------------------------------

BOC FINANCIAL CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1999 AND 1998
--------------------------------------------------------------------------------

Allowance for Loan Losses
-------------------------

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

Premises and Equipment
----------------------

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

Investment in Federal Home Loan Bank Stock
------------------------------------------

As a requirement for membership, the Bank invests in stock of the Federal Home Loan Bank of Atlanta ("FHLB"). This investment is carried at cost.

Real Estate Acquired In Settlement of Loans
-------------------------------------------

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

NOTE A - SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Income Taxes
------------

--------------------------------------------------------------------------------

BOC FINANCIAL CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1999 AND 1998
--------------------------------------------------------------------------------

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

Stock Compensation Plans
------------------------

Statement of Financial Accounting Standards (SFAS) No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION, encourages all entities to adopt a fair value based method of accounting for employee stock compensation plans, whereby compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. However, it also allows an entity to continue to measure compensation cost for those plans using the intrinsic value based method of accounting prescribed by Accounting Principles Board Opinion No. 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES, whereby compensation cost is the excess, if any, of the quoted market price of the stock at the grant date (or other measurement date) over the amount an employee must pay to acquire the stock. Stock options issued under the Company's stock option plan have no intrinsic value at the grant date and, under Opinion No. 25, no compensation cost is recognized for them. The Company has elected to continue with the accounting methodology in Opinion No. 25 and, as a result, has provided pro forma disclosures of net income and earnings per share as if the fair value based method of accounting had been applied.

Employee Stock Ownership Plan
-----------------------------

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


--------------------------------------------------------------------------------

BOC FINANCIAL CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1999 AND 1998
--------------------------------------------------------------------------------

NOTE A - SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Profit Sharing Plan
-------------------

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

Earnings Per Common Share
-------------------------

Basic earnings per share represents income available to common stockholders divided by the weighted-average number of common shares outstanding during the period. Diluted earnings per share reflect additional common shares that would have been outstanding if dilutive potential common shares had been issued, as well as any adjustment to income that would result from the assumed issuance. Potential common shares that may be issued by the Company relate to outstanding stock options and are determined using the treasury stock method. The dilutive effect of outstanding options and unearned shares in the management recognition plan was negligible for the years ended December 31, 1999 and 1998.

Accounting Standards Issued But Not Yet Adopted
-----------------------------------------------

In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES. SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives), and for hedging activities. It requires that the Bank recognize all derivatives as either assets or liabilities in the balance sheet and measure those instruments at fair value. The accounting for changes in the fair value of a derivative (that is, gains and losses) depends on the intended use of the derivative and the resulting designation. The Bank will adopt SFAS No. 133 on January 1, 2001, as required. Management of the Bank believes that adoption of SFAS No. 133 will not have a material impact on the Bank's balance sheet or the related statements of operations and changes in stockholders' equity.


--------------------------------------------------------------------------------

BOC FINANCIAL CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1999 AND 1998
--------------------------------------------------------------------------------
NOTE B - INVESTMENT SECURITIES

The following is a summary of the securities portfolios by major classification:

                                                                           December 31, 1999
                                                   ----------------------------------------------------------------
                                                                         Gross            Gross
                                                       Amortized      Unrealized       Unrealized         Fair
                                                         Cost            Gains           Losses           Value
                                                   --------------    -------------   --------------  --------------
Securities available-for-sale:
   U. S. government securities and obligations
      of U. S. government agencies                 $    5,249,729    $         272   $     108,671   $    5,141,330
   Municipal bonds                                        225,117                -              17          225,100
                                                   --------------    -------------   -------------   --------------

                                                   $    5,474,846    $         272   $     108,688   $    5,366,430
                                                   ==============    =============   =============   ==============
                                                                           December 31, 1998
                                                   -----------------------------------------------------------------
                                                                         Gross            Gross
                                                       Amortized      Unrealized       Unrealized         Fair
                                                         Cost            Gains           Losses           Value
                                                   --------------    -------------   --------------  --------------
Securities available-for-sale:
   U. S. government securities and obligations
      of U. S. government agencies                 $    3,498,337    $      13,695   $         937   $    3,511,095
   Municipal bonds                                        226,649            1,989               -          228,638
                                                   --------------    -------------   -------------   --------------

                                                   $    3,724,986    $      15,684   $         937   $    3,739,733
                                                   ==============    =============   =============   ==============

The amortized cost and fair values of securities available for sale at December
31, 1999 by contractual maturity are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.
                                                                                   Securities Available for Sale
                                                                                -----------------------------------
                                                                                   Amortized              Fair
                                                                                     Cost                 Value
                                                                                ----------------   ----------------
   Due within one year                                                          $       724,846    $        725,100
   Due after one year through three years                                             2,000,000           1,960,157
   Due after three years through five years                                           2,750,000           2,681,173
                                                                                ---------------    ----------------

                                                                                $     5,474,846    $      5,366,430
                                                                                ===============    ================

Proceeds from maturities of investment securities available for sale during the year ended December 31, 1999 were $2,250,000. There were no sales of investment securities in 1999. Proceeds from maturities and sales of investment securities available for sale during the year ended December 31, 1998 were $2,150,156 and $500,625, respectively. Gross gains of $859 were realized on those sales.

Securities with a carrying value of $500,000 at December 31, 1999 were pledged to secure public monies on deposit as required by law.


--------------------------------------------------------------------------------

BOC FINANCIAL CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1999 AND 1998
--------------------------------------------------------------------------------

NOTE B - INVESTMENT SECURITIES (CONTINUED)

The following table sets forth certain information regarding the carrying values, weighted average yields and contractual maturities of the Company's investment portfolio and other interest-earning assets at December 31, 1999. FHLB stock, a nonmarketable equity security, substantially all of which is required to be maintained, is assumed to mature in periods greater than five years.

                                                                      Carrying value
                                        ---------------------------------------------------------------------------
                                                          After one     After three
                                           One year    year through    years through  After five
                                            or less    three years      five years         years          Total
                                        -------------  --------------  -------------  -------------  --------------
                                                                  (Dollars in thousands)
Securities available for sale:
   U. S. government and agency
     securities                         $         500  $        1,960  $       2,681  $           -  $        5,141
   Municipal bonds                                225               -              -              -             225

Other:
   Interest-earning balances in other
     banks                                      2,556               -              -              -           2,556
   Federal funds sold                           1,268               -              -              -           1,268
   Federal Home Loan Bank Stock                     -               -              -            175             175
                                        -------------  --------------  -------------  -------------  --------------

Total                                   $       4,549  $        1,960  $       2,681  $         175  $        9,365
                                        =============  ==============  =============  =============  ==============
                                                                       Average Yield
                                        ---------------------------------------------------------------------------
                                                          After one     After three
                                           One year    year through    years through  After five
                                            or less      three years    five years         years          Total
                                        -------------  --------------  -------------  -------------  --------------
Securities available for sale:
   U. S. government and
     agency securities                       5.50%          6.16%            6.47%             -          5.80%
   Municipal bonds                           4.50%              -                -             -          4.50%

Other:
   Interest-earning balances in
     other banks                             4.25%              -                -             -          4.25%
   Federal funds sold                        5.03%              -                -             -          5.03%
   Federal Home Loan Bank
     Stock                                       -              -                -         7.72%          7.72%

Weighted average                             4.62%          6.16%            6.47%         7.72%          5.28%

-------------------------------------------------------------------------------------------------------------------
                                                                                                            PAGE 23

BOC FINANCIAL CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1999 AND 1998
--------------------------------------------------------------------------------

NOTE C - LOANS RECEIVABLE

Loans receivable consist of the following:

                                                             1999                                1998
                                               -------------------------------     ------------------------------
                                                                 Percentage                          Percentage
                                                  Amount            of total           Amount           of total
                                               -------------     -------------     -------------     -----------
Type of loan:
    Real estate loans:
       One-to-four family residential
          Fixed                                $    9,922,829         47.02%       $    10,645,387        58.71%
          Adjustable                                5,235,129         24.80              4,906,549        27.06
       Multi-family residential
          Adjustable                                  977,005          4.63                169,608          .93
       Commercial
          Fixed                                        56,482           .27                 60,927          .34
          Adjustable                                1,803,690          8.55                571,059         3.15
       Construction
          Fixed                                             -              -               234,500         1.29
          Adjustable                                3,059,100         14.50                      -            -
       Home equity lines of credit
          Adjustable                                1,441,316          6.83              1,278,534         7.05
       Home improvement loans
          Fixed                                       556,588          2.64                446,906         2.46
                                               --------------    ----------        ---------------   ----------

    Total real estate loans                        23,052,139        109.24             18,313,470       100.99

    Other loans:
    Consumer fixed:
       Loans secured by automobiles                    38,494           .18                 35,366          .20
       Loans secured by deposits                       47,839           .23                 82,462          .45
                                               --------------    ----------        ---------------   ----------

Total loans                                        23,138,472        109.65             18,431,298       101.64

Less:
    Construction loans in process                  (1,899,771)        (9.00)              (179,500)        (.99)
    Allowance for loan losses                         (30,000)         (.14)               (30,000)        (.16)
    Deferred loan origination fees,
       net of costs                                  (108,444)         (.51)               (88,745)        (.49)
                                               --------------    ----------        ---------------   ----------

                                               $   21,100,257        100.00%       $    18,133,053       100.00%
                                               ==============    ==========        ===============   ==========

At December 31, 1999 and 1998, and for the years then ended, the Bank had no nonaccrual loans or restructured loans. The Bank has had no loan charge-offs or recoveries, and has made no provision for loan losses, for the years ended December 31, 1999 and 1998.



--------------------------------------------------------------------------------

BOC FINANCIAL CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1999 AND 1998
--------------------------------------------------------------------------------

NOTE C - LOANS RECEIVABLE (CONTINUED)

At December 31, 1999, the Bank had mortgage and consumer loan commitments outstanding of $273,200 and pre-approved but unused lines of credit totaling $2,490,786. In management's opinion, these commitments, and undisbursed proceeds on construction loans in process reflected above, represent no more than normal lending risk to the Bank and will be funded from normal sources of liquidity.

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

                                                                                     1999                 1998
                                                                                ---------------    ----------------
         Balance at beginning of year                                           $       498,334    $        328,187
         Additional borrowings                                                           20,349             229,268
         Loan repayments                                                               (278,008)            (59,121)
                                                                                ---------------    ----------------

         Balance at end of year                                                 $       240,675    $        498,334
                                                                                ===============    ================


NOTE D - PREMISES AND EQUIPMENT

Premises and equipment consist of the following:

                                                                                     1999                 1998
                                                                                ---------------    ----------------

         Land                                                                   $       655,570    $         16,000
         Building and improvements                                                      439,970             394,434
         Furniture and equipment                                                        205,768             164,254
                                                                                ---------------    ----------------

                                                                                      1,301,308             574,688
         Accumulated depreciation                                                      (332,183)           (306,706)
                                                                                ---------------    ----------------

                                                                                $       969,125    $        267,982
                                                                                ===============    ================

Included in land is a commercial property in Concord, North Carolina that was acquired in 1999 as a future branch site at a cost of approximately $640,000.


NOTE E - FEDERAL INSURANCE OF DEPOSITS

Eligible deposit accounts are insured up to $100,000 by the Federal Deposit Insurance Corporation.


--------------------------------------------------------------------------------

BOC FINANCIAL CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1999 AND 1998
--------------------------------------------------------------------------------

NOTE F - ADVANCES FROM FEDERAL HOME LOAN BANK AND OTHER BORROWINGS

The Bank has a $3,500,000 line of credit from the Federal Home Loan Bank which is secured by a blanket floating lien on the Bank's one-to-four family residential mortgage loans. As of December 31, 1999, there were no advances on this line of credit.

Borrowings at December 31, 1999 consisted of a note payable to another bank for $1,900,000, bearing interest at 7.25%. This note was repaid on January 13, 2000.


NOTE G - DEPOSIT ACCOUNTS

A comparative summary of deposit accounts at December 31, 1999 and 1998 follows:

                                                               1999                              1998
                                                 -------------------------------   -----------------------------
                                                                     Weighted                          Weighted
                                                                      Average                           Average
                                                     Amount             Rate           Amount            Rate
         Demand accounts:
            Regular passbook                     $     2,980,384        3.05%      $     3,452,265       3.20%
            Money market and other                     8,451,990        4.64%            5,826,700       4.71%
                                                 ---------------                   ---------------

                                                      11,432,374        4.23%            9,278,965       4.15%
         Certificates of deposit                      10,714,523        5.41%           10,103,011       5.51%
                                                 ---------------                   ---------------

         Total deposit accounts                  $    22,146,897        4.80%      $    19,381,976       4.86%
                                                 ===============                   ===============

A summary of certificate accounts by maturity as of December 31, 1999 follows:
                                                                    Less than        $100,000
                                                                    $100,000          or More            Total
                                                                --------------   ---------------   ----------------

         Three months or less                                   $    2,519,865    $      464,856   $      2,984,721
         Over three months through twelve months                     3,375,819           529,310          3,905,129
         Over one year through three years                           3,150,830           673,843          3,824,673
                                                                --------------    --------------   ----------------

         Total certificate accounts                             $    9,046,514    $    1,668,009   $     10,714,523
                                                                ==============    ==============   ================

Interest expense on deposits for the years ended December 31, 1999 and 1998 is summarized as follows:
                                                                                     1999                 1998
                                                                                ---------------    ----------------
         Regular passbook savings                                               $        97,209    $        152,011
         Money market savings                                                           307,773             284,066
         Certificates of deposit                                                        614,854             570,447
                                                                                ---------------    ----------------

                                                                                $     1,019,836    $      1,006,524
                                                                                ===============    ================


----------------------------------------------------------------------------------------------------------------------
                                                                                                               PAGE 26

BOC FINANCIAL CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1999 AND 1998
--------------------------------------------------------------------------------

NOTE H - EMPLOYEE AND DIRECTOR BENEFIT PLANS

Management Recognition Plan
---------------------------

At the annual meeting which was held on April 8, 1999, the Company's stockholders approved the Management Recognition Plan (the "MRP"). The MRP provides for the award of up to 37,029 shares of the Company's common stock to directors, officers and employees of the Bank. The Company elected to fund the plan by purchasing shares in the open market. During September of 1999, 37,029 common shares were awarded under the MRP at a value of $9.63 per share at the date of grant. Personnel costs for the year ended December 31, 1999 include $17,820 which represents the value of MRP shares earned through that date.

Stock Option Plan
-----------------

On April 8, 1999, the stockholders approved the BOC Financial Corp. Stock Option Plan (the "SOP"). The SOP provides for the issuance to directors, officers, and employees of the Bank options to purchase up to 175,948 shares of the Company's common stock. On November 12, 1999, the Company granted options to purchase 77,316 shares of the Company's common stock at an exercise price of $6.63 per share, including 38,000 options granted to the Company's directors and 39,316 options granted to the Company's executive officers and employees. Options granted to directors were fully vested on the date of grant. Options granted to executive officers and employees will vest 20% annually. All options will expire if not exercised within ten years from the date of grant. None of the options were exercised during the year ended December 31, 1999. At such date, options to purchase 38,000 shares at $6.63 per share were exercisable. As permitted by SFAS No. 123, the Company has applied APB Opinion No. 25 for measurement of stock-based compensation in the accompanying financial statements. If the Company had used the fair value based method of accounting for stock-based compensations, operating results for the year ended December 31, 1999 would have been affected as set forth below:

                                                     As Reported      Pro Forma
                                                     -----------      ---------

       Net income                                     $  108,622       $  49,227

       Net income per share, basic and diluted        $      .14       $     .07

In determining the pro forma disclosures above, the fair value of options granted was estimated as of the grant date under the Black-Scholes Option Pricing Model using the following assumptions: a risk-free interest rate of 5.25%, a dividend yield of 3.02%, an expected life of 7 years, and expected volatility of 20%. The effects of applying SFAS No. 123 in the above pro forma disclosure are not indicative of future amounts.





--------------------------------------------------------------------------------

BOC FINANCIAL CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1999 AND 1998
--------------------------------------------------------------------------------

NOTE H - EMPLOYEE AND DIRECTOR BENEFIT PLANS (CONTINUED)

Profit Sharing Plan
-------------------

On June 26, 1996, the Bank adopted a profit sharing plan under the provisions of ss.401(a) of the Internal Revenue Code. Under the plan, the directors of the Bank contribute a discretionary amount to the plan at the end of each plan year. Participation in the plan is available to any employee of the Bank who has at least one year of service of 1,000 hours or more with the Bank. Also, a participant's share of the employer contributions begins vesting at a rate of 20% per year after three years of service and is considered fully vested after 7 years of service. Plan benefits are paid out at retirement age (65) or other times as described in the plan. For each of the plan years ended December 31, 1999 and 1998, the Bank incurred expense in the form of contributions to the plan of $30,000 and $24,000, respectively.

Directors' Retirement Plan
--------------------------

A directors' retirement plan, effective June 1, 1997, was adopted for the purpose of providing retirement benefits to members of the Board of Directors who provide expertise in direction of the Bank's growth and to ensure that the Bank will have their continued assistance in the future. All directors are eligible to participate in the plan. Retirement benefits, to the extent earned, will be payable to a participant who has attained the age of 70 years and has retired from service on the Board. For participants who have attained the age of 65 as of June 1, 1997, benefits are earned over a five-year period beginning on the first anniversary of the plan at a rate of 20% per year. For all other participants, benefits are at a rate of 10% per year commencing on the first anniversary following the participant's tenth year of service as a member of the Board of Directors. Full retirement benefits are provided in the event of death or permanent disability. Expenses for this plan were $21,000 and $33,000, respectively, for the years ended December 31, 1999 and 1998.

Employee Stock Ownership Plan
-----------------------------

In the mutual to stock conversion, the Bank of the Carolinas Employee Stock Ownership Plan (the "ESOP") purchased 74,059 shares of the common stock of BOC Financial Corp. sold in the public offering at a total cost of $1,043,484. The ESOP executed a note payable to BOC for the full price of the shares purchased. The note is to be repaid over 32 years in quarterly installments of principal and interest. Interest is based upon the prime rate and will be adjusted quarterly. The note may be prepaid without penalty. The unallocated shares of stock held by the ESOP are pledged as collateral for the note. The ESOP is funded by contributions made by the Bank in amounts sufficient to retire the debt. At December 31, 1999 and 1998, the outstanding balance of the note was $986,419 and $1,019,027, respectively, and is presented as a reduction of stockholders' equity.

--------------------------------------------------------------------------------

BOC FINANCIAL CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1999 AND 1998
--------------------------------------------------------------------------------

NOTE H - EMPLOYEE AND DIRECTOR BENEFIT PLANS (CONTINUED)

Employee Stock Ownership Plan (Continued)
-----------------------------

Dividends on unallocated shares may be used by the ESOP to repay the loan to BOC and are not reported as dividends in the financial statements. Dividends on allocated or committed to be allocated shares are credited to the accounts of the participants and reported as dividends in the financial statements. Special return of capital dividends on unallocated ESOP shares totaling $259,207 are recorded as unearned compensation and reported as a reduction of stockholders' equity. These funds are expected to be used by the ESOP to purchase additional shares of BOC's common stock which may result in the ESOP owning a larger percentage of the outstanding common stock than was originally anticipated at the time of the Conversion.

Shares released as the debt is repaid and earnings from the common stock held by the ESOP are allocated among active participants on the basis of compensation in the year of allocation. Benefits become 100% vested after five years of credited service. Forfeitures of nonvested benefits will be reallocated among remaining participating employees in the same proportion as contributions.

Expenses of $32,344 and $24,457 have been incurred in connection with the ESOP during the years ended December 31, 1999 and 1998, respectively. At December 31, 1999, 5,870 shares held by the ESOP have been released or committed to be released to the plan's participants for purposes of computing earnings per share. The fair value of the unallocated shares amounted to approximately $357,000 at December 31, 1999.

NOTE I - INCOME TAXES

The components of income tax expense are as follows for the years ended December
31, 1999 and 1998:
                                                                                     1999                 1998
                                                                                ---------------    ----------------

         Current tax expense                                                    $    32,300        $    179,746
         Net deferred expense (benefit) included in operations                       (6,300)             (6,746)
                                                                                ---------------    ----------------

                                                                                $    26,000        $    173,000
                                                                                ===============    ================


-------------------------------------------------------------------------------------------------------------------
                                                                                                            PAGE 29

BOC FINANCIAL CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1999 AND 1998
--------------------------------------------------------------------------------

NOTE I - INCOME TAXES (CONTINUED)

The differences between the provision for income taxes and the amount computed by applying the statutory federal income tax rate of 34% to income before income taxes were as follows for the years ended December 31, 1999 and 1998:

                                                                                     1999                 1998
                                                                                ---------------    ----------------
         Income tax at federal statutory rate                                   $        45,771    $        163,811
         State income tax, net of federal tax benefit                                     2,311              11,220
         Effect of graduated rate brackets                                              (10,349)                  -
         Tax exempt interest income                                                      (3,347)             (2,464)
         Other                                                                           (8,386)                433
                                                                                ---------------    ----------------

                                                                                $        26,000    $        173,000
                                                                                ===============    ================

Deferred tax assets and liabilities arising from temporary differences at
December 31, 1999 and 1998 are summarized as follows:
                                                                                     1999                 1998
                                                                                ---------------    ----------------
         Deferred tax assets relating to:
            Allowance for loan losses                                           $        11,454    $         11,454
            Deferred compensation                                                        44,657              46,643
            Loan fees and costs                                                          45,434              32,779
            Unrealized losses on investment securities
               available for sale                                                        39,000                   -
                                                                                ---------------    ----------------

         Total deferred tax assets                                                      140,545              90,876
                                                                                ---------------    ----------------

         Deferred tax liabilities relating to:
            FHLB stock dividends                                                        (24,895)             26,842
            Depreciation                                                                 (6,316)                  -
            Unrealized gains on investment securities
               available for sale                                                             -               5,899
                                                                                ---------------    ----------------

         Total deferred tax liabilities                                                 (31,211)             32,741
                                                                                ---------------    ----------------

         Net deferred tax assets                                                $       109,334    $         58,135
                                                                                ===============    ================

Retained earnings at December 31, 1999 include approximately $748,000 for which no deferred income tax liability has been recognized. This amount represents an allocation of income to bad debt deductions for income tax purposes only. Reductions of the amount so allocated for purposes other than tax bad debt losses or adjustments arising from carryback of net operating losses would create income for tax purposes only, which would be subject to the then current corporate income tax rate.


--------------------------------------------------------------------------------

BOC FINANCIAL CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1999 AND 1998
--------------------------------------------------------------------------------

NOTE J - REGULATORY CAPITAL REQUIREMENTS

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

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios of total and Tier 1 capital (as defined) to risk-weighted assets (as defined), and of Tier 1 capital (as defined) to adjusted assets (as defined) and of tangible capital to adjusted assets. Management believes, as of December 31, 1999, that the Bank meets all capital adequacy requirements to which it is subject.

The Bank's regulatory capital amounts and ratios are presented below.

                                                                                                To be well
                                                                  For capital            capitalized under prompt
                                      Actual                   adequacy purposes       corrective action provisions
                           ---------------------------   ---------------------------   ----------------------------
                              Amount          Ratio         Amount          Ratio          Amount          Ratio
                           ------------   ------------   ------------   ------------   -------------   ------------
                                                            (Dollars in thousands)
As of December 31, 1999
   Total Capital
      (to Risk Weighted
      Assets)              $      9,779       61.1%       > $    1,280   >      8.0%   > $    1,600    >   10.0%
                                                          -              -             -               -
   Tier 1 Capital
      (to Risk Weighted
      Assets)                     9,749       60.9%       >        640   >      4.0%   >        960    >    6.0%
                                                          -              -             -               -
   Tier 1 Capital
      (to Adjusted Assets)        9,749       29.9%       >        980   >      3.0%   >      1,633    >    5.0%
                                                          -              -             -               -

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





--------------------------------------------------------------------------------

BOC FINANCIAL CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1999 AND 1998
--------------------------------------------------------------------------------

NOTE K - CONCENTRATION OF CREDIT RISK AND OFF-BALANCE SHEET RISK (CONTINUED)

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

A summary of the contract amount of the Bank's exposure to off-balance sheet risk as of December 31, 1999 is as follows:

           Commitments to extend credit, mortgage and consumer loans                $      273,200
           Undisbursed construction loans                                                1,899,771
           Undisbursed lines of credit                                                   2,490,786

NOTE L - DISCLOSURES ABOUT FAIR VALUES OF FINANCIAL INSTRUMENTS

Financial instruments include cash, interest-earning balances, federal funds sold, investment securities, loans, stock in the Federal Home Loan Bank of Atlanta, deposit accounts, and commitments. Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Bank's entire holdings of a particular financial instrument. Because no active market readily exists for a portion of the Bank's financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

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


--------------------------------------------------------------------------------

BOC FINANCIAL CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1999 AND 1998
--------------------------------------------------------------------------------

NOTE L - DISCLOSURES ABOUT FAIR VALUES OF FINANCIAL INSTRUMENTS (CONTINUED)

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

The carrying amounts and estimated fair values of the Bank's financial instruments, none of which are held for trading purposes, are as follows at December 31, 1999:

                                                                                Carrying             Estimated
                                                                                 Amount             Fair Value
                                                                           ---------------     -----------------
         Financial assets:
            Cash, interest bearing balances and
               federal funds sold                                          $     4,392,980      $      4,392,980
            Investment securities                                                5,366,430             5,366,430
            Loans                                                               21,100,257            21,108,000
            Stock in Federal Home Loan Bank of Atlanta                             175,100               175,100
         Financial liabilities:
            Deposits                                                            22,146,897            21,791,000
            Borrowings                                                           1,900,000             1,900,000


----------------------------------------------------------------------------------------------------------------
                                                                                                         PAGE 33

BOC FINANCIAL CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1999 AND 1998
--------------------------------------------------------------------------------

NOTE M - PARENT COMPANY FINANCIAL DATA

Following are condensed financial statements of BOC Financial Corp. as of and for the years ended December 31, 1999 and 1998:
                   CONDENSED STATEMENTS OF FINANCIAL CONDITION

                                                                                     1999               1998
                                                                                ---------------   -----------------
         Assets:
           Cash                                                                 $        40,483   $          17,316
           Note receivable from Bank of the Carolinas                                   229,380           2,308,892
           Investment in Bank of the Carolinas                                        9,679,849           9,658,246
           Other assets                                                                  29,936               7,406
                                                                                ---------------   -----------------

                                                                                $     9,979,648   $      11,991,860
                                                                                ===============   =================

         Liabilities and Stockholders' Equity:
           Liabilities:
              Borrowings                                                        $     1,900,000   $               -
              Accrued expenses and other liabilities                                     36,096              15,000
                                                                                ---------------   -----------------

              Total liabilities                                                       1,936,096              15,000
                                                                                ---------------   -----------------

           Stockholders' Equity:
              Common stock                                                              805,000             879,741
              Additional paid-in capital                                              4,296,805           7,490,173
              Unearned compensation                                                  (1,584,205)         (1,019,027)
              Retained earnings                                                       4,595,368           4,617,125
              Accumulated other comprehensive income (loss)                             (69,416)              8,848
                                                                                ---------------   -----------------

              Total stockholders' equity                                              8,043,552          11,976,860
                                                                                ---------------   -----------------

                                                                                $     9,979,648   $      11,991,860
                                                                                ===============   =================

                       CONDENSED STATEMENTS OF OPERATIONS
                                                                                     1999               1998
                                                                                ---------------   -----------------
         Equity in earnings of subsidiary                                       $        71,365   $         155,596
         Interest income                                                                148,385             149,815
         Operating expenses                                                            (100,128)            (11,033)
         Income taxes                                                                   (11,000)            (54,000)
                                                                                ---------------   -----------------

         Net income                                                             $       108,622   $         240,378
                                                                                ===============   =================


----------------------------------------------------------------------------------------------------------------
                                                                                                         PAGE 34

BOC FINANCIAL CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1999 AND 1998
--------------------------------------------------------------------------------

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



--------------------------------------------------------------------------------

                               BOC FINANCIAL CORP.
                            COMMON STOCK INFORMATION
--------------------------------------------------------------------------------

The Company's stock began trading on April 28, 1998. There are 805,000 shares of common stock outstanding which were held by approximately 306 stockholders of record (excluding shares held in street name) on December 31, 1999. The Company's common stock is listed over-the-counter through the National Daily Quotation System "Electronic Bulletin Board" under the symbol "BOCF." Interstate Johnson Lane and Trident Securities are the market makers for the Company's common stock. The following table reflects the stock trading and dividend payment frequency of the Company for the years ended December 31, 1999 and 1998.

                                                          Stock price                   Dividends, per share
                                                  ---------------------------      ------------------------------
                                                      High             Low             Regular           Special
                                                  ------------   ------------      --------------   -------------

For the year ended December 31, 1999:

First quarter ending March 31                     $   9.88          $   9.00            $    -          $      -
Second quarter ending June 30                     $   9.75          $   9.00            $  .05          $      -
Third quarter ending September 30                 $   9.63          $   8.75            $  .05          $      -
Fourth quarter ending December 31                 $   8.75          $   5.25            $  .05          $   3.50

For the year ended December 31, 1998:

Period ending June 30                             $  15.25          $  12.25            $    -          $      -
Third quarter ending September 30                 $  12.88          $  10.25            $    -          $      -
Fourth quarter ending December 31                 $  10.38          $   8.37            $  .10          $      -




----------------------------------------------------------------------------------------------------------------
                                                                                                         PAGE 36

                               BOC FINANCIAL CORP.
                              CORPORATE INFORMATION
--------------------------------------------------------------------------------

                               EXECUTIVE OFFICERS

Stephen R. Talbert                  John A. Drye                                                     Henry H. Land
PRESIDENT AND CEO                  VICE PRESIDENT                                                SECRETARY AND CFO

                                    DIRECTORS

Lynne Scott Safrit                                                                               Susan Linn Norvell
PRESIDENT, ATLANTIC AMERICAN PROPERTIES, INC.                                                             HOMEMAKER

John A. Drye                                                                                          Henry H. Land
CO-OWNER, CLAY WRIGHT INSURANCE AGENCY                                              PARTNER, MCCLARY, STOCKS, SMITH
                                                                                                 AND LAND, PA, CPAS

                               Stephen R. Talbert
                    PRESIDENT AND CEO, BOC FINANCIAL CORP AND
                              BANK OF THE CAROLINAS

             STOCK TRANSFER AGENT                                              ANNUAL MEETING

        Registrar and Transfer Company                       The annual meeting of stockholders of BOC Financial Corp.
               10 Commerce Drive                             will be held at 2:00 p.m. on May 9, 2000 at Bank of the
              Cranford, NJ 07016                             Carolinas, 107 South Central Ave., Landis, NC.


             SPECIAL LEGAL COUNSEL                                              FORM 10-KSB

           Anthony Gaeta, Jr., P.A.                          A  COPY  OF  FORM  10-KSB  AS  FILED  WITH  THE  SECURITIES
               Attorneys at Law                              AND  EXCHANGE COMMISSION WILL BE FURNISHED WITHOUT CHARGE
       808 Salem Woods Drive, Suite 201                      TO THE COMPANY'S  STOCKHOLDERS FOR THE COMPANY'S MOST
               Raleigh, NC 27615                             RECENT FISCAL YEAR UPON WRITTEN REQUEST TO STEPHEN R.
                                                             TALBERT, PRESIDENT, BOC FINANCIAL CORP., 107 SOUTH
                                                             CENTRAL AVE, LANDIS, NC 28088.
             INDEPENDENT AUDITORS
                                                                              CORPORATE OFFICE
                Dixon Odom PLLC
               408 Summit Drive                                            107 South Central Ave.
               Sanford, NC 27330                                              Landis, NC 28088

                                   DISCLAIMER

THIS ANNUAL REPORT HAS NOT BEEN REVIEWED OR CONFIRMED FOR ACCURACY OR RELEVANCE
BY THE FEDERAL DEPOSIT INSURANCE CORPORATION.


-----------------------------------------------------------------------------------------------------------------------------
                                                                                                                      PAGE 37