Form 10KSB, Exhibit 13
period 2000-12-31
BOC FINANCIAL CORP
filed 2001-04-02
CIK 1050893

BOC FINANCIAL CORP.

                               2000 ANNUAL REPORT

BOC Financial Corp. and Subsidiary
--------------------------------------------------------------------------------






TABLE OF CONTENTS


                                                                      Page No.
                                                                      --------

Report to Shareholders...........................................        1

Selected Financial and Other Data................................        2

Management's Discussion and Analysis.............................        3

Independent Auditors' Report.....................................       10

Consolidated Financial Statements

   Consolidated Statements of Financial Condition................       11

   Consolidated Statements of Operations.........................       12

   Consolidated Statements of Stockholders' Equity...............       13

   Consolidated Statements of Cash Flows.........................       14

   Notes to Consolidated Financial Statements....................       16

Common Stock Information.........................................       35

Corporate Information............................................       36








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

                             REPORT TO SHAREHOLDERS

Dear Shareholder:

We are pleased to present to you the 2000 annual report of BOC Financial Corp. It has been a year in which the Company's Management, Staff and Board of Directors have continued progress toward the goal of developing a much broader array of consumer and commercial banking services over a larger geographic area. We have worked long and hard to maintain the high standard of personal service that our customers have come to expect.

In 1999, the Bank acquired an excellent property for a future full service branch on Speedway Boulevard in Concord, North Carolina. Management fully expects our second branch to be opened for service in the fourth quarter of 2001. The manager for that facility has already begun work for the Bank to develop business in this new market area.

The company's assets increased approximately 2.6 million and net income after taxes increased 43% from $108,622 in 1999 to $155,644 in 2000. We are pleased with the increase in net income, but still are not satisfied with our overall profit performance. However, to build a Company that is properly capitalized and capable of generating higher levels of profitability, current profitability must be sacrificed for future profitability. The Board and Management do anticipate a short-term negative impact on earnings when the Speedway Boulevard office is opened. However, the manager for that facility comes to our company from a larger bank and continues to live in that area. We have already seen results from her following, and knowledge of the customer base in that area.

While 2000 brought better operating results in terms of profitability and development for the future, we have even higher hopes for 2001. The Board of Directors, Management and the staff of BOC Financial Corp. and Bank of the Carolinas thank you for your support and look forward to a profitable 2001.

Sincerely,



Stephen R. Talbert
President and Chief Executive Officer

BOC Financial Corp. and Subsidiary
Selected Financial and Other Data
--------------------------------------------------------------------------------


                                                                          At or for the year ended December 31,
                                                                         2000             1999            1998
                                                                    -------------   --------------   --------------
                                                                                 (Dollars in thousands)

Financial condition data:
   Total assets                                                     $      34,998   $       32,310   $       31,585
   Investments (1)                                                          7,571            9,365           12,637
   Loans receivable                                                        25,638           21,100           18,133
   Deposits                                                                26,584           22,147           19,382
   Stockholders' equity                                                     8,208            8,044           11,977
Operating data:
   Interest income                                                  $       2,494   $        2,116   $        2,112
   Interest expense                                                         1,343            1,053            1,006
                                                                    -------------   --------------   --------------
     Net interest income                                                    1,151            1,063            1,106
   Provision for loan losses                                                    9                -                -
                                                                    -------------   --------------   --------------
     Net interest income after provision for loan losses                    1,142            1,063            1,106
   Noninterest income                                                          73               14                5
   Noninterest expense                                                        998              942              629
                                                                    -------------   --------------   --------------
     Income before income taxes                                               217              135              482
   Income tax expense                                                          61               26              173
                                                                    -------------   --------------   --------------
     Net income                                                     $         156   $          109   $          309
                                                                    =============   ==============   ==============

Per Common Share Data:
   Net income, basic (2), (3)                                       $        .22    $         .14    $         .28
   Net income, diluted (2), (3)                                              .22              .14              .28
   Regular cash dividends (2)                                                .20              .15              .10
   Dividend payment ratio (4)                                              90.90%          107.14%           35.71%
   Special return of capital dividend                               $       -       $        3.50     $           -

Selected Other Data:
   Number of:
     Outstanding loans                                                        475              466              463
     Deposit accounts                                                       1,747            1,389            1,318
     Full-service offices open                                                  1                1                1
     Return on average assets                                                .47%             .33%            1.02%
     Return on average equity                                               1.92%            1.01%            3.09%
     Average equity to average assets                                      24.61%           33.27%           32.91%
     Interest rate spread                                                   2.58%            1.92%            2.15%
     Net yield on average interest-earning assets                           3.71%            3.42%            3.74%
     Average interest-earning assets to average interest-
        bearing liabilities                                               126.07%          144.43%          146.62%
     Ratio of noninterest expense to average total assets                   3.03%            2.89%            2.07%
     Nonperforming assets to total assets                                      -%               -%               -%
     Loan loss reserves to nonperforming loans at
        period end                                                             -%               -%               -%

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

The Company operates for the primary purpose of serving the banking and mortgage needs of its customers in its market area, while developing a personal, home-town association with its customers. The Company offers a wide range of banking and mortgage services, including all types of savings accounts and certificates of deposit, IRAs, money market deposit accounts, individual and commercial checking accounts, and NOW accounts, mortgage and consumer loans, credit cards and other associated services. Specifically, the Company makes mortgage loans collateralized by residential real estate, home equity loans which predominately are second mortgage loans collateralized by the equity in a home, consumer loans, which are collateralized by consumer products, such as automobiles, commercial real estate loans, and other loans. The Company's principal sources of revenue are interest income from its real estate lending activities, primarily consisting of making first mortgage loans for the purchase and refinancing of residential real property located in North Carolina, and interest income from its consumer lending activities, primarily consisting of home equity loans. The Company also earns revenues from interest on other loans, interest and dividend income from investments, and fees from lending and deposit activities. The major expenses of the Company are interest on deposits and non-interest expenses such as salaries, employee benefits, office occupancy and related expenses. The Company has an agreement with Walnut Street Securities whereby an agent of the brokerage firm is present on a regularly scheduled basis in the home office of Bank of the Carolinas to provide annuity and other investment products to the Company's customers.

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

The Company's one-year interest sensitivity gap as a percentage of total interest-earning assets at December 31, 2000 was a negative 20.24%. At December 31, 2000, the Company's three-year and five-year cumulative interest sensitivity gaps as a percentage of total interest-earning assets were a negative 22.34% and a negative 15.55%, respectively.

The following table sets forth the amounts of interest-earning assets and interest-bearing liabilities outstanding at December 31, 2000 which are projected to reprice or mature in each of the future time periods shown. Except as stated below, the amounts of assets and liabilities shown which reprice or mature within a particular period were determined in accordance with the contractual terms of the assets or liabilities. Loans with adjustable rates are shown as being due at the end of the next upcoming adjustment period. Passbook accounts and money market deposit accounts are assumed to be subject to immediate repricing and depositor availability and have been placed in the shortest period. In making the gap computations, none of the assumptions sometimes made regarding prepayment rates and deposit decay rates have been used for any interest-earning assets or interest-bearing liabilities. In addition, the table does not reflect scheduled principal payments which will be received throughout the lives of the loans. The interest rate sensitivity of the Company's assets and liabilities illustrated in the following table

                       BOC Financial Corp. and Subsidiary
                      Management's Discussion and Analysis
--------------------------------------------------------------------------------

would vary substantially if different assumptions were used or if actual experience differs from that indicated by such assumptions.

                       BOC Financial Corp. and Subsidiary
                      Management's Discussion and Analysis
--------------------------------------------------------------------------------

                                                           Terms to Repricing at December 31, 2000
                                          -------------------------------------------------------------------------
                                                            More Than    More Than
                                              1 Year        1 Year to    3 Years to      More Than
                                              or Less        3 Years       5 Years        5 Years         Total
                                          ------------    ------------   -----------   ------------    ------------
                                                                   (Dollars in thousands)
INTEREST-EARNING ASSETS:
   Loans receivable:
     Real estate loans:
       1-4 Family residential
         Fixed                            $          3   $        291   $        284   $       9,150   $      9,728
         Adjustable                              5,882                                                        5,882
       Other real estate loans
         Fixed                                       -             59            178           2,463          2,700
         Adjustable                              6,814              -              -               -          6,814
     Other loans                                   456             11             48              38            553
   Interest-earning balances in
     other banks                                   446              -              -               -            446
   Federal funds sold                            1,894              -              -               -          1,894
   Investments                                       -          3,299          1,749               -          5,048
   FHLB common stock(1)                              -              -              -             182            182
                                          ------------   ------------   ------------   -------------   ------------

           Total interest-earning
              assets                      $     15,495   $      3,660   $      2,259   $      11,833   $     33,247
                                          ============   ============   ============   =============   ============

INTEREST-BEARING LIABILITIES:
   Deposit accounts:
     Regular passbook                     $      2,493   $          -   $          -   $           -   $      2,493
     Money market and other                      5,185              -              -               -          5,185
     Certificate accounts                       14,547          4,359              -               -         18,906
                                          ------------   ------------   ------------   -------------   ------------

           Total interest-bearing
              liabilities                 $     22,225   $      4,359   $          -   $           -   $     26,584
                                          ============   ============   ============   =============   ============

INTEREST SENSITIVITY GAP
   PER PERIOD                             $     (6,730)  $       (699)  $      2,259   $      11,833   $      6,663

CUMULATIVE INTEREST
   SENSITIVITY GAP                        $     (6,730)  $     (7,429)  $     (5,170)  $       6,663   $      6,663

CUMULATIVE GAP AS A
   PERCENTAGE OF TOTAL
   INTEREST-EARNING
   ASSETS                                      (20.24%)       (22.34%)        (15.55%)         20.04%        20.04%

CUMULATIVE INTEREST-
   EARNING ASSETS AS A
   PERCENTAGE OF INTEREST
   BEARING LIABILITIES                           69.72%         72.05%         80.55%       125.06%         125.06%

(1) Nonmarketable equity security; substantially all required to be maintained and assumed to mature in periods greater than 5 years.

                       BOC Financial Corp. and Subsidiary
                      Management's Discussion and Analysis
--------------------------------------------------------------------------------

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

                               Net Interest Income

Net interest income represents the difference between income derived from interest-earning assets and interest expense incurred on interest-bearing liabilities. Net interest income is affected by both (i) the difference between the rates of interest earned on interest-earning assets and the rates paid on interest-bearing liabilities ("interest rate spread") and (ii) the relative amounts of interest-earning assets and interest-bearing liabilities ("net earning balance"). The following table sets forth information relating to average balances of the Company's assets and liabilities for the years ended December 31, 2000 and 1999. For the periods indicated, the table reflects the average yield on interest-earning assets and the average cost of interest-bearing liabilities (derived by dividing income or expense by the monthly average balance of interest-earning assets or interest-bearing liabilities, respectively) as well as the net yield on interest-earning assets (which reflects the impact of the net earning balance). Nonaccruing loans were included in the computation of average balances.

                       BOC Financial Corp. and Subsidiary
                      Management's Discussion and Analysis
--------------------------------------------------------------------------------


                                                          Year Ended December 31, 2000         Year Ended December 31, 1999
                                                     -------------------------------------  ----------------------------------
                                                       Average                  Average     Average                 Average
                                                       Balance     Interest    Yield/Rate   Balance    Interest    Yield/Rate
                                                     ----------    ---------  ------------  --------   --------    -----------
                                                                               (Dollars in thousands)
Interest-earning assets:
  Interest-earning balances                           $ 1,917       $   118       6.16%    $ 8,129     $   406         4.99%
  Investments                                           5,231           336       6.42%      4,329         266         6.14%
  Loans                                                23,894         2,040       8.54%     18,621       1,444         7.75%
                                                      -------       -------      ------    -------     -------       ------
    Total interest-earning assets                      31,042         2,494       8.03%     31,079       2,116         6.81%
                                                      -------       -------      ------    -------     -------       ------
Other assets                                            1,885                                1,477
                                                      -------                              -------
    Total assets                                      $32,927                              $32,556
                                                      =======                              =======
Interest-bearing liabilities:
  Deposits                                            $23,976         1,302       5.43%    $21,080       1,020         4.84%
  Borrowings                                              646            41       6.35%        438          33         7.53%
                                                      -------       -------      ------    -------     -------       ------
    Total interest bearing liabilities                 24,622         1,343       5.45%     21,518       1,053         4.89%
                                                      -------       -------      ------    -------     -------       ------
Other liabilities                                         200                                  205
Stockholders' equity                                    8,105                               10,833
                                                      -------                              -------
    Total liabilities and stockholders' equity        $32,927                              $32,556
                                                      =======                              =======
Net interest income and interest rate spread                        $ 1,151       2.58%                $ 1,063         1.92%
                                                                    =======      ======                =======       ======
Net yield on average interest-earning assets                                      3.71%                                3.42%
                                                                                 =======                             ======
Ratio of average interest-earning assets to
 average interest-bearing liabilities                  126.07%                              144.43%
                                                      =======                               ======

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

                                                                     Year Ended December 31, 2000 vs. 1999
                                                             ----------------------------------------------------
                                                                          Increase (Decrease) Due To
                                                             ----------------------------------------------------
                                                                 Volume              Rate               Total
                                                             --------------     --------------     --------------
                                                                            (Dollars in thousands)
         Interest income:
            Interest-earning balances                        $         (347)    $           59     $         (288)
            Investments                                                  57                 13                 70
            Loans                                                       430                171                601
                                                             --------------     --------------     --------------
                    Total interest income                               140                243                383
                                                             --------------     --------------     --------------

         Interest expense:
            Deposits                                                    149                133                282
            Borrowings                                                   14                 (6)                 8
                                                             --------------     ---------------    --------------
                    Total interest expense                              163                127                290
                                                             --------------     --------------     --------------

         Net interest income (loss)                          $          (23)    $          116     $           93
                                                             ===============    ==============     ==============


         Comparison of Financial Condition at December 31, 2000 and 1999

During the year ended December 31, 2000, total assets increased by $2.7 million, or 8.3%, from $32.3 million at December 31, 1999 to $35.0 million at year-end. Loans receivable grew $4.5 million to $25.6 million, representing a 21.5% increase for the year. The Company generated significant growth in commercial, construction and home improvement loans, which increased by $1.4 million, $1.5 million and $585,000, respectively, consistent with the Company's intention to expand the concentrations of its lending products beyond its traditional one-to-four family permanent residential loans. The increase in loans outstanding was principally funded through increased customer deposit accounts.

Customer deposit accounts increased by $4.4 million, or 20.0%, from $22.1 million at the beginning of the year to $26.6 million at year-end. Certificate of deposit accounts increased by $8.2 million while demand accounts decreased by $3.8 million. In order to take advantage of rising interest rates during the year, many of the Company's bank customers moved deposits out of demand accounts and into certificates. In early January, $1.9 million of interest-bearing balances in other banks were used to repay borrowings of that amount that had been outstanding as of December 31, 1999.

                       Comparison of Results of Operations
                  for the Year Ended December 31, 2000 and 1999

Net Income. Net income for 2000 was $156,000, or $.22 per share, as compared with net income of $109,000, or $.14 per share, for 1999, an increase of $47,000 or $.08 per share. Increases of $88,000 and $59,000, respectively, in net interest income and non-interest income more than offset increases of $9,000 in the provision for loan losses and $57,000 in non-interest expenses. The increase in non-interest income was primarily attributable to an increase of $54,000 in income from mortgage operations.

Net Interest Income. Net interest income increased by $88,000 principally as a result of a larger concentration of interest-earning assets in higher yielding loans during 2000 as compared with 1999. Average total interest-earning assets declined by $37,000 in 2000 as compared with 1999, but the average balance of loans outstanding increased by $5.3 million, with a corresponding decrease in the average balance of interest-earning liquid assets and investments. As a result, and despite the trend of rising interest rates during 2000, the Company's net interest margin increased to 2.58% for the year as compared with 1.92% for 1999.

Non-Interest Expenses. Total non-interest expenses were $999,000 for the year ended December 31, 2000, an increase of $57,000 from the 1999 total of $942,000. Increases of $124,000 and $34,000, respectively, in personnel and occupancy costs were offset in large measure by a decrease of $100,000 in other non-interest expenses. Personnel costs increased as a result of (1) additional costs of $53,000 recognized in connection with the Company's MRP, (2) an increase of $19,000 in group insurance, reflecting the broad trend in health care costs, and (3) an increase of $10,000 in ESOP expense. Occupancy costs increased by $24,000 as a result of depreciation and other costs relating to computer and equipment additions during the year. An additional element of the increases in personnel and occupancy costs relates to the Company's loan origination office in Concord that was open throughout 2000 as compared with eight months in 1999.

                                  Asset Quality

Non-performing assets include non-accrual loans, accruing loans contractually past due 90 days or more, restructured loans, other real estate and other real estate under contract for sale. Loans are placed on non-accrual when management has concerns relating to the ability to collect the loan principal and interest, and generally when such loans are 90 days or more past due. While non-performing assets represent potential losses to the Company, management does not anticipate any aggregate material losses since most loans are believed to be adequately secured. Management believes the allowance for loan losses is sufficient to absorb known risks in the portfolio. No assurance can be given that economic conditions will not adversely affect borrowers and result in increased losses. The Company had no non-performing assets at December 31, 2000 and 1999. Additionally, management is aware of no loans that (i) represent or result from trends or uncertainties which management reasonably expects will materially impact future operating results, liquidity or capital resources or (ii) represent material credits about which management has information that causes them to have serious doubts as to the ability of such borrowers to comply with the loan repayment terms.

                         Liquidity and Capital Resources

During 2000 and 1999, BOC paid regular cash dividends of $.20 and $.15 per share, respectively. Although BOC anticipates that it will continue to declare cash dividends on a regular basis, the Board of Directors will review its policy on the payment of dividends on an ongoing basis, and such payment will be subject to future earnings, cash flows, capital needs, and regulatory restrictions.

After thoroughly assessing the Company's capital needs, the Company's Board of Directors also authorized a special non-recurring return of capital dividend of $3.50 per share that was paid during 1999. The Board of Directors does not contemplate payment of additional special dividends in the foreseeable future.

Maintaining adequate liquidity while managing interest rate risk is the primary goal of the Company's asset and liability management strategy. Liquidity is the ability to fund the needs of the Bank's borrowers and depositors, pay operating expenses, and meet regulatory liquidity requirements. Maturing investments, loan and mortgage-backed security principal repayments, deposits and income from operations are the main sources of liquidity. The Bank's primary uses of liquidity are to fund loans and to make investments. As of December 31, 2000, liquid assets (cash, interest-earning deposits, federal funds sold, and marketable investment securities) were approximately $7.9 million, which represents 22.5% of total assets.

At December 31, 2000, outstanding loan commitments were $3.8 million, the undisbursed portion of construction loans was $2.2 million and outstanding lines of credit aggregated $3.6 million. Funding for these commitments is expected to be provided from available liquidity, growth in deposits, loan principal repayments, maturing investments and income generated from operations. If needed, the Company can also fund lending through borrowings from the Federal Home Loan Bank of Atlanta under a line of credit of $3.5 million at December 31, 2000.

Under federal capital regulations, BOC and the Bank must satisfy certain minimum leverage ratio requirements and risk-based capital requirements. Failure to meet such requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. At December 31, 2000 and 1999, BOC and the Bank exceeded all such requirements.

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

                                   [graphic]
                                DIXON ODOM PLLC
                  Certified Public Accountants and Consultants

                          INDEPENDENT AUDITORS' REPORT



To the Board of Directors and Stockholders
BOC Financial Corp.
Landis, North Carolina

We have audited the accompanying consolidated statements of financial condition of BOC Financial Corp. and Subsidiary as of December 31, 2000 and 1999 and the related consolidated statements of operations, stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of BOC Financial Corp. and Subsidiary at December 31, 2000 and 1999, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.


[GRAPHIC]
Sanford, North Carolina
February 1, 2001

BOC FINANCIAL CORP.
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
December 31, 2000 and 1999
--------------------------------------------------------------------------------


ASSETS                                                                               2000                 1999
                                                                                ---------------    ----------------

Cash on hand and in banks                                                       $       483,414    $        569,011
Interest-earning balances in other banks                                                445,661           2,556,250
Federal funds sold                                                                    1,894,480           1,267,719
Investment securities available for sale, at
  fair value (Note B)                                                                 5,048,173           5,366,430
Loans receivable, net (Note C)                                                       25,638,241          21,100,257
Accrued interest receivable                                                             105,809              74,918
Premises and equipment, net (Note D)                                                  1,073,385             969,125
Stock in the Federal Home Loan Bank, at cost                                            182,200             175,100
Other assets                                                                            126,319             231,404
                                                                                ---------------    ----------------
                                                               TOTAL ASSETS     $    34,997,682    $     32,310,214
                                                                                ===============    ================
LIABILITIES AND STOCKHOLDERS' EQUITY
Deposit accounts (Note G)                                                       $    26,583,825    $     22,146,897
Borrowings (Note F)                                                                           -           1,900,000
Advance payments from borrowers for property
   taxes and insurance                                                                   11,481              36,825
Accrued expenses and other liabilities                                                  194,552             182,940
                                                                                ---------------    ----------------
                                                          TOTAL LIABILITIES          26,789,858          24,266,662
                                                                                ---------------    ----------------

Commitments and contingencies (Notes C and K)
Stockholders' Equity (Note J):
   Preferred stock, no par value, 1,000,000 shares
     authorized, no shares issued and outstanding                                             -                   -
   Common stock, $1 par value, 9,000,000 shares
     authorized; 805,000 shares issued and outstanding                                  805,000             805,000
   Additional paid in capital                                                         4,280,715           4,296,805
   Unearned compensation (Note H)                                                    (1,480,316)         (1,584,205)
   Retained earnings, substantially restricted                                        4,603,595           4,595,368
   Accumulated other comprehensive income (loss)                                         (1,170)            (69,416)
                                                                                ---------------    ----------------
                                                 TOTAL STOCKHOLDERS' EQUITY           8,207,824           8,043,552
                                                                                ---------------    ----------------
                                 TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY     $    34,997,682    $     32,310,214
                                                                                ===============    ================


See accompanying notes.                                                  Page 13

BOC FINANCIAL CORP.
CONSOLIDATED STATEMENTS OF OPERATIONS
Years Ended December 31, 2000 and 1999
--------------------------------------------------------------------------------

                                                                                     2000                 1999
                                                                                ---------------    ----------------
INTEREST INCOME
   Loans                                                                        $     2,039,879    $      1,444,131
   Investments                                                                          336,453             265,654
   Interest-earning balances in other banks and
      federal funds sold                                                                117,716             406,294
                                                                                ---------------    ----------------
                                                      TOTAL INTEREST INCOME           2,494,048           2,116,079
                                                                                ---------------    ----------------
INTEREST EXPENSE
   Deposit accounts                                                                   1,301,726           1,019,836
   Borrowings                                                                            41,582              33,501
                                                                                ---------------    ----------------
                                                     TOTAL INTEREST EXPENSE           1,343,308           1,053,337
                                                                                ---------------    ----------------
                                                        NET INTEREST INCOME           1,150,740           1,062,742
PROVISION FOR LOAN LOSSES                                                                 9,000                   -
                                                                                ---------------    ----------------
NET INTEREST INCOME AFTER PROVISION
   FOR LOAN LOSSES                                                                    1,141,740           1,062,742
                                                                                ---------------    ----------------
NON-INTEREST INCOME
   Mortgage operations                                                                   61,842               7,354
   Loss on sale of investments                                                          (12,656)                  -
   Other                                                                                 23,958               6,331
                                                                                ---------------    ----------------
                                                  TOTAL NON-INTEREST INCOME              73,144              13,685
                                                                                ---------------    ----------------
NON-INTEREST EXPENSES
   Personnel costs                                                                      600,075             476,188
   Occupancy                                                                            107,070              72,580
   Data processing and outside service fees                                              54,546              48,895
   Deposit insurance premiums                                                             4,674              11,765
   Other                                                                                232,150             332,377
                                                                                ---------------    ----------------
                                                TOTAL NON-INTEREST EXPENSES             998,515             941,805
                                                                                ---------------    ----------------
                                                 INCOME BEFORE INCOME TAXES             216,369             134,622
INCOME TAX EXPENSE (NOTE I)                                                              60,725              26,000
                                                                                ---------------    ----------------
                                                                 NET INCOME     $       155,644    $        108,622
                                                                                ===============    ================
NET INCOME PER COMMON SHARE
   Basic and diluted                                                            $           .22    $           .14
                                                                                ===============    ===============
   Weighted average shares outstanding                                                  704,152            754,969
                                                                                ===============    ================

See accompanying notes.                                                  Page 14

BOC FINANCIAL CORP.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
Years Ended December 31, 2000 and 1999
--------------------------------------------------------------------------------


                                                                                          Accumulated
                               $1 Par value                                                   other
                               common stock       Additional                              comprehensive   Total
                          ----------------------    paid-in      Unearned      Retained      income    stockholders'
                           Shares      Amount       capital     compensation   earnings      (loss)       equity
                          --------   -----------  -----------   ------------ -----------  -----------   -----------
Balance at December 31,
   1998                    879,741   $   879,741  $ 7,490,173   $(1,019,027) $ 4,617,125  $     8,848   $11,976,860
                                                                                                        -----------
Comprehensive income:
   Net income                    -             -            -            -       108,622            -       108,622
   Net unrealized loss on
    investment securities
    available for sale           -             -            -            -             -      (78,264)      (78,264)
                                                                                                        -----------
     Total comprehensive
       income                                                                                                30,358
                                                                                                        -----------
Purchase and award of
   37,029 common shares
   by MRP                        -             -        1,277     (356,400)            -            -      (355,123)
Repurchase of common
   stock                   (74,741)      (74,741)    (636,352)           -       (17,644)           -      (728,737)
MRP shares earned                -             -            -       17,820             -            -        17,820
Release of ESOP shares           -             -            -       32,609             -            -        32,609
Cash dividends of $.15
   per share                     -             -            -            -      (112,735)           -      (112,735)
Special cash dividend of
   $3.50 per share               -             -   (2,558,293)    (259,207)            -            -    (2,817,500)
                          --------   -----------  -----------   ----------   -----------  -----------   -----------
Balance at December 31,
   1999                    805,000       805,000    4,296,805   (1,584,205)    4,595,368      (69,416)    8,043,552
                                                                                                        -----------
Comprehensive income:
   Net income                    -             -            -            -       155,644            -       155,644
   Net unrealized gain on
    investment securities
    available for sale           -             -            -            -             -       68,246        68,246
                                                                                                        -----------
     Total comprehensive
        income                                                                                              223,890
                                                                                                        -----------
MRP   shares earned              -             -            -       71,280             -            -        71,280
Release of ESOP shares           -             -      (16,090)      32,609             -            -        16,519
Cash dividends of $0.20
   per share                     -             -            -            -      (147,417)           -      (147,417)
                          --------   -----------  -----------   ----------   -----------  -----------   -----------
Balance at December 31,
   2000                    805,000   $   805,000  $ 4,280,715   $(1,480,316) $ 4,603,595  $    (1,170)  $ 8,207,824
                          ========   ===========  ===========   ===========  ===========  ===========   ===========

See accompanying notes.                                                  Page 15

BOC FINANCIAL CORP.
CONSOLIDATED STATEMENTS OF CASH FLOWS
Years Ended December 31, 2000 and 1999
--------------------------------------------------------------------------------


                                                                                     2000                 1999
                                                                                ---------------    ----------------
CASH FLOWS FROM OPERATING ACTIVITIES
   Net income                                                                   $       155,644    $        108,622
   Adjustments to reconcile net income to net cash
      provided by operating activities:
        Depreciation                                                                     35,876              25,477
        Amortization, net                                                                  (154)                140
        Loss on sale of investments                                                      12,656                   -
        Provision for loan losses                                                         9,000                   -
        Deferred income taxes                                                            (5,275)             (6,300)
        Release of ESOP shares                                                           16,519              32,609
        Amortization of MRP shares                                                       71,280              17,820
        Deferred compensation                                                            16,728              20,788
        Changes in assets and liabilities:
          Increase in accrued interest receivable                                       (30,891)            (20,933)
          (Increase) decrease in other assets                                            72,017            (112,795)
          Decrease in accrued expenses and
             other liabilities                                                           (5,116)            (57,339)
                                                                                ---------------    ----------------
                                                       NET CASH PROVIDED BY
                                                        OPERATING ACTIVITIES            348,284               8,089
                                                                                ---------------    ----------------

CASH FLOWS FROM INVESTING ACTIVITIES
   Net decrease in interest-earning balances
      in other banks                                                                  2,110,589           4,868,724
   Net (increase) decrease in federal funds sold                                       (626,761)             17,304
   Purchases of available for sale investment securities                             (1,050,000)         (4,000,000)
   Proceeds from maturities of available for sale investment
      securities                                                                        725,000           2,250,000
   Proceeds from sales of available for sale investment
      securities                                                                        737,344                   -
   Purchase of Federal Home Loan Bank stock                                              (7,100)                  -
   Redemption of Federal Home Loan Bank stock                                                 -              12,100
   Net increase in loans                                                             (4,546,984)         (2,967,204)
   Purchase of premises and equipment                                                  (140,136)           (726,620)
                                                                                ---------------    ----------------
                                                           NET CASH USED BY
                                                        INVESTING ACTIVITIES         (2,798,048)           (545,696)
                                                                                ---------------    ----------------

See accompanying notes.                                                  Page 16

BOC FINANCIAL CORP.
CONSOLIDATED STATEMENTS OF CASH FLOWS
Years Ended December 31, 2000 and 1999
--------------------------------------------------------------------------------


                                                                                     2000                 1999
                                                                                ---------------    ----------------
CASH FLOWS FROM FINANCING ACTIVITIES
   Net increase (decrease) in demand accounts                                   $    (3,754,668)   $      2,153,409
   Net increase in certificates of deposit                                            8,191,596             611,512
   Proceeds from (repayment of) borrowings                                           (1,900,000)          1,900,000
   Net increase (decrease) in advance payments from borrower
      for taxes and insurance                                                           (25,344)             29,876
   Repurchase of common stock                                                                 -          (1,083,860)
   Cash dividends paid                                                                 (147,417)         (2,930,235)
                                                                                ---------------    ----------------
                                                      NET CASH PROVIDED BY
                                                       FINANCING ACTIVITIES           2,364,167             680,702
                                                                                ---------------    ----------------
                                                NET INCREASE (DECREASE ) IN
                                                  CASH ON HAND AND IN BANKS             (85,597)            143,095

CASH ON HAND AND IN BANKS, BEGINNING                                                    569,011             425,916
                                                                                ---------------    ----------------
                                          CASH ON HAND AND IN BANKS, ENDING     $       483,414    $        569,011
                                                                                ===============    ================

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
   Cash paid during the year for:
      Interest                                                                  $     1,343,308    $      1,019,836
                                                                                ===============    ================
      Income taxes                                                              $        37,200    $        203,965
                                                                                ===============    ================
SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING
   AND FINANCING ACTIVITIES
      Unrealized holding gains (losses) on available for sale
         investment securities, net of deferred income taxes                    $        68,246    $        (78,264)
                                                                                ===============    ================

See accompanying notes.                                                  Page 17

BOC FINANCIAL CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2000 and 1999
--------------------------------------------------------------------------------

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

Nature of Business

Bank of the Carolinas maintains its banking office and conducts its primary business in Landis, North Carolina. The Bank is primarily engaged in the business of attracting deposits from the general public and using such deposits to make mortgage loans secured by one-to-four family residential real estate located in its primary market area. The Bank also makes home equity line of credit loans, multi-family residential loans, commercial loans, construction loans and loans secured by deposit accounts. The Bank operates a loan origination office in Concord, North Carolina. Bank of the Carolinas has been, and intends to continue to be, a community-oriented financial institution offering a variety of financial services to meet the needs of the community it serves.

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

Investment Securities

The Bank classifies its securities in one of three categories: trading, available for sale, or held to maturity. There were no trading or held to maturity securities at December 31, 2000 or 1999. All securities are classified as available for sale.

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

Premiums and discounts are amortized or accreted over the life of the related security as an adjustment to the yield. Realized gains and losses are included in earnings. The costs of securities sold are derived using the specific identification method.

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

Real Estate Acquired In Settlement of Loans

Real estate acquired in settlement of loans is carried at the lower of cost or fair value less estimated costs to dispose. Generally accepted accounting principles define fair value as the amount that is expected to be received in a current sale between a willing buyer and seller other than in a forced or liquidation sale. Fair values at foreclosure are based on appraisals. Losses arising from the acquisition of foreclosed properties are charged against the allowance for loan losses. Subsequent write-downs are provided by a charge to operations through the allowance for losses on other real estate in the period in which the need arises.

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

Profit Sharing Plan

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

Earnings Per Common Share

Basic earnings per share represents income available to common stockholders divided by the weighted-average number of common shares outstanding during the period. Diluted earnings per share reflect additional common shares that would have been outstanding if dilutive potential common shares had been issued, as well as any adjustment to income that would result from the assumed issuance. Potential common shares that may be issued by the Company relate to outstanding stock options and are determined using the treasury stock method. Outstanding options and unearned shares in the management recognition plan had no dilutive effect for the years ended December 31, 2000 and 1999.

Recent Accounting Pronouncements

FASB Statement on Accounting for Derivative Instruments and Hedging Activities. In June 1998, the FASB issued Statement No. 133, Accounting for Derivative Instruments and Hedging Activities. In June 1999, this Statement was amended by SFAS No. 137 to defer the effective date to fiscal years beginning after June 15, 2000. The Bank adopted this Statement on January 1, 2001. This Statement establishes accounting and reporting standards for derivative instruments and hedging activities, including certain derivative instruments embedded in other contracts, and requires that an entity recognize all derivatives as assets or liabilities in the statement of financial condition and measure them at fair value. If certain conditions are met, an entity may elect to designate a derivative as follows: (a) a hedge of exposure to changes in the fair value of a recognized asset or liability or an unrecognized firm commitment, (b) a hedge of the exposure to variable cash flows of a forecasted transaction, or (c) a hedge of the foreign currency exposure of an unrecognized firm commitment, an available-for-sale security, a foreign currency denominated forecasted transaction, or a net investment in a foreign operation. This Statement generally provides for matching the timing of the recognition of the gain or loss on derivatives designated as hedging instruments with the recognition of the changes in the fair value of the item being hedged. Depending on the type of hedge, such recognition will be in either net income or other comprehensive income. For a derivative not designated as a hedging instrument, changes in fair value will be recognized in net income in the period of change. The adoption of this Statement on January 1, 2001 did not materially affect the Bank's financial statements.

In September 2000, the FASB issued SFAS No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. SFAS No. 140 is a replacement of SFAS No. 125, although SFAS No. 140 carried forward most of the provisions of SFAS No. 125 without change. SFAS No. 140 is effective for transfers occurring after March 31, 2001 and for disclosures relating to securitizations, retained interests, and collateral received and pledged in reverse repurchase agreements for fiscal years ending after December 15, 2000. The new statement eliminates the prior requirement to record collateral received under certain securities financing transactions and requires reclassifications in the balance sheet of assets pledged under certain conditions. The adoption of SFAS No. 140 is not expected to have a significant impact on the Bank's financial statements.

NOTE B - INVESTMENT SECURITIES

The following is a summary of the securities portfolios by major classification:

                                                                           December 31, 2000
                                                   ----------------------------------------------------------------
                                                                         Gross            Gross
                                                       Amortized      Unrealized       Unrealized         Fair
                                                         Cost            Gains           Losses           Value
                                                   --------------    -------------   -------------   --------------
Securities available-for-sale:
   U. S. government securities and obligations
      of U. S. government agencies                 $    5,050,000    $       9,188   $      11,015   $    5,048,173
                                                   --------------    -------------   -------------   --------------
                                                   $    5,050,000    $       9,188   $      11,015   $    5,048,173
                                                   ==============    =============   =============   ==============


                                                                           December 31, 1999
                                                   ----------------------------------------------------------------
                                                                         Gross            Gross
                                                       Amortized      Unrealized       Unrealized         Fair
                                                         Cost            Gains           Losses           Value
                                                   --------------    -------------   -------------   --------------

Securities available-for-sale:
   U. S. government securities and obligations
      of U. S. government agencies                 $    5,249,729    $         272   $     108,671   $    5,141,330
   Municipal bonds                                        225,117                -              17          225,100
                                                   --------------    -------------   -------------   --------------

                                                   $    5,474,846    $         272   $     108,688   $    5,366,430
                                                   ==============    =============   =============   ==============

The amortized cost and fair values of securities available for sale at December 31, 2000 by contractual maturity are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                           Securities Available for Sale
                                                        -----------------------------------
                                                           Amortized              Fair
                                                             Cost                 Value
                                                        ---------------    ----------------
   Due within one year                                  $             -    $              -
   Due after one year through three years                     3,300,000           3,298,876
   Due after three years through five years                   1,750,000           1,749,297
                                                        ---------------    ----------------
                                                        $     5,050,000    $      5,048,173
                                                        ===============    ================

Proceeds from maturities of investment securities available for sale during the year ended December 31, 2000 were $725,000. Proceeds from maturities of investment securities available for sale during the year ended December 31, 1999 were $2,250,000. Proceeds from sale of investment securities available for sale during the year ended December 31, 2000 were $737,344. Losses of $12,656 were realized from those sales. There were no sales of investment securities in 1999.

Securities with a carrying value of $250,000 at December 31, 2000 were pledged to secure public monies on deposit as required by law.

The following tables set forth certain information regarding the carrying values, weighted average yields and contractual maturities of the Company's investment portfolio and other interest-earning assets at December 31, 2000. FHLB stock, a nonmarketable equity security, substantially all of which is required to be maintained, is assumed to mature in periods greater than five years.

                                                                      Carrying value
                                        ---------------------------------------------------------------------------
                                                          After one     After three
                                           One year    year through    years through  After five
                                            or less    three years      five years         years          Total
                                        -------------  --------------  -------------  -------------  --------------
                                                                  (Dollars in thousands)
Securities available for sale:
   U. S. government and agency
     securities                         $           -  $        3,299  $       1,749  $           -  $        5,048

Other:
   Interest-earning balances in other
     banks                                        446               -              -              -             446
   Federal funds sold                           1,894               -              -              -           1,894
   Federal Home Loan Bank Stock                     -               -              -            182             182
                                        -------------  --------------  -------------  -------------  --------------

Total                                   $       2,340  $        3,299  $       1,749  $         182  $        7,570
                                        =============  ==============  =============  =============  ==============


                                                                       Average Yield
                                        ---------------------------------------------------------------------------
                                                          After one     After three
                                           One year    year through    years through  After five
                                            or less      three years    five years         years          Total
                                        -------------  --------------  -------------  -------------  --------------

Securities available for sale:
   U. S. government and
     agency securities                          -%          6.20%            6.79%            -%          6.41%

Other:
   Interest-earning balances in
     other banks                             6.05%             -%               -%            -%          6.05%



                                                                         Page 27




   Federal funds sold                        6.33%             -%               -%            -%          6.33%
   Federal Home Loan Bank
     Stock                                      -%             -%               -%         7.75%          7.75%

Weighted average                             6.28%          6.20%            6.79%         7.75%          6.40%

NOTE C - LOANS RECEIVABLE

Loans receivable consist of the following:

                                                             2000                                1999
                                               -------------------------------     --------------------------------
                                                                 Percentage                          Percentage
                                                  Amount            of total           Amount           of total
                                               -------------     -------------     -------------     --------------
Type of loan:
    Real estate loans:
       One-to-four family residential
          Fixed                                $    9,797,078         38.21        $     9,922,829        47.02%
          Adjustable                                5,917,001         23.08              5,235,129        24.80
       Multi-family residential
          Adjustable                                1,223,933          4.77                977,005         4.63
       Commercial
          Fixed                                     1,558,248          6.08                 56,482          .27
          Adjustable                                1,660,875          6.48              1,803,690         8.55
       Construction
          Fixed                                             -             -                      -            -
          Adjustable                                4,611,851         17.99              3,059,100        14.50
       Home equity lines of credit
          Adjustable                                1,549,078          6.04              1,441,316         6.83
       Home improvement loans
          Fixed                                     1,142,320          4.46                556,588         2.64
                                               --------------    ----------        ---------------   ----------

    Total real estate loans                        27,460,384        107.11             23,052,139       109.24

    Other loans:
       Secured by automobiles                          40,378          0.16                 38,494          .18
       Secured by deposits                             33,044          0.13                 47,839          .23
       Other secured                                   57,002          0.22                      -            -
       Unsecured                                      421,500          1.64                      -            -
                                               --------------    ----------        ---------------   ----------

Total loans                                        28,012,308        109.26             23,138,472       109.65

Less:
    Construction loans in process                  (2,231,262)        (8.70)            (1,899,771)       (9.00)
    Allowance for loan losses                         (39,000)        (0.15)               (30,000)        (.14)
    Deferred loan origination fees,
       net of costs                                  (103,805)        (0.41)              (108,444)        (.51)
                                               --------------    ----------        ---------------   ----------

                                               $   25,638,241        100.00%       $    21,100,257       100.00%
                                               ==============    ==========        ===============   ==========

At December 31, 2000 and 1999, and for the years then ended, the Bank had no nonaccrual loans or restructured loans. The Bank has had no loan charge-offs or recoveries for the years ended

December 31, 2000 and 1999. No provision for loan losses was made in 1999, while a provision of $9,000 in 2000 increased the Bank's allowance for loan losses from $30,000 to $39,000.

At December 31, 2000, the Bank had mortgage and consumer loan commitments outstanding of $3,811,250 and pre-approved but unused lines of credit totaling $3,586,653. In management's opinion, these commitments, and undisbursed proceeds on construction loans in process reflected above, represent no more than normal lending risk to the Bank and will be funded from normal sources of liquidity.

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

                                                             2000                 1999
                                                        ---------------    ----------------
         Balance at beginning of year                   $       240,675    $        498,334
         Additional borrowings                                   75,582              20,349
         Loan repayments                                        (67,125)           (278,008)
                                                        ---------------    ----------------

         Balance at end of year                         $       249,132    $        240,675
                                                        ===============    ================


NOTE D - PREMISES AND EQUIPMENT

Premises and equipment consist of the following:

                                                             2000                 1999
                                                        ---------------    ----------------
         Land                                           $       655,570    $        655,570
         Building and improvements                              527,816             439,970
         Furniture and equipment                                258,057             205,768
                                                        ---------------    ----------------
                                                              1,441,443           1,301,308
         Accumulated depreciation                              (368,058)           (332,183)
                                                        ---------------    ----------------

                                                        $     1,073,385    $        969,125
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

NOTE F - ADVANCES FROM FEDERAL HOME LOAN BANK AND OTHER BORROWINGS

The Bank has a $3,500,000 line of credit from the Federal Home Loan Bank which is secured by a blanket floating lien on the Bank's one-to-four family residential mortgage loans. As of December 31, 2000, there were no advances on this line of credit.

Borrowings at December 31, 1999 consisted of a note payable to another bank for $1,900,000, bearing interest at 7.25%. This note was repaid on January 13, 2000.


NOTE G - DEPOSIT ACCOUNTS

A comparative summary of deposit accounts at December 31, 2000 and 1999 follows:

                                                               2000                              1999
                                                 -------------------------------   --------------------------------
                                                                   Weighted                            Weighted
                                                                       Average                          Average
                                                     Amount             Rate           Amount            Rate
                                                 ---------------   -------------   ---------------  ---------------
         Demand accounts:
            Regular passbook                     $     2,492,318        3.05%      $     2,980,384       3.05%
            Money market and other                     5,185,388        4.66%            8,451,990       4.64%
                                                 ---------------                   ---------------

                                                       7,677,706        4.14%           11,432,374       4.23%
         Certificates of deposit                      18,906,119        6.58%           10,714,523       5.41%
                                                 ---------------                   ---------------

         Total deposit accounts                  $    26,583,825        5.87%      $    22,146,897       4.80%
                                                 ===============                   ===============

A summary of certificate accounts by maturity as of December 31, 2000 follows:

                                                                    Less than        $100,000
                                                                    $100,000          or More            Total
                                                                --------------    --------------   ----------------
         Three months or less                                   $    4,644,034    $      706,748   $      5,350,782
         Over three months through twelve months                     7,125,052         2,071,393          9,196,445
         Over one year through three years                           2,660,020         1,698,872          4,358,892
                                                                --------------    --------------   ----------------

         Total certificate accounts                             $   14,429,106    $    4,477,013   $     18,906,119
                                                                ==============    ==============   ================

Interest expense on deposits for the years ended December 31, 2000 and 1999 is summarized as follows:

                                                                                     2000                 1999
                                                                                ---------------    ----------------

         Regular passbook savings                                               $        81,172    $         97,209
         Money market savings                                                           303,871             307,773
         Certificates of deposit                                                        916,683             614,854
                                                                                ---------------    ----------------

                                                                         Page 33



                                                                                $     1,301,726    $      1,019,836
                                                                                ===============    ================

NOTE H - EMPLOYEE AND DIRECTOR BENEFIT PLANS

Management Recognition Plan

At the annual meeting which was held on April 8, 1999, the Company's stockholders approved the Management Recognition Plan (the "MRP"). The MRP provides for the award of up to 37,029 shares of the Company's common stock to directors, officers and employees of the Bank. The Company elected to fund the plan by purchasing shares in the open market. During September of 1999, 37,029 common shares were awarded under the MRP at a value of $9.63 per share at the date of grant. Personnel costs for the years ended December 31, 2000 and 1999 include $71,280 and $17,280, respectively, which represent the value of MRP shares earned in each year.

Stock Option Plan

On April 8, 1999, the stockholders approved the BOC Financial Corp. Stock Option Plan (the "SOP"). The SOP provides for the issuance to directors, officers, and employees of the Bank options to purchase up to 175,948 shares of the Company's common stock. Options granted to directors were fully vested on the date of grant. Options granted to executive officers and employees vest 20% annually. All options will expire if not exercised within ten years from the date of grant.

A summary of the Company's stock option activity and related information for the years ended December 31, 2000 and 1999 are as follows:

                                                        Outstanding Options                Exercisable Options
                                                    ------------------------------    -----------------------------
                                     Shares                             Weighted                        Weighted
                                   Available                            Average                          Average
                                   for Future           Number          Exercise          Number        Exercise
                                     Grants           Outstanding        Price          Outstanding       Price
                                 --------------     -------------     ------------    -------------  --------------
At adoption of Plan                     175,948                 -      $         -                -  $            -

     Options granted                    (77,316)           77,316             6.63           38,000            6.63
                                 --------------     -------------     ------------    -------------  --------------

At December 31, 1999                     98,632            77,316             6.63           38,000            6.63

     Options granted                     (8,287)            8,287             5.38            6,971            5.38
     Options vesting                          -                 -                -            7,863            6.63
                                 --------------     -------------     ------------    -------------  --------------

At December 31, 2000                     90,345            85,603     $       6.50           52,834  $         6.46
                                 ==============     =============     ============    =============  ==============

As permitted by SFAS No. 123, the Company has applied APB Opinion No. 25 for measurement of stock-based compensation in the accompanying financial statements. If the Company had used the fair value based method of accounting for stock-based compensations, operating results for the years ended December 31, 2000 and 1999 would have been affected as set forth below:

                                                As Reported        Pro Forma
                                                -----------    ----------------
For 2000:
    Net income                                $       155,644  $        135,983
    Net income per share, basic and diluted   $           .22  $            .19

For 1999:
    Net income                                $       108,622  $         49,227
    Net income per share, basic and diluted   $           .14  $            .07

In determining the pro forma disclosures above, the fair value of options granted was estimated as of the grant date under the Black-Scholes Option Pricing Model using the following assumptions: a risk-free interest rate of 5.5%, a dividend yield of 3.72% in 2000 and 3.02% in 1999, an expected life of 7 years, and expected volatility of 16% in 2000 and 20% in 1999. The effects of applying SFAS No. 123 in the above pro forma disclosure are not indicative of future amounts.

Profit Sharing Plan

On June 26, 1996, the Bank adopted a profit sharing plan under the provisions of ss.401(a) of the Internal Revenue Code. The directors of the Bank authorize the contribution of a discretionary amount to the plan at the end of each plan year. Participation in the plan is available to any employee of the Bank who has at least one year of service of 1,000 hours or more with the Bank. Also, a participant's share of the employer contributions begins vesting at a rate of 20% per year after three years of service and is considered fully vested after 7 years of service. Plan benefits are paid out at retirement age (65) or other times as described in the plan. For years ended December 31, 2000 and 1999, the Bank incurred expense in the form of contributions to the plan of $27,500 and $30,000, respectively.

Directors' Retirement Plan

A directors' retirement plan, effective June 1, 1997, was adopted for the purpose of providing retirement benefits to members of the Board of Directors who provide expertise in direction of the Bank's growth and to ensure that the Bank will have their continued assistance in the future. All directors are eligible to participate in the plan. Retirement benefits, to the extent earned, will be payable to a participant who has attained the age of 70 years and has retired from service on the Board. For participants who have attained the age of 65 as of June 1, 1997, benefits are earned over a five-year period beginning on the first anniversary of the plan at a rate of 20% per year. For all other participants, benefits are at a rate of 10% per year commencing on the first anniversary following the participant's tenth year of service as a member of the Board of

Directors. Full retirement benefits are provided in the event of death or permanent disability. Expenses for this plan were $17,000 and $21,000, respectively, for the years ended December 31, 2000 and 1999.

NOTE H - EMPLOYEE AND DIRECTOR BENEFIT PLANS (Continued)

Employee Stock Ownership Plan

In the mutual to stock conversion, the Bank of the Carolinas Employee Stock Ownership Plan (the "ESOP") purchased 74,059 shares of the common stock of BOC Financial Corp. sold in the public offering at a total cost of $1,043,484. The ESOP executed a note payable to BOC for the full price of the shares purchased. The note is to be repaid over 32 years in quarterly installments of principal and interest. Interest is based upon the prime rate and will be adjusted quarterly. The note may be prepaid without penalty. The unallocated shares of stock held by the ESOP are pledged as collateral for the note. The ESOP is funded by contributions made by the Bank in amounts sufficient to retire the debt. At December 31, 2000 and 1999, the outstanding balance of the note was $953,810 and $986,419, respectively, and is included in unearned compensation as a reduction of stockholders' equity.

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

Expenses of $16,519 and $32,609 have been incurred in connection with the ESOP during the years ended December 31, 2000 and 1999, respectively. At December 31, 2000, 9,664 shares held by the ESOP have been released or committed to be released to the plan's participants for purposes of computing earnings per share. The fair value of the unallocated shares amounted to approximately $322,000 at December 31, 2000.


NOTE I - INCOME TAXES

The components of income tax expense are as follows for the years ended December 31, 2000 and 1999:

                                                                                     2000                 1999
                                                                                ---------------    ----------------
         Current tax expense                                                    $        66,000    $         32,300
         Net deferred expense (benefit) included in operations                           (5,275)             (6,300)
                                                                                ---------------    ----------------

                                                                                $        60,725    $         26,000
                                                                                ===============    ================

The differences between the provision for income taxes and the amount computed by applying the statutory federal income tax rate of 34% to income before income taxes were as follows for the years ended December 31, 2000 and 1999:

                                                                                     2000                 1999
                                                                                ---------------    ----------------
         Income tax at federal statutory rate                                   $        73,565    $         45,771
         State income tax, net of federal tax benefit                                      (400)              2,311
         Effect of graduated rate brackets                                               (6,014)            (10,349)
         Tax exempt interest income                                                        (300)             (3,347)
         Other                                                                           (6,126)             (8,386)
                                                                                ---------------    ----------------

                                                                                $        60,725    $         26,000
                                                                                ===============    ================

Deferred tax assets and liabilities arising from temporary differences at December 31, 2000 and 1999 are summarized as follows:

                                                                                     2000                 1999
                                                                                ---------------    ----------------
         Deferred tax assets relating to:
            Allowance for loan losses                                           $        15,008    $         11,454
            Deferred compensation                                                        55,771              44,657
            Loan fees and costs                                                          39,947              45,434
            Unrealized losses on investment securities
               available for sale                                                           657              39,000
                                                                                ---------------    ----------------

         Total deferred tax assets                                                      111,383             140,545
                                                                                ---------------    ----------------

         Deferred tax liabilities relating to:
            FHLB stock dividends                                                        (24,701)            (24,895)
            Depreciation                                                                (11,073)             (6,316)
                                                                                ---------------    ----------------

         Total deferred tax liabilities                                                 (35,774)            (31,211)
                                                                                ---------------    ----------------

         Net deferred tax assets                                                $        75,609    $        109,334
                                                                                ===============    ================

Retained earnings at December 31, 2000 include approximately $748,000 for which no deferred income tax liability has been recognized. This amount represents an allocation of income to bad debt deductions for income tax purposes only. Reductions of the amount so allocated for purposes other than tax bad debt losses or adjustments arising from carryback of net operating losses would create income for tax purposes only, which would be subject to the then current corporate income tax rate.

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

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios of total and Tier 1 capital (as defined) to risk-weighted assets (as defined), and of Tier 1 capital (as defined) to adjusted assets (as defined) and of tangible capital to adjusted assets. Management believes, as of December 31, 2000, that the Bank meets all capital adequacy requirements to which it is subject. The Bank's regulatory capital amounts and ratios are presented below.

                                                                                                To be well
                                                                  For capital            capitalized under prompt
                                      Actual                   adequacy purposes       corrective action provisions
                           ---------------------------   ---------------------------   ----------------------------
                              Amount          Ratio         Amount          Ratio          Amount          Ratio
                           ------------   ------------   ------------   ------------   -------------   ------------
                                                            (Dollars in thousands)
As of December 31, 2000:
   Total Capital
      (to Risk Weighted
      Assets)              $      8,008       39.4%       > $    1,628   >      8.0%   > $    2,034    >   10.0%
                                                          -              -             -               -
   Tier 1 Capital
      (to Risk Weighted
      Assets)                     7,969       39.2%       >        814   >      4.0%   >      1,221    >    6.0%
                                                          -              -             -               -
   Tier 1 Capital
      (to Adjusted Assets)        7,969       23.1%       >        814   >      4.0%   >      1,017    >    5.0%
                                                          -              -             -               -

As of December 31, 1999:
   Total Capital
      (to Risk Weighted
      Assets)              $      9,779       61.1%       > $    1,280   >      8.0%   > $    1,600    >   10.0%
                                                          -              -             -               -
   Tier 1 Capital
      (to Risk Weighted
      Assets)                     9,749       60.9%       >        640   >      4.0%   >        960    >    6.0%
                                                          -              -             -               -
   Tier 1 Capital
      (to Adjusted Assets)        9,749       29.9%       >        980   >      3.0%   >      1,633    >    5.0%
                                                          -              -             -               -

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

A summary of the contract amount of the Bank's exposure to off-balance sheet risk as of December 31, 2000 is as follows:

    Commitments to extend credit, mortgage and consumer loans    $ 3,811,250
    Undisbursed construction loans                                 2,231,262
    Undisbursed lines of credit                                    3,586,653


NOTE L - DISCLOSURES ABOUT FAIR VALUES OF FINANCIAL INSTRUMENTS

Financial instruments include cash, interest-earning balances, federal funds sold, investment securities, loans, and stock in the Federal Home Loan Bank of Atlanta, deposit accounts, and commitments. Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Bank's entire holdings of a particular financial instrument. Because no active market readily exists for a portion of the Bank's financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

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

The carrying amounts and estimated fair values of the Bank's financial instruments, none of which are held for trading purposes, are as follows at December 31, 2000:

                                                                                Carrying             Estimated
                                                                                 Amount             Fair Value
                                                                           ------------------   -------------------
         Financial assets:
            Cash, interest bearing balances and
               federal funds sold                                          $        2,823,555   $         2,823,555
            Investment securities                                                   5,048,173             5,048,173
            Loans                                                                  25,638,241            25,777,000
            Stock in Federal Home Loan Bank of Atlanta                                182,200               182,200
         Financial liabilities:
            Deposits                                                               26,583,825            26,319,000


NOTE M - PARENT COMPANY FINANCIAL DATA

Following are condensed financial statements of BOC Financial Corp. as of and for the years ended December 31, 2000 and 1999:

                   Condensed Statements of Financial Condition

                                                                                     2000               1999
                                                                                ---------------   -----------------
         Assets:
           Cash                                                                 $       271,012   $          40,483
           Note receivable from Bank of the Carolinas                                         -             229,380
           Investment in Bank of the Carolinas                                        7,967,582           9,679,849
           Other assets                                                                       -              29,936
                                                                                ---------------   -----------------
                                                                                $     8,238,594   $       9,979,648
                                                                                ===============   =================

         Liabilities and Stockholders' Equity:
           Liabilities:
              Borrowings                                                        $             -   $       1,900,000
              Accrued expenses and other liabilities                                     30,770              36,096
                                                                                ---------------   -----------------
              Total liabilities                                                          30,770           1,936,096
                                                                                ---------------   -----------------

           Stockholders' Equity:
              Common stock                                                              805,000             805,000
              Additional paid-in capital                                              4,280,715           4,296,805
              Unearned compensation                                                  (1,480,316)         (1,584,205)
              Retained earnings                                                       4,603,595           4,595,368
              Accumulated other comprehensive income (loss)                              (1,170)            (69,416)
                                                                                ---------------   -----------------
              Total stockholders' equity                                              8,207,824           8,043,552
                                                                                ---------------   -----------------
                                                                                $     8,238,594   $       9,979,648
                                                                                ===============   =================


                       Condensed Statements of Operations

                                                                                     2000               1999
                                                                                ---------------   -----------------

         Equity in earnings of subsidiary                                       $       134,623   $          71,365
         Interest income                                                                 90,205             148,385
         Operating expenses                                                             (68,184)           (100,128)
         Income taxes                                                                    (1,000)            (11,000)
                                                                                ---------------   -----------------

         Net income                                                             $       155,644   $         108,622
                                                                                ===============   =================

NOTE N - PLAN OF CONVERSION

On September 29, 1997, the Board of Directors of the Bank adopted a Plan of Holding Company Conversion whereby the Bank converted from a state-chartered mutual savings bank to a state-chartered stock commercial bank and became a wholly owned subsidiary of BOC (the "Company" or "Holding Company") a holding company formed in connection with the conversion. On April 28, 1998, the Bank completed its conversion. The conversion occurred through the sale of 925,741 shares of common stock ($1.00 par value) of BOC. Total proceeds of $9.3 million were reduced by conversion expenses of $450,000. BOC paid $5.0 million to the Bank in exchange for the common stock of the Bank issued in the conversion, and retained the balance of the net conversion proceeds. The transaction was recorded as an "as-if" pooling with assets and liabilities recorded at historical cost.

At the time of conversion, the Bank established a liquidation account in an amount equal to its net worth as reflected in its latest statement of financial condition used in its final conversion prospectus. The liquidation account will be maintained for the benefit of eligible deposit account holders who continue to maintain their deposit accounts in the Bank after conversion. Only in the event of a complete liquidation will each eligible deposit account holder be entitled to receive a sub account balance for deposit accounts then held before any liquidation distribution may be made with respect to common stock. Dividends paid by the Bank subsequent to the conversion cannot be paid from this liquidation account

The Bank may not declare or pay a cash dividend on or repurchase any of its common stock if its net worth would thereby be reduced below either the aggregate amount then required for the liquidation account or the minimum regulatory capital requirements imposed by federal and state regulations.

                               BOC FINANCIAL CORP.
                            COMMON STOCK INFORMATION
--------------------------------------------------------------------------------


The Company's stock began trading on April 28, 1998. There are 805,000 shares of common stock outstanding which were held by approximately 300 stockholders of record (excluding shares held in street name) on December 31, 2000. The Company's common stock is listed over-the-counter through the National Daily Quotation System "Electronic Bulletin Board" under the symbol "BOCF." IJL/Wachovia Securities and Trident Securities, a division of McDonald Investments, Inc., are the market makers for the Company's common stock. The following table reflects the stock trading and dividend payment frequency of the Company for the years ended December 31, 2000 and 1999.

                                                          Stock price                   Dividends, per share
                                                  ----------------------------      -------------------------------
                                                      High             Low             Regular           Special
                                                  ------------   -------------      ------------    ---------------
For the year ended December 31, 2000:
First quarter ending March 31                       $  5.25         $  4.50             $  .05          $      -
Second quarter ending June 30                       $  5.25         $  4.06             $  .05          $      -
Third quarter ending September 30                   $  4.75         $  4.50             $  .05          $      -
Fourth quarter ending December 31                   $  5.12         $  4.56             $  .05          $      -

For the year ended December 31, 1999:
First quarter ending March 31                       $  9.88         $  9.00             $    -          $      -
Second quarter ending June 30                       $  9.75         $  9.00             $  .05          $      -
Third quarter ending September 30                   $  9.63         $  8.75             $  .05          $      -
Fourth quarter ending December 31                   $  8.75         $  5.25             $  .05          $  3.50

                               BOC FINANCIAL CORP.
                              CORPORATE INFORMATION
--------------------------------------------------------------------------------


                               Executive Officers

Stephen R. Talbert                John A. Drye                Henry H. Land
President and CEO                Vice President          Secretary and Treasurer

                                    Directors

                               Stephen R. Talbert
                                    Chairman

Lynne Scott Safrit                                            Susan Linn Norvell
President, Atlantic American Properties, Inc.                          Homemaker

John A. Drye                                                       Henry H. Land
Co-Owner, Clay Wright Insurance Agency           Partner, McClary, Stocks, Smith
                                                              and Land, PA, CPAs


      Stock Transfer Agent                         Annual Meeting

 Registrar and Transfer Company        The annual meeting of stockholders of
        10 Commerce Drive             BOC Financial Corp. will be held at 2:00
       Cranford, NJ 07016                p.m. on May 8, 2001 at Bank of the
                                         Carolinas, 107 South Central Ave.,
                                                    Landis, NC.


      Special Legal Counsel                         Form 10-KSB

        Gaeta & Glesener               A copy of Form 10-KSB as filed with the
        Attorneys at Law               Securities and Exchange Commission will
808 Salem Woods Drive, Suite 201       be furnished without charge to the
        Raleigh, NC 27615              Company's stockholders for the Company's
                                       most recent fiscal year upon written
                                       request to Stephen R. Talbert,
                                       President, BOC Financial Corp., 107
                                       South Central Ave, Landis, NC 28088.



      Independent Auditors                    Corporate Office

         Dixon Odom PLLC                   107 South Central Ave.
        408 Summit Drive                      Landis, NC 28088
        Sanford, NC 27330


                            Disclaimer

This annual report has not been reviewed or confirmed for accuracy or relevance by the Federal Deposit Insurance Corporation.